As filed with the United States Securities and Exchange Commission on February 19, 2021.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GAIN THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	2834	85-1726310
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Gain Therapeutics, Inc.
4800 Hampden Lane, Suite 200
Bethesda, MD 20814
(301) 500-1556
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Eric I. Richman
Chief Executive Officer
Gain Therapeutics, Inc.
4800 Hampden Lane, Suite 200
Bethesda, MD 20814
(301) 500-1556
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Andrea L. Nicolás, Esq. Jeremy London, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000	Michael D. Maline DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 (212) 335-4500
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
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Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	$40,000,000	$4,364.00
(1)	Includes shares which may be sold pursuant to the underwriters’ option to purchase additional shares, solely to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS, DATED FEBRUARY 19, 2021
    Shares

Common Stock
$   per share
This is the initial public offering of shares of common stock of Gain Therapeutics, Inc. We are offering  shares of our common stock.
Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share of common stock will be between $   and $  . We will apply to list our common stock on the Nasdaq Global Market under the symbol “GANX.”
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, and will be subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See “Summary—Implications of Being an Emerging Growth Company and Smaller Reporting Company.”
Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 14.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions(a)	$	$
Proceeds, before expenses, to Gain Therapeutics, Inc.	$	$
(a)	See “Underwriting” for a complete description on the compensation payable to the underwriters.
We have granted the underwriters the option for a period of 30 days to purchase up to an additional  shares of common stock at the initial price to the public less the underwriting discount.
The underwriters expect to deliver the shares against payment in New York, New York on   , 2021 through the book-entry facilities of The Depository Trust Company.
BTIG	Oppenheimer & Co.

National Securities Corporation
Prospectus dated   , 2021

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any related free writing prospectuses. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date regardless of the time of delivery of this prospectus or any sale of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States. See “Underwriting.”
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ABOUT THIS PROSPECTUS
Basis of Presentation
On July 20, 2020, we consummated the corporate reorganization as described in this prospectus under the section titled “Certain Relationships and Related Party Transactions—Corporate Reorganization with GT Gain Therapeutics SA,” pursuant to which all of the issued and outstanding stock of GT Gain Therapeutics SA, a Swiss company formed in 2017, were exchanged for common stock or preferred stock, as applicable, of Gain Therapeutics, Inc., the issuer of the common stock being offered in this offering (the “Corporate Reorganization”). As a result of the Corporate Reorganization, GT Gain Therapeutics SA became a wholly-owned subsidiary of Gain Therapeutics, Inc., a holding company incorporated under the laws of the state of Delaware.
The Corporate Reorganization is accounted for as a recapitalization for accounting purposes, with GT Gain Therapeutics SA as the predecessor entity. For periods and at dates prior to the Corporate Reorganization, the financial statements included in this prospectus were prepared based on the historical financial statements of GT Gain Therapeutics SA, adjusted to give retroactive effect to the share exchange transaction for all periods presented.
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Market, Industry, and Other Data
This prospectus includes statistics and other data relating to markets, market sizes and other industry data pertaining to our business that we have obtained from industry publications, surveys and other information available to us as well as our own estimates based on our management’s knowledge of, and experience in, the industry and markets in which we compete. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications and reports, based on our industry experience we believe that the publications are reliable, the conclusions contained in the publications and reports are reasonable and the third-party information included in this prospectus and in our estimates is accurate and complete. Nevertheless, market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market. In addition, the value of comparisons of statistics for different markets is limited by many factors, including that (i) the markets are defined differently, (ii) the underlying information was gathered by different methods, and (iii) different assumptions were applied in compiling the data. Accordingly, the market statistics included in this prospectus should be viewed with caution. We believe that information from these industry publications included in this prospectus is reliable.
Certain statistical data estimates and forecasts contained in this prospectus are based on the following independent industry publications or reports:
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Grand View Research, Enzyme Replacement Therapy Market Size, Share & Trends Analysis Report By Enzyme (Pancreatic Enzymes, Agalsidase Beta), By Therapeutic Condition, By Route Of Administration, By End Use, And Segment Forecasts, 2019-2026, October 2019;

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Fortune, Neurodegenerative Diseases Drugs Market Size, Share and Industry Analysis By Drug Class (Immunomodulator, Interferons, Decarboxylase Inhibitors, Dopamine Agonists, Others), By Disease Indication (Multiple Sclerosis, Parkinson’s Disease, Alzheimer’s Disease, Spinal Muscular Atrophy (SMA), Others), By Route of Administration (Oral, Injection, Transdermal, Others), By End User and Regional Forecast 2019-2026; June 2019.

Trademarks, Service Marks, and Trade Names
This prospectus includes our trademarks, and trade names, including but not limited to Site-Directed Enzyme Enhancement Therapy, or SEE-TxTM, which are protected under applicable intellectual property laws. This prospectus also may contain trademarks, service marks, trade names, and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names, and copyrights referred to in this prospectus are listed without the TM, SM, ©, and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names, and copyrights.
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SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in shares of our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section immediately following this summary, “Cautionary Statement Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus, before making an investment decision to purchase shares of our common stock. Unless the context otherwise requires, all references to “Gain,” “we,” “us,” “our,” the “Company” and similar designations refer to Gain Therapeutics, Inc, a Delaware company, and its wholly-owned Swiss subsidiary, GT Gain Therapeutics SA.
Overview
We are a development stage biotechnology company developing novel therapeutics to treat diseases caused by protein misfolding, with an initial focus on lysosomal storage disorders (“LSDs”), including rare genetic diseases and neurological disorders. We use our exclusively in-licensed proprietary platform, Site-Directed Enzyme Enhancement Therapy (“SEE-Tx”), to discover novel allosteric sites on misfolded proteins and identify proprietary small molecules that bind these sites and restore protein folding, potentially treating the underlying disease. These small molecule binding sites, away from the protein’s active areas, are called allosteric sites. We believe targeting the allosteric binding site instead of the active binding site can provide a number of advantages: superior regulation of misfolded proteins implicated in disease, enhanced specificity by being non-competitive with the natural substrate and the potential for molecules with favorable drug-like properties. While the SEE-Tx platform is novel and has not been used to develop approved drugs yet, these advantages have the potential to ultimately enhance both tolerability and response.
As of February 19, 2021, we have already identified and filed three patent applications and one provisional patent application (such applications do not cover the United States) for our novel Structurally Targeted Allosteric Regulators (“STARs”), which are small molecules with the potential to treat diseases with high unmet medical need for which there are currently few or no available therapies. These diseases include Morquio B, GM1 Gangliosidosis (GM1), neuronopathic Gaucher disease, GBA1 Parkinson’s disease, Krabbe disease and Mucopolysaccharidosis type 1.
We are currently advancing the development of our STAR candidates through preclinical studies where we will continue to identify optimal lead compounds for each indication that we will advance into clinical trials. Through academic partnerships, co-development and licensing arrangements, we intend to develop a broad pipeline of therapeutics to catalyze a new approach to the treatment of diseases caused by misfolded enzymes. We expect to obtain additional preclinical data and commence IND-enabling studies for lead compound candidates beginning 2021, at which point we will begin the process to prepare and submit investigational new drug, or IND, submissions to the FDA seeking clearance to commence clinical research.

Protein Misfolding and Disease
Proteins are large biomolecules that have a vast array of functions in different cell types in the body. Enzymes are a type of protein that accelerate and facilitate chemical reactions inside of cells by acting on substrates and converting those substrates into different chemical products. To perform their function in the body, enzymes and other proteins must be folded into the correct three-dimensional shape. Misfolded enzymes may not function properly, which can lead to the toxic accumulation of unprocessed substrate which is the cause of many rare genetic diseases, including LSDs and some neurodegenerative diseases such as certain forms of Parkinson’s disease. Enzyme misfolding may arise from genetic mutations that disrupt the folding pattern as well as from cellular stress due to aging and inflammation. Therapeutic small molecules that facilitate the folding of enzymes into their correct shape can restore function and the proper processing of substrate. As illustrated below, in LSDs, the gene that codes for an enzyme is mutated and results in a misfolded enzyme. The misfolded enzyme cannot traffic through the cell resulting in toxic protein accumulation. We believe that our STARs will have the ability to bind to the allosteric site of the defective enzyme and restore wild type activity and thus serve as potential therapeutic treatments for diseases.

ENDOPLASMIC RETICULUM (ER)
NUCLEUS
Misfolded protein
Enzyme retained in ER
GOLGI APPARATUS
Rescue of folding
Structurally Targeted Allosteric Regulators (STARs)
LYSOSOMES
Diseased Lysosome
Functional Lysosome
Enzyme dysfunction
Enhanced enzymatic activity
Toxic substrate accumulation
Substrate elimination
Tissue damage and disease development
Disease improvement

Limitations on Current Therapeutic Treatments
Current therapeutic approaches to address misfolded enzymes have inherent limitations. In standard chaperone therapy, the drug binds to the active site of the enzyme or other target protein which impairs the protein’s function to some degree by competing with the active substrate, decreasing efficacy and potentially leading to selectivity issues. Other treatments such as enzyme replacement therapy, or ERT, in which new functional enzymes are infused into the patient, are not optimal for treating neurological conditions because currently available ERT cannot cross the blood-brain barrier. Gene therapy, which aims to create new, functional enzymes, is not readily accepted for treating neurological conditions because the procedure is invasive in nature and the efficacy of treating neurological conditions remains to be established. Given these limitations on current therapies, we believe patients would benefit from a new therapeutic approach both on its own and, potentially, in combination with existing therapies.
We believe our therapeutic approach represents a potentially significant change from current approaches by addressing protein misfolding using our efficient and proprietary ability to identify previously undiscovered allosteric sites and compounds that avoid the active sites of enzymes and cross the blood-brain barrier or penetrate other hard-to-treat organs such as bone and cartilage. Additionally, our approach enables the less-invasive process of oral administration.

Our Platform – Computational Identification Approach
Overview
Our exclusively in-licensed and proprietary SEE-Tx platform allows us to identify previously undiscovered sites on an enzyme where a small molecule can attach and potentially facilitate the enzyme into the correct folding pathway, all without disrupting its function. We refer to the small molecules we identify that bind to these allosteric sites as STARs to reflect their mechanism of action and how they are discovered.

Allosteric Site Identification
Using the three-dimensional structure of enzymes and our computational technology, our SEE-Tx platform identifies and maps, through molecular simulations, previously uncharacterized binding sites called “binding hotspots.” These are key areas on the protein surface where a small molecule can potentially bind. The amount, density, nature and quality of these hotspots determine the druggability of the protein, that is, if the drug-like small molecules can effectively bind to the particular site with an appropriate potency. We then use our proprietary structure-based virtual screening methodology to filter a pool of seven to ten million commercially-available compounds to identify those that may potentially bind to the hotspot and have a functional effect. Using this information, we develop structural templates to guide the development of a narrowed pool of unique and proprietary small molecules that bind to the newly discovered allosteric sites and could potentially facilitate the enzyme into the correct folding structure and treat diseases.
As illustrated below, we believe our ability to identify and target previously uncharacterized allosteric binding sites has the potential to ultimately enhance both tolerability and response.

STAR Identification – Our Molecular Hypothesis
We believe our STAR identification process is a more efficient and effective drug discovery tool than random screening because we use a validated-target approach. In random screening, very large libraries of molecules are tested for their ability to perform a specific function such as binding to a target. This approach typically results in a large number of positive responses that must then be laboriously screened to identify product candidates that are worth pursuing. In contrast, every small molecule generated by our platform is analyzed based on a two-part molecular hypothesis: (i) the restoration of the function of the target enzyme could be a treatment for the disease and (ii) our SEE-Tx platform could identify druggable allosteric binding sites that could be exploited to restore the enzyme’s functional activity. This validated-target approach confers a great advantage during the lead compound optimization process compared to random screening approaches. The lead compound optimization (“Lead OP”) process is the process by which drug candidates are synthetically refined from their original state into an agent that is safer, more potent and more useful. The goal during the lead optimization stage is to maintain favorable properties in lead compounds, while improving on deficiencies in lead structure. We can identify an allosteric site in five to six weeks, screen hits in two to three weeks and validate compounds in two to three months. In addition, compared to random screening, our validated-target approach is less expensive and requires less time to produce results with a higher success rate because this approach eliminates a number of false-hits by requiring each output to meet our two-part molecular hypothesis.
We believe each STAR has high specificity to its allosteric binding site and does not interact with the active site of the enzyme target, which is designed to enhance both tolerability and response. Our technology allows us to identify STARs that have the ability to bind to both mutant and wild-type enzymes. Because they are small molecules, STARs can be administered orally, have the ability to cross the blood-brain barrier and enter hard-to-treat tissues such as bone and cartilage. We believe the ability to cross the blood-brain barrier is essential to effectively treat diseases with neurological symptoms. In addition, we believe our STARs could be used in combination with ERT or gene therapy approaches to more completely address the patient’s needs.
Our Pipeline of STARs
We are leveraging our SEE-Tx technology platform to develop a pipeline of novel drug candidates to address diseases caused by protein misfolding. We are initially focusing on several LSDs with high unmet medical need, with the ability to expand our pipeline as we continue to discover new targets. We have entered into a number of academic collaborations to advance the development of our programs, such as with the University of Minnesota and the University of Maryland; these collaborations are understandings to work together in the research of specific demyelinating diseases and neither we, nor the institutions we collaborate with, are under contractual obligations to continue the collaboration and all parties retain their respective intellectual property. Additionally, in June 2020, we entered into a two-year research collaboration agreement with Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo”) for the research and development of structurally targeted allosteric regulators to restore functional activity of defective lysosomal enzymes in rare genetic and demyelinating diseases.

GLB Enzyme-Related Disorders: GM1 Gangliosidosis and Morquio B
We are investigating restoration of GLB function as a treatment for GM1 and Morquio B. GLB is an enzyme found in lysosomes, which are compartments within cells that digest and recycle different types of molecules, especially toxic ones. GLB is essential for the breakdown of GM1 and keratan sulfate, which serve important functions in the brain and other tissues. Misfolding of GLB allows these substrates to build up to toxic levels and lead to the diseases GM1 and Morquio B.
Currently, there are no cures for these diseases. Currently available treatment options include substrate reduction therapy, which cannot cross the blood-brain barrier or reach either bone or cartilage and can therefore only help manage select symptoms. Additionally, while gene therapy approaches are being explored, they are still in early clinical development, require surgical procedures and are prone to immunological responses from the vectors. Conversely, our STARs in our GLB1 program are designed to cross the blood-brain barrier, and STARs in our GM1 program are designed to penetrate bone tissue, which is an important target tissue for treatment of Morquio B.
We have identified novel STARs targeting GLB, and the four most promising compounds have been selected as leads: GT-00413, GT-00493, GT-00513 and GT-00546. Data from our preclinical studies have shown that our STARs do not inhibit the normal activity of GLB in healthy cells, whereas competitive chaperone compounds typically do. Preclinical studies indicate that our STARs help mutated β-galactosidase escape premature degradation and travel to the lysosome where it can perform its catalytic activity. In addition, preclinical studies of these STARs in GM1-affected cells and Morquio B-affected cells show an increase in GLB activity and a reduction in the accumulation of a GM1 ganglioside substrate.
GCase Enzyme-Related Disorders: Neuronopathic Gaucher Disease and GBA1 Parkinson’s Disease
We are investigating the restoration of GCase enzymatic function as a treatment for neuronopathic Gaucher disease (nGD), a LSD. Unlike other types of Gaucher disease, none of the existing therapeutics are effective in treating nGD. GCase is an enzyme encoded by the GBA1 gene and found in lysosomes that is needed to breakdown the large molecule glucocerebroside (a component of the cell membrane) into sugar and fat. The misfolding of GCase can lead to accumulation of these substrates to toxic levels in the liver, spleen, bone marrow and nervous system and can result in lysosomal storage and neurodegenerative diseases.
The GCase mutation most commonly associated with nGD is also found in the most pathogenic form of Parkinson’s disease. Reduced GCase activity may enhance the risk for Parkinson’s disease by facilitating alpha-synuclein accumulation, which is a pathological hallmark of Parkinson’s disease. As a result, we are also investigating restoration of GCase function in patients with GBA1 Parkinson’s disease (GBA1+PD). Currently, there is no cure for nGD or for GBA1+PD, and there are very limited treatment options. Current treatments such as ERT cannot address central nervous system symptoms because they cannot cross the blood-brain barrier, unlike our STARs.
We have identified novel STARs targeting GCase and are continuing characterization of our most promising compounds. Data from our preclinical studies have shown that in normal cell lysates these STARs do not inhibit the normal activity of GCase, while competitive chaperone compounds typically do. In transfected cells with either normal GCase expression or GCase with relevant mutations, STARs increase lysosomal GCase. In addition, preclinical studies of these STARs in both healthy and GCase-affected cells show a dose-dependent increase in GCase activity and in a relevant neuronal model a reduction in the accumulation of toxic GCase substrate in Gaucher patient-derived fibroblasts was observed. A reduction of alpha-synuclein accumulation was also observed in the same neuronal model as well as two other neuronal in vitro models. A preclinical in vivo animal study indicated that these STARs enhance GCase wild-type enzyme activities and a rotenone induced Parkinson’s disease animal demonstrated that oral administration of STARs lead to depletion of alpha-synuclein, increase in tyrosine hydroxylase and improvement in locomotor activity.
IDUA Enzyme-Related Disorders: Mucopolysaccharidosis Type 1
We are investigating restoration of IDUA function as a treatment for Mucopolysaccharidosis type 1 (MPS 1). IDUA is an enzyme in lysosomes needed to breakdown large sugar molecules called glycosaminoglycans (GAGs), especially heparan sulfate and dermatan sulfate. The misfolding of IDUA can allow substrate to build up to toxic levels in the bone and cartilage and can result in MPS 1. Currently, there is no cure for MPS 1, and the treatment options to address the underlying symptoms including ERT, laronidase, and bone marrow transplants, are limited.

We have identified a STAR targeting IDUA and are applying medicinal chemistry approaches to generate proprietary compounds. Preclinical studies of this molecule have shown that in healthy cells, this STAR can stabilize recombinant IDUA and increase its activity. Additionally, when this STAR is co-administrated with laronidase, there is a dose-dependent increase in IDUA activity levels in vitro and in mice. As we continue our development process, we will continue to evaluate partnership opportunities in which a strategic partner could help us to accelerate the development of our program, provide access to synergistic combinations, or provide expertise that could allow us to expand potential treatment applications.
GALC Enzyme-Related Disorders: Krabbe Disease
We are investigating the restoration of GALC function as a treatment for Krabbe disease. GALC is an enzyme in lysosomes needed to breakdown galactolipids, which are fats primarily found in the nervous system and kidneys. Among the galactolipids that GALC breaks down are galactosylceramide, which is an essential component of neuronal myelin, and psychosine which is formed during myelin production and is toxic to cells. The misfolding of GALC can result in the toxic accumulation of galactosylceramide, inhibiting myelin production, and of psychosine, leading to demyelination of cells and ultimately to Krabbe disease. There is currently no available cure for Krabbe disease. Current developments in invasive procedures such as bone marrow transplants have not been shown to provide significant neurological improvements. In addition, most gene therapy treatments in development are still in the preclinical stages.
We have identified several compounds that bind to allosteric sites on GALC and stabilize the enzyme in vitro. We are continuing our development of these promising molecules.
Our Key Strengths and Competitive Advantages
We believe that we have a number of key strengths driven by our SEE-Tx platform and highly experienced team and deep expertise. These strengths uniquely position us to develop therapeutics for various protein misfolding diseases, successfully implement our strategy outlined below, and positively transform the lives of patients suffering from these life-threatening diseases.
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SEE-Tx, our in-licensed proprietary, efficient and transformative technology platform. SEE-Tx addresses a unique challenge: the identification of small-molecule drugs that can usher their protein targets into the correct folding pathway and protect them from unfolding, thus potentially providing novel treatment options for protein misfolding diseases. We believe SEE-Tx provides several unique advantages:

Novel allosteric site identification. SEE-Tx has allowed us to identify and exploit novel allosteric sites that historically were not targeted with small molecules.
Efficiency. The computational platform allows us to quickly select allosteric site targets with the greatest potential, scan millions of commercially-available compounds and identify initial hit compounds with minimal monetary and human capital investment. We can identify an allosteric site in five to six weeks, screen hits in two to three weeks and validate compounds in a couple of months.
Validated-target approach. SEE-Tx allows every molecule we test to be based on our two-part molecular hypothesis. This rational approach confers a great advantage during lead optimization compared to random screening approaches.
Proprietary small molecules. SEE-Tx allows us to only work on target sites that can yield molecules with suitable pharmacokinetic properties. This includes the ability to cross the blood-brain barrier. These small molecules do not block the natural function of the target protein (i.e., do not bind to the active site of the enzyme), providing a wider therapeutic window and simpler dose regimes due to the bioavailability nature of the drug. We believe this is essential to achieve efficacy in diseases with neurological manifestations.
Flexible technology. SEE-Tx can be adapted to the specific druggability and unique hit identification requirements for each program.
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We have an experienced management team and board of directors with global and broad-based scientific, medical and commercial expertise. Our senior management team and international board of directors have valuable global and diversified expertise in the biotech and pharmaceutical industries and orphan, metabolic and central nervous system (“CNS”) diseases space both from a scientific perspective, product development and commercial perspective. Members of our management team have experience advancing pharmaceutical products from discovery stage through to commercialization. Senior representatives of the management derive their experience among others from companies, such as Vifor Pharma, Helsinn Healthcare, PwC, Jazz Pharmaceuticals, Pharmacia & Upjohn, Newron Pharmaceuticals and MedImmune. As scientific expertise is a cornerstone to our business model, our board of directors (the “board of directors”) is comprised of industry experts with experience from companies focused on small molecules, rare and niche diseases, and CNS diseases, including Sanofi, SmithKline Beecham, Pfizer, Salmedix, Sarepta Therapeutics, Collegium Pharmaceutical, Vasopharm, MedImmune, LEV Pharma, Minerva Bioscience Inc and ADMA biologics.
Our Strategy
Our vision is to redefine drug discovery, with the goal of developing and ultimately commercializing therapies that dramatically and positively transform the lives of patients suffering from life-threatening rare diseases and CNS disorders with limited or no approved treatment options. Patients are considered in every decision we make. Our goal is to expedite preclinical studies of our lead product candidates to advance them into clinical trials with the goal of commercializing treatments for these diseases if our product candidates are approved.
Key elements of this strategy include:
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Advance our lead product candidates into clinical development. We are focused on applying our in-licensed and proprietary SEE-Tx platform to discover and develop new small molecule drugs to treat diseases resulting from protein misfolding and to improve outcomes for patients with these serious, life-threatening conditions. We hold worldwide development and commercial rights to our product candidates and believe we have selected optimal product candidates for certain indications based on extensive preclinical data, including data with disease-specific animal models and biomarkers, thus supporting the potential of clinical success of our product candidates. Our goal is to advance these product candidates into clinical trials. If our clinical trials are successful, we plan to meet with regulatory authorities to discuss whether expedited regulatory approval strategies would be available.

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Initially focus on rare, underserved indications for which we can have a transformative impact on patients’ lives. We believe that our ability to redefine drug discovery has the potential to have a transformative impact on rare, monogenic CNS disorders, LSDs, protein misfolding diseases and on patients’ lives, by providing them with a treatment for life-threatening diseases with no approved disease-modifying treatments.

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Expand our pipeline by identifying and developing additional product candidates and identifying additional target indications. We believe our differentiated therapeutic approach utilizing our SEE-Tx platform will allow us to address a broad range of rare, LSD and neurodegenerative disorders, thus expanding our pipeline. Approximately 70% of LSDs present as progressive neurodegenerative diseases, highlighting how vulnerable the central nervous system is to lysosomal dysfunction. Additionally, LSDs, through convergent pathogenic mechanisms, can aid our understanding of pathogenesis in more common neurodegenerative diseases, infectious diseases, cancers and other genetic diseases. We intend to continue to expand our pipeline in the area of rare diseases to provide multiple opportunities for clinical and commercial success and demonstrate the breadth of our platform’s abilities across multiple organ systems, tissues and therapeutic modalities. We believe that in the near-term we can direct our highly efficient platform technology to identify clinically relevant allosteric binding sites that lead to treatments for more prevalent indications where there is a genetic subset of patients that might benefit from small molecules such as metabolic diseases and other diseases caused by protein misfolding.

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Continue to expand our patent portfolio. We have made a significant investment in our patent portfolio to protect our technologies and programs and we intend to continue to do so. We have filed three patent applications and one provisional patent application for our STARs and have exclusive licenses for one additional patent related to our platform SEE-Tx (including the exploitation of SEE-Tx). We continue to actively pursue further patent protection and exclusivity opportunities. Our focus is on protecting our small molecule programs based on structurally targeted allosteric modulators. Protection is sought for a relevant scope to obtain commercial exclusivity in key geographies including the United States and Europe (via the European Patent Convention), as well as additional geographic areas of interest specific for each disease program. Currently, we have PCT, national phase applications or provisional patents for our core intellectual property. We currently do not have issued patents nor pending patent applications in the United States.

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Selectively enter into new discovery relationships with premier research institutions and commercial partners and expand our existing collaborations. Our current academic partners include the University of Minnesota, University of Maryland, University of Oxford, University of Graz, the University of Adelaide, the National Institute of Health, Universitá della Svizzera italiana, Telethon, University of Cambridge and the Children's Hospital of Pittsburgh. We strive to further develop our expertise within our therapeutic areas of interest through close collaborations with academic experts. Neither we nor the organizations we collaborate with are under any contractual obligation to work with one another and all parties retain their respective intellectual property. Additionally, in June 2020, we entered into a two-year research collaboration agreement with Sumitomo for the research and development of structurally targeted allosteric regulators to restore functional activity of defective lysosomal enzymes in rare genetic and demyelinating diseases. Through these partnerships, we support the advancement of molecular, pharmacological and clinical understandings of the relevant diseases and perform preclinical evaluations in various biological models. Through these collaborations, we are conducting a number of preclinical studies that provide insights into the precise mechanism of action of our product candidates and the improvement of therapeutic strategies for LSDs and CNS diseases. In connection with all of our partnerships and collaborations, we have the exclusive right to use the data generated by these arrangements, with the exception of certain of our arrangements with academic institutions, which allow those institutions to use such data for teaching, internal research and other non-commercial purposes.

•
Extend existing and establish new relationships with patients and patient advocacy groups. Patients are the core of what we do. We have been engaging with patients and advocacy groups (such as CureGM1, the National Tay-Sachs & Allied Diseases Association, Inc., the International Gaucher Alliance and MPS Lisosomales) since our inception and have acquired an intimate understanding of how we can positively impact their lives. These relationships deeply inform us as we develop and ultimately seek to commercialize our product candidates.

Risks Associated with our Business
Investing in our common stock involves substantial risks. Before you participate in this offering, you should carefully consider all of the information contained in this prospectus, including the information set forth under the heading “Risk Factors.” Some of the more significant risks include the following:
•	we have a history of operating losses and expect to incur losses for the foreseeable future. We may never generate revenues or, if we are able to generate revenues, achieve profitability;
•
we have a limited operating history and we expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance;

•	raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates;
•
if preclinical studies or clinical trials for our product candidates cannot be initiated or completed or if they are unsuccessful or delayed, we will be unable to meet our future development and commercialization goals;

•
the disorders we seek to treat have low prevalence and it may be difficult to identify patients with these disorders, which may lead to delays in enrollment for our trials or slower commercial revenue if approved;

•
our product candidates are novel and still in development. If we are unable to successfully develop, receive regulatory approval for and commercialize our current or future product candidates, our business will be harmed;

•
we have not tested any of our product candidates in clinical trials. Success in early preclinical studies or clinical trials may not be indicative of results obtained in later preclinical studies and clinical trials;

•	clinical trials required for our product candidates are expensive and time-consuming, may face enrollment challenges and their outcome is uncertain;
•	our business and operations may be adversely affected by the evolving and ongoing COVID-19 global pandemic;
•	we are subject to extensive and costly government regulation;

•	even if we obtain regulatory approval to market our product candidates, our product candidates may not be accepted by the market; and
•
we rely on a license to use the technology that is material to our business and if the agreements underlying the licenses were to be terminated or if other rights that may be necessary for commercializing our intended products cannot be obtained, it would halt our ability to market our products and technology, as well as have an immediate material adverse effect on our business, operating results and financial condition.

Corporate Information
We were incorporated under the laws of the state of Delaware on June 26, 2020 under the name Gain Therapeutics, Inc. On July 20, 2020, we consummated the Corporate Reorganization pursuant to which all of the issued and outstanding stock of GT Gain Therapeutics SA, a Swiss company formed in 2017, were exchanged for common stock or preferred stock, as applicable, of Gain Therapeutics, Inc. As a result of the Corporate Reorganization, GT Gain Therapeutics SA became a wholly-owned subsidiary of Gain Therapeutics, Inc., a holding company incorporated under the laws of the state of Delaware. Our principal executive offices are located at 4800 Hampden Lane, Suite 200, Bethesda, MD 20814. Our telephone number is (301) 500-1556. Our website address is http://www.gaintherapeutics.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:
•
we are required to have only two years of audited financial statements and only two years of related selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;
•
we are permitted to take advantage of extended transition periods for complying with new or revised accounting standards which allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies;

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” and
•
we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of this offering, or such earlier time that we are no longer an emerging growth company. If certain events occur prior to the end of such five-year period, including if we have more than $1.07 billion in annual gross revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We may choose to take advantage of some but not all of these reduced requirements. We have elected to adopt the reduced requirements with respect to our financial statements and the related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure. We have also elected to take advantage of the extended transition periods for complying with certain new or revised accounting standards. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity.
We are also a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING
Issuer
Gain Therapeutics, Inc.
Common stock offered by us
   shares
Underwriters’ option to purchase additional shares
We have granted the underwriters the option for a period of 30 days to purchase up to an additional     shares of common stock.
Common stock to be outstanding after this offering
    shares (or     shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $   (or approximately $   if the underwriters exercise their option to purchase additional shares in full) at an assumed initial public offering price of $   per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses.
We intend to use the net proceeds that we receive in this offering to advance our lead programs in preclinical studies and into clinical trials, to advance our discovery and candidate selection stage programs and for general corporate purposes. See “Use of Proceeds.”
Risk factors
Investing in our common stock involves substantial risks. See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our common stock.
Dividend policy
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. In addition, future debt instruments may materially restrict our ability to pay dividends on our common stock. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements of then-existing debt instruments and other factors our board of directors deems relevant. See “Dividend Policy.”
Listing
We will apply to list our common stock on the Nasdaq Global Market under the symbol “GANX.”

The number of shares of our common stock to be outstanding after completion of this offering is based on 8,736,125 shares of our common stock outstanding as of December 31, 2020, after giving effect to the automatic conversion of all outstanding shares of (i) our Series A Preferred Stock (the “Series A Preferred Stock”) into 1,346,390 shares of our common stock and (ii) our Series B Preferred Stock (the “Series B Preferred Stock”) into 3,366,999 shares of our common stock, referred to herein as the Preferred Conversion, and excludes:
•	1,310,000 shares of common stock reserved for future issuance under our share option plans as described in “Executive Compensation—Incentive Arrangements.”
•
the exercise of warrants to purchase 269,360 shares of our common stock outstanding as of December 31, 2020, which will result in the issuance of 269,360 shares of common stock in connection with this offering;

•	488,000 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2020, at a weighted average exercise price of $2.97 per share.
Unless otherwise indicated or the context otherwise requires, all information in this prospectus assumes or gives effect to:
•	a -for- stock split to be effected on , 2021;
•	the effectiveness of our restated certificate of incorporation and restated bylaws in connection with the completion of this offering;
•	no exercise by the underwriters of their option to purchase up to additional shares of common stock from us to cover over-allotments; and
•	an initial public offering price of $ per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus.

SUMMARY FINANCIAL DATA
The following tables summarize our selected financial and other data. The summary consolidated statements of operations data presented below for the years ended December 31, 2020, 2019, 2018 and the balance sheet data as of December 31, 2020 and 2019 are derived from our audited consolidated financial statements included elsewhere in this prospectus. For periods and at dates prior to the Corporate Reorganization, our financial statements were prepared based on the historical financial statements of GT Gain Therapeutics SA.
Our historical results are not necessarily indicative of the results that may be expected in any future period. You should read the following summary consolidated financial data together with the information in the sections titled “Use of Proceeds,” “Selected Historical Financial Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.
	Year Ended December 31,
	2020	2019	2018
Revenues:
Other income	$28,881	$41,301	$20,609
Total revenues	28,881	41,301	20,609
Operating expenses:
Research and development	2,259,204	1,586,245	826,880
General and administrative	1,249,126	555,165	222,047
Total operating expenses	3,508,330	2,141,410	1,048,927
Loss from operations	(3,479,449)	(2,100,109)	(1,028,318)
Interest (income)/expense, net	(3,637)	20,540	52,477
Foreign exchange (gain)/loss, net	96,484	65,682	14,964
Loss before income tax provision	(3,572,296)	(2,186,331)	(1,095,759)
Income tax provision	5,386	7,114	9,781
Net loss	(3,577,682)	(2,193,445)	(1,105,540)
Net loss per ordinary share:
Basic and diluted loss per share	(1.17)	(0.97)	(0.49)
Weighted-average ordinary shares used in per share calculations – basic and diluted	3,046,355	2,250,000	2,250,000
Pro forma net loss per share attributable to common stockholders - basic and diluted(2)	(0.61)	(0.68)	—
Pro forma weighted-average common shares outstanding - basic and diluted	5,860,140	3,243,440	—
	Year Ended December 31,
	2020	2019	2018
Cash and cash equivalents:	$7,492,910	$303,320	$400,694
Total current assets	8,987,828	429,525	494,638
Total non-current assets	616,530	230,761	316,996
Total current liabilities	2,114,831	879,052	530,786
Total non-current liabilities	1,287,538	231,090	1,231,756
Total stockholders’ equity (deficit)	6,201,989	(449,856)	(950,908)
2
The unaudited pro-forma basic and diluted net loss per share attributable to common stockholders has been computed using the weighted-average number of common shares outstanding after giving pro-forma effect to the conversion of all outstanding shares of convertible preferred stock into shares of common stock, as if such conversion had occurred at the beginning of the period presented or the date of original issuance, whichever is later. As of December 31, 2018, there were no shares of convertible preferred stock issued and outstanding. As of December 31, 2019, there were 993,440 shares of Series A Preferred Stock issued on February 18, 2019. As of December 31, 2020, there were 1,346,390 shares of Series A Preferred Stock and 3,366,999 Shares of Series B Preferred Stock issued and outstanding. For the years ended December 31, 2020, 2019 and 2018, see Note 17 to our audited consolidated financial statements appearing elsewhere in this prospectus for further details on the calculation of pro forma basic and diluted net loss per share attributable to common stockholders.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus. The risks described below are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition and results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.
Risks Related to Our Business
We have a history of operating losses and expect to incur losses for the foreseeable future. We may never generate revenues or, if we are able to generate revenues, achieve profitability.
We are focused on product development, and we have not generated any revenues to date. We have incurred losses in each year of our operations, and we expect to continue to incur operating losses for the foreseeable future. These operating losses have adversely affected and are likely to continue to adversely affect our working capital, total assets and shareholders’ equity.
We and our prospects should be examined in light of the risks and difficulties frequently encountered by new and early-stage companies in new and rapidly evolving markets. These risks include, among other things, the speed at which we can scale up operations, our complete dependence upon development of our product candidates that currently have no market acceptance, our ability to establish and expand our brand name, our ability to expand our operations to meet the commercial demand of our clients, our development of and reliance on strategic and customer relationships and our ability to minimize fraud and other security risks.
The process of developing our product candidates requires significant preclinical, clinical and regulatory development. In addition, commercialization of our product candidates will require that we obtain necessary regulatory approvals and establish sales, marketing and manufacturing capabilities, either through internal hiring or through contractual relationships with others. We expect to incur substantial losses for the foreseeable future as a result of anticipated increases in our research and development costs, including costs associated with conducting preclinical studies and clinical trials and regulatory compliance activities.
We expect to incur substantial additional operating expenses over the next several years as our research, development, preclinical studies and clinical trial activities increase. The amount of future losses and when, if ever, we will achieve profitability are uncertain. We have no products that have generated any commercial revenue, do not expect to generate revenues from the commercial sale of products in the near future, and might never generate revenues from the sale of products. Our ability to generate revenue and achieve profitability will depend on, among other things, successful completion of preclinical development and testing and clinical trials of our product candidates; obtaining necessary regulatory approvals from the FDA; establishing manufacturing, sales and marketing arrangements with third parties; successfully commercializing our products; establishing a favorable competitive position; and raising sufficient funds to finance our activities. Many of these factors will depend on circumstances beyond our control. We might not succeed at any of these undertakings. If we are unsuccessful at some or all of these undertakings, our business, prospects and results of operations may be materially adversely affected.
We have a limited operating history and we expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.
We are a preclinical stage biopharmaceutical company with a limited operating history. Our operations to date have been primarily limited to organizing and staffing our company, acquiring, developing and securing our proprietary technology and preclinical development of our product candidates. We have not yet begun or successfully completed any clinical trials, completed Investigational New Drug (“IND”) enabling or Good Laboratory Practice (“GLP”) compliant studies for any of our target enzymes, manufactured our products at clinical or commercial scale or conducted sales and marketing activities that will be necessary to successfully commercialize our product candidates. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history or commercialized products. Our financial condition has varied significantly in the past and will continue to fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include other factors described elsewhere in this prospectus and also include, among other things:
•	our ability to obtain additional funding to develop our product candidates;
•	our ability to conduct and complete preclinical studies, including GLP-compliant and IND-enabling preclinical studies;
•	delays in the commencement, enrollment and timing of clinical trials;
•	the success of our preclinical studies and clinical trials through all phases of development;
•	any delays in regulatory review and approval of product candidates in clinical development;
•	our ability to obtain and maintain regulatory approval for our product candidates in the United States and foreign jurisdictions;
•
potential toxicity and/or side effects of our product candidates that could delay or prevent commercialization, limit the indications for any approved drug, require the establishment of risk evaluation and mitigation strategies (“REMS”), or cause an approved drug to be taken off the market;

•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	market acceptance of our product candidates;
•	competition from existing products, new products or new therapeutic approaches that may emerge;
•	the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for our products;
•	our ability to leverage our proprietary technology platform to discover and develop additional product candidates;
•	our ability and our licensors’ abilities to successfully obtain, maintain, defend and enforce intellectual property rights important to our business; and
•	potential product liability claims;
Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.
Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.
Until such time, if ever, as we can generate substantial revenue, we may finance our cash needs through a combination of equity offerings, government or private party grants, debt financings and license and collaboration agreements. We do not currently have any other committed external sources of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams or product candidates, grant licenses on terms that may not be favorable to us or commit to future payment streams. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization
If preclinical studies or clinical trials for our product candidates are unsuccessful or delayed, we will be unable to meet our future development and commercialization goals.
We rely and expect to continue to rely on third parties, including contract research organizations, or CROs, and outside consultants, to conduct, supervise or monitor some or all aspects of preclinical studies and clinical trials involving our product candidates. We have less control over the timing and other aspects of these preclinical studies and clinical trials than if we performed the monitoring and supervision entirely on our own. Third parties may not perform their responsibilities for our preclinical studies and clinical trials on our anticipated schedule or, for clinical trials, consistent with a clinical trial protocol. To date, we have not conducted any IND-enabling studies or GLP compliant preclinical studies. We may not be able to initiate or successfully complete those studies in the future which could delay or restrict the advancement of our programs into the clinic. Delays in preclinical studies and clinical trials could significantly increase our product development costs and delay product commercialization. In addition, many of the factors that may cause, or lead to, a delay in the clinical trials may also ultimately lead to denial of regulatory approval of a product candidate.
The commencement of clinical trials can be delayed for a variety of reasons, including delays in:
•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;
•	reaching agreement on acceptable terms with prospective CROs and study sites;
•	developing a stable formulation of a product candidate;
•	manufacturing sufficient quantities of a product candidate; and
•	obtaining institutional review board (“IRB”) approval to conduct a clinical trial at a prospective site.
Once a clinical trial has begun, it may be delayed, suspended or terminated by us or the FDA or other regulatory authorities due to a number of factors, including:
•	ongoing discussions with the FDA or other regulatory authorities regarding the scope or design of our clinical trials;
•	failure to conduct clinical trials in accordance with regulatory requirements;
•	lower than anticipated recruitment or retention rate of patients in clinical trials;
•	inspection of the clinical trial operations or study sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;
•	lack of adequate funding to continue clinical trials;
•	negative results of clinical trials;
•	investigational drug product out-of-specification; or
•	nonclinical or clinical safety observations, including adverse events and SAEs.
If clinical trials are unsuccessful, and we are not able to obtain regulatory approvals for our product candidates under development, we will not be able to commercialize these products, and therefore may not be able to generate sufficient revenues to support our business.
The disorders we seek to treat have low prevalence and it may be difficult to identify patients with these disorders, which may lead to delays in enrollment for our trials or slower commercial revenue if approved.
Genetically defined disorders generally, and especially those for which our current product candidates are targeted, have low incidence and prevalence. For example, the reported incidence of infantile GM1 is approximately 1.4 in 100,000 live births and the incidence of Krabbe disease is approximately 2.6 in 100,000 births. While certain states currently have mandatory newborn genetic screening for Krabbe disease, there is no mandatory screening for GM1. Without mandatory screening, it may be difficult for us to identify a sufficient number of eligible patients to conduct our clinical trials. These could be significant obstacles to the timely recruitment and enrollment of a sufficient number of eligible patients into our trials. Further, we expect to rely in part on relationships with clinical centers of excellence, key opinion leaders and patient advocacy groups to assist in identifying eligible patients, and any deterioration of those relationships could impede our ability to successfully enroll patients. Patient enrollment may be affected by other factors including:
•	the severity of the disease under investigation;
•	design of the study protocol;
•	the eligibility criteria for the trial;

•	the perceived risks, benefits and convenience of administration of the product candidate being studied;
•	our efforts to facilitate timely enrollment in clinical trials;
•	the availability of other clinical trials being conducted for the same indication;
•	the patient referral practices of physicians; and
•	the proximity and availability of clinical trial sites to prospective patients.
Our inability to enroll a sufficient number of patients with these diseases for our future clinical trials would result in significant delays and could require us to not initiate or to abandon clinical trials for one or more indications altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing.
Additionally, the reported number of people who have GM1, Krabbe disease and other indications we aim to treat, as well as the people with these diseases who have the potential to benefit from treatment with our product candidates, are based on estimates. The total addressable market opportunity for our product candidates will ultimately depend upon, among other things, the final approved product labeling for each of our product candidates, if our product candidates are approved for sale in our target indications, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients globally may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our products, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business.
Our product candidates are novel and still in development. If we are unable to successfully develop, receive regulatory approval for and commercialize our current or future product candidates, our business will be harmed
Because the SEE-Tx platform remains untested and our product candidates are in early stages of development, they will require extensive preclinical and clinical testing. None of our product candidates are currently ready for clinical trials. Our drug development methods may not lead to commercially viable drugs for any of several reasons. Also, third parties we rely on for preclinical development such as the providers of supercomputer time needed for our SEE-Tx platform and collaborators that provide us with materials and resources may fail to fulfill their obligations to us in a timely manner or at all and the development of our product candidates could be significantly delayed as a result. For example, we may fail to identify appropriate targets or compounds, our product candidates may fail to be safe and effective in clinical trials, or we may have inadequate financial or other resources to pursue development efforts for our product candidates. In addition, our product candidates will require significant additional development, preclinical and IND-enabling studies and clinical trials, regulatory clearances and additional investment by us or our collaborators before they can be commercialized. In addition, we are still developing proof of concept for our product candidates in animals and positive data from animal models may not be predictive of positive human results and patients may have side effects that were not observed in animals.
Further, we and our product candidates are subject to extensive regulation by the FDA and comparable regulatory authorities in other countries governing, among other things, research, testing, clinical trials, manufacturing, labeling, promotion, selling, adverse event reporting and recordkeeping. Obtaining FDA approval is a lengthy, expensive and uncertain process. If required regulatory registrations or approvals are delayed, denied, withdrawn or if the regulatory authorities question the efficacy of our new small molecules as a treatment, such events are likely to have a material adverse effect on our business, results of operations, cash flows, financial condition and/or prospects.
We have not tested any of our product candidates in clinical trials. Success in early preclinical studies or clinical trials may not be indicative of results obtained in later preclinical studies and clinical trials.
Our programs largely remain in the early drug discovery stage and few have progressed into initial preclinical studies that will inform future plans to conduct IND-enabling and GLP-compliant preclinical studies. We have not tested any of our product candidates in clinical trials and minimal preclinical work has been conducted to date. Success in early preclinical studies or any clinical trials we may conduct not be indicative of results obtained in later preclinical studies and clinical trials.
We will be required to demonstrate through adequate and well-controlled clinical trials that our product candidates are safe and effective, with a favorable benefit-risk profile, for use in their target indications before we can seek regulatory approvals for their commercial sale. Trial designs and results from early-phase trials are not necessarily predictive of future clinical trial designs or results, and initial positive results we may observe may not be confirmed in later-phase clinical trials. Our product candidates may also fail to show the desired safety and efficacy in later stages of clinical development even if they successfully advance through initial clinical trials. We may not be able to demonstrate the safety and efficacy of our STAR molecules in our clinical trials. Even if our clinical trials demonstrate acceptable safety and efficacy of STAR molecules for a targeted disease, the labeling we obtain through negotiations with the FDA or foreign regulatory authorities may not include data on secondary endpoints and may not provide us with a competitive advantage over other products approved for the same or similar indications.
Many companies in the biotechnology industry have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development and there is a high failure rate for product candidates proceeding through clinical trials. In addition, different methodologies, assumptions and applications we utilize to assess particular safety or efficacy parameters may yield different statistical results. Even if we believe the data collected from clinical trials of our product candidates are promising, these data may not be sufficient to support approval by the FDA or foreign regulatory authorities. Preclinical and clinical data can be interpreted in different ways. Accordingly, the FDA or foreign regulatory authorities could interpret these data in different ways from us or our partners, which could delay, limit or prevent regulatory approval. If our study data do not consistently or sufficiently demonstrate the safety or efficacy of any of our product candidates, then the regulatory approvals for such product candidates could be significantly delayed as we work to meet approval requirements, or, if we are not able to meet these requirements, such approvals could be withheld or withdrawn. Regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development. We may face similar setbacks.
The approach we are taking to discover and develop our product candidates is novel and may never lead to marketable products.
We have concentrated our efforts and research and development activities on our novel small molecules for potential treatment of rare and genetic diseases caused by protein misfolding and SEE-Tx, our target identification platform. Our future success depends on the successful development of such product candidates, including our ability to initiate and successfully complete IND-enabling and GLP-compliant preclinical studies, and the effectiveness of our platform. The scientific discoveries that form the basis for our efforts to discover and develop new drugs are relatively new. The scientific evidence to support the feasibility of developing drugs based on these discoveries is both preliminary and limited. Skepticism as to the feasibility of developing small molecules of this type that can cross the blood-brain barrier generally has been, and may continue to be, expressed in scientific literature. In addition, decisions by other companies with respect to their therapeutic development efforts may increase skepticism in the marketplace regarding the potential for potential therapeutics. There are currently no companies with approved drugs for these indications that have the ability to cross the blood-brain barrier.
We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.
Because we have limited financial and managerial resources, we focus on research programs and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.
Clinical trials required for our product candidates are expensive and time-consuming, and their outcome is uncertain.
To obtain FDA approval to market a new pharmaceutical product, we must demonstrate proof of safety and effectiveness in humans. To meet these requirements, we must conduct “adequate and well controlled” clinical trials. Conducting clinical trials is a lengthy, time-consuming, and expensive process. The length of time may vary substantially according to the type, complexity, novelty, and intended use of the product candidate, and often can be several years or more per study. Delays in clinical trials for our product candidates may cause us to incur additional operating expenses. The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example: inability to manufacture sufficient quantities of stable and qualified materials under current good manufacturing practices (“cGMPs”) for use in clinical trials; slower than expected rates of patient recruitment; failure to recruit a sufficient number of patients, which is a common issue in studies for rare disorders such as the indications we are currently pursuing; modification of clinical trial protocols; changes in regulatory requirements for clinical trials; the lack of effectiveness during clinical trials; the emergence of unforeseen safety issues; delays, suspension, or termination of the clinical trials due to the investigatory authority responsible for overseeing the trial at a particular trial site; and government or regulatory delays or “clinical holds” requiring suspension or termination of the studies.
Our clinical trials may be conducted in patients with neurodegenerative diseases, and in some cases, our product candidates are expected to be used in combination with approved therapies that themselves have significant adverse event profiles. During the course of treatment, these patients could suffer adverse medical events or die for reasons that may or may not be related to our product candidates. Any safety issues that arise with respect to our product candidates may delay or prevent clinical development.
The failure of clinical trials to demonstrate safety and effectiveness for the desired indications could harm the development of that product candidate and other product candidates that use a similar therapeutic approach. This failure could cause us to abandon a product candidate and could delay development of other product candidates. Any delay in, or termination of, our clinical trials would delay our ability to obtain regulatory approvals for and commercialize our product candidates and generate product revenues. Any change in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.
We have limited experience as a company conducting clinical trials and may be unable to complete pivotal clinical trials for any product candidates we may develop.
We are not yet a clinical stage company and our success is dependent upon our ability to initiate and successfully complete clinical trials and obtain regulatory approval for and commercialization of our product candidates. We have not demonstrated an ability to perform the functions necessary for the approval or successful commercialization of any product candidate. The successful commercialization of any product candidate may require us to perform a variety of functions, including:
•	continuing to undertake preclinical development;
•	obtaining approval to commence clinical trials;
•	successfully planning and enrolling subjects in clinical trials;
•	participating in regulatory approval processes;
•	formulating and manufacturing products; and
•	conducting sales and marketing activities.
We have limited experience designing, conducting and enrolling subjects in clinical trials. While certain members of our management and staff have significant experience in conducting clinical trials, to date, we have not successfully begun or completed any clinical trials as a company. Until recently, our operations have been limited primarily to organizing and staffing our company, acquiring, developing and securing our proprietary technology and preclinical development of our product candidates. These operations provide a limited basis to assess our ability to develop and commercialize our product candidates.
Because of this lack of experience, any future clinical trials we may conduct may not be completed on time, if at all. Large-scale trials require significant additional financial and management resources, monitoring and oversight, and reliance on third-party clinical investigators, consultants or contract research organizations (“CROs”). Relying on third-party clinical investigators, CROs and manufacturers, which are all also subject to governmental oversight and regulations, may also cause us to encounter delays that are outside of our control.
In addition, we are still in the drug discovery and preclinical development stage for our product candidates and have not yet begun discussions with the FDA as to the design, structure and number of clinical trials that our product candidates would require for approval. Consequently, we may be unable to successfully and efficiently advance any candidates we select for clinical trials or execute and complete necessary GLP-compliant preclinical and IND-enabling studies in a way that leads to IND submission and approval of any product candidate. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of any product candidates that we develop. Failure to commence or complete, or delays in, future planned clinical trials, could prevent us from or delay us in commercializing our product candidates.
We are subject to extensive and costly government regulation.
Product candidates employing our technology are subject to extensive and rigorous domestic government regulation including regulation by the FDA, the Centers for Medicare and Medicaid Services, other divisions of the United States Department of Health and Human Services, the United States Department of Justice, state and local governments and their respective foreign equivalents. The FDA regulates the research, development, preclinical studies and clinical trials, manufacture, safety, effectiveness, record-keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import and export of biopharmaceutical products. If products employing our technologies are marketed abroad, they will also be subject to extensive regulation by foreign governments, whether or not they have obtained the FDA’s approval for a given product and its uses. Such foreign regulation may be equally or more demanding than corresponding United States regulation.
Government regulation substantially increases the cost and risk of researching, developing, manufacturing and selling our products. The regulatory review and approval process, which includes preclinical studies and clinical trials of each product candidate, is lengthy, expensive, and uncertain. We or our collaborators must obtain and maintain regulatory authorization to conduct clinical trials. We or our collaborators must obtain regulatory approval for each product we intend to market, and the manufacturing facilities used for the products must be inspected and meet legal requirements. Securing regulatory approval requires the submission of extensive preclinical and clinical data and other supporting information for each proposed therapeutic indication in order to establish the product’s safety and efficacy, and in the case of biologics also potency and purity, for each intended use. The development and approval process takes many years, requires substantial resources, and may never lead to the approval of a product.
Even if we are able to obtain regulatory approval for a particular product, the approval may limit the indicated medical uses for the product, may otherwise limit our ability to promote, sell, and distribute the product, may require that we conduct costly post-marketing surveillance, and/or may require that we conduct ongoing post-marketing studies. Material changes to an approved product, such as, for example, manufacturing changes or revised labeling, may require further regulatory review and approval. Once obtained, any approvals may be withdrawn, including, for example, if there is a later discovery of previously unknown problems with the product, such as a previously unknown safety issue.
If we, our collaborators, or our manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, such noncompliance could result in, among other things delays in the approval of applications or supplements to approved applications; refusal of a regulatory authority, including the FDA, to review pending market approval applications or supplements to approved applications; warning letters; fines; import and/or export restrictions; product recalls or seizures; injunctions; total or partial suspension of production; civil penalties; withdrawals of previously approved marketing applications or licenses; recommendations by the FDA or other regulatory authorities against governmental contracts; and/or criminal prosecutions.
If we decide to pursue a Fast Track Designation for some of our product candidates, it may not lead to a faster development or regulatory review or approval process.
We may seek Fast Track Designation for one or more of our product candidates. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the product sponsor may apply for FDA Fast Track Designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, the FDA may decide not to grant it. Even if we do receive Fast Track Designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw Fast Track Designation if it believes that the designation is no longer supported by data from our clinical development program.

If we decide to seek Orphan Drug Designation for some of our product candidates, we may be unsuccessful or may be unable to maintain the benefits associated with Orphan Drug Designation, including the potential for supplemental market exclusivity.
As part of our business strategy, we may seek Orphan Drug Designation for one or more of our product candidates, and we may be unsuccessful. Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, Orphan Drug Designation entitles a party to financial incentives such as a 25% tax credit. Opportunities for grant funding toward clinical trial costs may also be available for clinical trials of drugs for rare diseases, regardless of whether the drugs are designated for the orphan use. In addition, if a product that has Orphan Drug Designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same product for the same indication for seven years, except in limited circumstances.
Even if we obtain Orphan Drug Designation for our product candidates in specific indications, we may not be the first to obtain marketing approval of these product candidates for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. If a competitor with a product that is determined by the FDA to be the same as one of our product candidates obtains marketing approval before us for the same indication we are pursuing and obtains orphan drug exclusivity, our product candidate may not be approved until the period of exclusivity ends unless we are able to demonstrate that our product candidate is clinically superior. Even after obtaining approval, we may be limited in our ability to market our product. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different principal molecular structural features can be approved for the same condition. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. While we may seek Orphan Drug Designation for our product candidates, we may never receive such designation.
We do not have, and may never obtain, the regulatory approvals we need to market our product candidates.
Following completion of clinical trials, the results are evaluated and, depending on the outcome, an NDA is submitted to the FDA to obtain the FDA’s approval of the product and authorization to commence commercial marketing. In responding to an NDA, the FDA may require additional testing or information, may require that the product labeling be modified, may impose post-approval study and other commitments or reporting requirements or other restrictions on product distribution, or may deny the application. The FDA has established performance goals for review of NDAs: six months for priority applications and ten months for standard applications. However, the FDA is not required to complete its review within these time periods. The timing of final review by the FDA and action varies greatly but can take years in some cases and may involve the input of an FDA advisory committee of outside experts. Product sales in the United States may commence only when an NDA is approved.
To date, we have not applied for or received the regulatory approvals required for the commercial sale of any of our products in the United States or in any foreign jurisdiction. None of our product candidates have been determined to be safe and effective, and we have not submitted an IND or an NDA to the FDA or an equivalent application to any foreign regulatory authorities for any of our product candidates.
It is possible that none of our product candidates will be approved for marketing. Failure to obtain regulatory approvals, or delays in obtaining regulatory approvals, may adversely affect the successful commercialization of any drugs or biologics that we or our partners develop, may impose additional costs on us or our collaborators, may diminish any competitive advantages that we or our partners may attain, and/or may adversely affect our receipt of revenues or royalties.

Our product candidates may cause serious adverse events (“SAEs”) or undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.
SAEs or undesirable side effects from our product candidates could arise either during development or, if approved, after the approved product has been marketed. The results of future clinical trials may show that our product candidates cause SAEs or undesirable side effects, which could interrupt, delay or halt clinical trials, resulting in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities.
If any of our product candidates cause SAEs or undesirable side effects or suffer from quality control issues:
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regulatory authorities may impose a clinical hold or REMS, which could result in substantial delays, significantly increase the cost of development, and/or adversely impact our ability to continue development of the product;

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regulatory authorities may require the addition of statements, specific warnings, or contraindications to the product label, or restrict the product’s indication to a smaller potential treatment population;

•	we may be required to change the way the product is administered or conduct additional clinical trials;
•	we may be required to implement a risk minimization action plan, which could result in substantial cost increases and have a negative impact on our ability to commercialize the product;
•	we may be required to limit the participants who can receive the product;
•	we may be subject to limitations on how we promote the product;
•	we may, voluntarily or involuntarily, initiate field alerts for product recall, which may result in shortages;
•	sales of the product may decrease significantly;
•	regulatory authorities may require us to take our approved product off the market;
•	we may be subject to litigation or product liability claims; and
•	our reputation may suffer.
Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of our products.
Even if approved, our products will be subject to extensive post-approval regulation.
Once a product is approved, numerous post-approval requirements apply. Among other things, the holder of an approved NDA is subject to periodic and other monitoring and reporting obligations by the FDA, including obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the NDA. Application holders must submit new or supplemental applications and obtain the FDA’s approval for certain changes to the approved product, product labeling, or manufacturing process. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials.
Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals or refusal to allow us to enter into supply contracts, including government contracts. In addition, even if we comply with the FDA’s and others’ requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval.
Even if we obtain regulatory approval to market our product candidates, our product candidates may not be accepted by the market.
Even if the FDA approves one or more of our product candidates, physicians and patients may not accept it or use it. Even if physicians and patients would like to use our products, our products may not gain market acceptance among healthcare payors such as managed care formularies, insurance companies or government programs such as Medicare or Medicaid. Acceptance and use of our products will depend upon a number of factors including: perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drug or device product; cost-effectiveness of our product relative to competing products; availability of reimbursement for our product from government or other healthcare payors; and effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.
The degree of market acceptance of any pharmaceutical product that we develop will depend on a number of factors, including:
•	cost-effectiveness;
•	the safety and effectiveness of our products, including any significant potential side effects (including drowsiness and dry mouth), as compared to alternative products or treatment methods;
•	the timing of market entry as compared to competitive products;
•	the rate of adoption of our products by doctors and nurses;
•	product labeling or product insert required by the FDA for each of our products;
•	reimbursement policies of government and third-party payors;
•	effectiveness of our sales, marketing and distribution capabilities and the effectiveness of such capabilities of our collaborative partners, if any; and
•	unfavorable publicity concerning our products or any similar products.
Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of these products to find market acceptance would harm our business and could require us to seek additional financing, which may not be available, See “Risks Related to Our Financial Condition and Capital Requirements; Competition” for additional discussion regarding our ability to raise additional funds.
We may use our financial and human resources to pursue a particular research program or product candidate and fail to capitalize on programs or product candidates that may be more profitable or for which there is a greater likelihood of success.
Because we have limited financial and human resources, we are currently focusing primarily on the development of our GLB program (which includes our STARs for Morquio B and GM1) and our GBA program (which includes our STARs for nGD and GBA1+PD). As a result of this focus, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on existing and future product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic alliance, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate, or we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.
Risks Related to Our Financial Condition and Capital Requirements; Competition
We will need additional capital. If additional capital is not available or is available at unattractive terms, we may be forced to delay, reduce the scope of or eliminate our research and development programs, reduce our commercialization efforts or curtail our operations.
To develop and bring our product candidates to market, we must commit substantial resources to costly and time-consuming research, preclinical studies and clinical trials and marketing activities. We anticipate that our existing cash and cash equivalents will enable us to maintain our current operations for at least the next 12 months. We anticipate using our cash and cash equivalents to fund further research and development with respect to our product candidates. We will, however, need to raise additional funding sooner if our business or operations change in a manner that consumes available resources more rapidly than we anticipate. Our requirements for additional capital will depend on many factors, including:
•	the time and expense for preclinical studies and clinical trials for our product candidates;

•	the time and costs involved in obtaining regulatory approval for our product candidates;
•	costs associated with protecting our intellectual property rights;
•	successful commercialization of our product candidates;
•	development of marketing and sales capabilities;
•	payments received under current and future collaborative agreements, if any; and
•	market acceptance of our products.
To the extent we raise additional capital through the sale of equity securities, the issuance of those securities could result in dilution to our shareholders. In addition, if we obtain debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our commercialization efforts or curtail our operations. In addition, we may be required to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves or license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available.
We will require substantial additional funds to support our research and development activities, and the anticipated costs of preclinical studies and clinical trials, regulatory approvals and eventual commercialization. Such additional sources of financing may not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we may be unable to commence or complete clinical trials or obtain approval of any product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, forego sales and marketing efforts and forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our shareholders.
We may not be successful in raising the additional funds needed to fund our business plan. If we are not able to raise sufficient capital in the near future, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets.
Our business and operations may be adversely affected by the evolving and ongoing COVID-19 global pandemic.
Our business and operations may be adversely affected by the effects of the recent and evolving COVID-19 virus, which was declared by the World Health Organization as a global pandemic. The COVID-19 pandemic has resulted in travel and other restrictions in order to reduce the spread of the disease, including public health directives and orders in the United States and the European Union that, among other things and for various periods of time, directed individuals to shelter at their places of residence, directed businesses and governmental agencies to cease non-essential operations at physical locations, prohibited certain non-essential gatherings and events and ordered cessation of non-essential travel. Future remote work policies and similar government orders or other restrictions on the conduct of business operations and travel related to the COVID-19 pandemic may negatively impact productivity and may disrupt our ongoing and planned research and development activities, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business, including our continued drug discovery efforts and preclinical studies, in the ordinary course.
The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.
We face intense competition in the markets targeted by our product candidates. Many of our competitors have substantially greater resources than we do, and we expect that all of our product candidates under development will face intense competition from existing or future drugs.
We expect that all of our product candidates under development, if approved, will face intense competition from existing and future drugs marketed by large companies. These competitors may successfully market products that compete with our products, successfully identify product candidates or develop products earlier than we do, or develop products that are more effective, have fewer side effects or cost less than our products. See “Our Business—Competition” for additional information regarding our current competitive landscape.
Additionally, if a competitor receives FDA approval before we do for a drug that is similar to one of our product candidates, FDA approval for our product candidate may be precluded or delayed due to periods of non-patent exclusivity and/or the listing with the FDA by the competitor of patents covering its newly-approved drug product. Periods of non-patent exclusivity for new versions of existing drugs can extend up to three and one-half years.
These competitive factors could require us to conduct substantial new research and development activities to establish new product targets, which would be costly and time consuming. These activities would adversely affect our ability to commercialize products and achieve revenue and profits.
Competition and technological change may make our product candidates and technologies less attractive or obsolete.
We compete with established pharmaceutical and biotechnology companies that are pursuing other forms of treatment for the same or similar indications we are pursuing and that have greater financial and other resources. Other companies may succeed in developing products earlier than us, obtaining FDA approval for products more rapidly, or developing products that are more effective than our product candidates. Research and development by others may render our technology or product candidates obsolete or noncompetitive, or result in treatments or cures superior to any therapy we develop. For example, other companies may succeed in developing a technology that addresses protein misfolding and proves to be more effective or is more readily accepted than STARs. We face competition from companies that internally develop competing technology or acquire competing technology from universities and other research institutions. As these companies develop their technologies, they may develop competitive positions that may prevent, make futile, or limit our product commercialization efforts, which would result in a decrease in the revenue we would be able to derive from the sale of any products.
We may not be able to obtain marketplace acceptance for any of our product candidates as readily as these or other competing treatments. Furthermore, if our competitors’ products are approved before ours, it could be more difficult for us to obtain approval from the FDA. Even if our products are successfully developed and approved for use by all governing regulatory bodies, physicians and patients may not accept our products as a treatment of choice.
Furthermore, the pharmaceutical research industry is diverse, complex, and rapidly changing. By its nature, the business risks associated therewith are numerous and significant. The effects of competition, intellectual property disputes, market acceptance, and FDA regulations preclude us from forecasting revenues or income with certainty or even confidence.
Risks Related to Our Intellectual Property Rights and Regulatory Exclusivity
We rely on a license to use various technologies that are material to our business and if the agreements underlying the licenses were to be terminated or if other rights that may be necessary for commercializing our intended products cannot be obtained, it would halt our ability to market our products and technology, as well as have an immediate material adverse effect on our business, operating results and financial condition.
We are significantly dependent upon our license with Minoryx Therapeutics SL (the “Minoryx License”), as described in the section “Business—License Agreement with Minoryx Therapeutics, S.I.”. The Minoryx License grants us exclusive, worldwide rights to certain patents and related intellectual property. If we breach the terms of the Minoryx License, for example, by failing to comply with any material terms thereof, Minoryx may have the right to terminate the license. If we were to lose our license under this agreement, including because we are unable to maintain the license on acceptable terms, we would not be able to market our products and technology, which would likely require us to cease our current operations which would have an immediate material adverse effect on our business, operating results and financial condition.
Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our products and technologies.
We are currently seeking patent protection for numerous compounds and methods of treating diseases. There is no assurance that these patents will be issued, and no assurance that, if they do issue, they will prevent other companies from competing with us. Our ability to obtain and enforce patents that may issue from any pending or future patent applications is uncertain and involves complex legal, scientific and factual questions. Thus, we cannot be sure that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law, will provide us with any significant protection against competing products, or will afford us a commercial advantage over competitive products. If, at some point in the future, one or more products resulting from our product candidates is approved for sale by the FDA and we do not have adequate intellectual property protection for those products, competitors could duplicate them for approval and sale in the United States without repeating the extensive testing required of us to obtain FDA approval. See “Our Business – Patents,” below.
If we fail to protect our intellectual property rights, our ability to pursue the development of our technologies and products would be negatively affected.
Our success will depend in part on our ability to obtain, maintain and protect intellectual property rights related to our product candidates. If we do not adequately maintain or protect our intellectual property, competitors may be able to use our technologies to produce and market drugs in direct competition with us and erode our competitive advantage. Furthermore, some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the United States. Many companies have had difficulty protecting their proprietary rights in these foreign countries. For example, the legal systems in India, China and certain other developing countries do not favor the enforcement of patents and other intellectual property rights. We may not be able to prevent misappropriation of our proprietary rights and intellectual property rights in these and other countries.
In addition, the patent process is subject to numerous risks and uncertainties, and we may not be successful in protecting our products by obtaining and defending patents related to them. These risks and uncertainties include the following: patents that may be issued or licensed may be challenged, invalidated, or circumvented, or otherwise may not provide us any competitive advantage; our competitors, many of which have substantially greater resources than we and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our potential products either in the United States or in international markets; there may be significant pressure on the United States government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for treatments that prove successful as a matter of public policy regarding worldwide health concerns; and countries other than the United States may have less robust patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products using our technologies and patents.
Moreover, any patents issued to us may not provide us with meaningful protection, or others may challenge, circumvent or narrow our patents. Third parties may also independently develop products similar to our products, duplicate our unpatented products or design around any patents or proprietary technologies on products we develop. Additionally, extensive time is required for development, testing and regulatory review of a potential product. While extensions of patent terms due to regulatory delays may be available, it is possible that, before any of our product candidates can be commercialized, any related patent, even with an extension, may expire or remain in force for only a short period following commercialization, thereby reducing any advantages to us of the patent.
In addition, the PTO and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the innovations specifically exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated, which could deprive us of rights necessary for the successful commercialization of our product candidates.
Our success depends on our patents and patent applications that may be licensed exclusively to us and other patents and patent applications to which we may obtain assignment or licenses. We may not be aware, however, of all patents, published applications or published literature that may affect our business either by blocking our ability to commercialize our product candidates, by preventing the patentability of our product candidates by us or our licensors, or by covering the same or similar technologies. These patents, patent applications, and published literature may limit the scope of our future patent claims or adversely affect our ability to market our product candidates. We have not conducted any formal search of patents issued to third parties, and third-party patents containing claims covering our product candidates that predate our patents may exist. Because of the number of patents issued and patent applications filed in our technical areas or fields, our competitors or other third parties may assert that our product candidates are covered by United States or foreign patents held by them.
In addition to patents, we rely on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions, and security measures to protect our confidential and proprietary information. These measures may not adequately protect our trade secrets or other proprietary information. If they do not adequately protect our rights, third parties could use our technology, and we could lose any competitive advantage we may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to our trade secrets, which could impair any competitive advantage we may have.
Patent protection and other intellectual property protection is crucial to the success of our business and prospects, and there is a substantial risk that such protections will prove inadequate.
We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.
The pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. We may become subject to infringement claims or litigation arising out of present and future patents and other proceedings of our competitors. The defense and prosecution of intellectual property suits are costly and time-consuming to pursue, divert the attention of our management and scientific personnel, and their outcome is uncertain. Litigation may be necessary to determine the enforceability, scope, and validity of the proprietary rights of others. An adverse determination in litigation to which we may become a party could subject us to significant liabilities, require us to obtain licenses from third parties, or restrict or prevent us from selling our products in certain markets. Although patent and intellectual property disputes might be settled through licensing or similar arrangements, the costs associated with such arrangements may be substantial and could include our paying large fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all.
Competitors may infringe our patents, and we may file infringement claims to counter infringement or unauthorized use. Third parties may assert that our patents are invalid and/or unenforceable in these proceedings. Such litigation can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly.
Third parties may also assert that our patents are invalid in patent office administrative proceedings. These proceedings include oppositions in the European Patent Office and inter partes review and post-grant review proceedings in the PTO. The success rate of these administrative challenges to patent validity in the United States is higher than it is for validity challenges in litigation.
Interference or derivation proceedings brought before the PTO may be necessary to determine priority of inventions disclosed in our patents or patent applications. Determining whether a product infringes a patent, as well as priority of inventions and other patent-related disputes, involves complex legal and factual issues and the outcome is often uncertain. During these proceedings, it may be determined that we do not have priority of invention for one or more aspects in our patents or patent applications and could result in the invalidation in part or whole of a patent or could put a patent application at risk of not issuing. Even if successful, an interference or derivation proceeding may result in substantial costs and distraction to our management.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or interference or derivation proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors or securities analysts perceive these results to be negative, the price of our common stock could be adversely affected.
Also, a third party may assert that our patents are invalid or unenforceable. There are not currently any unresolved communications, allegations, complaints or threats of litigation that claim our patents are invalid or unenforceable. Any litigation or claims against us, whether or not merited, may result in substantial costs, place a significant strain on our financial resources, divert the attention of management and harm our reputation. An adverse decision in litigation or administrative proceedings could result in inadequate protection for our product candidates and/or reduce the value of any license agreements we have with third parties.
If we infringe the rights of third parties, we could be prevented from selling products or forced to pay damages and defend against litigation.
If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to: obtain licenses, which may not be available on commercially reasonable terms or at all; abandon an infringing product candidate; redesign our products or processes to avoid infringement; stop using the subject matter claimed in the patents held by others; pay damages; and/or defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.
In addition, because patent applications can take many years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware, and which may result in issued patents that our future products would infringe. Also, because the claims of published patent applications can change between publication and patent grant, there may be published patent applications that may ultimately issue with claims that we infringe.
We have licensed all of the rights, assets and technology related to the SEE-Tx platform from Minoryx and we believe that they owned all of such rights prior to our license. Although, to our knowledge, no third party has asserted a claim of infringement or other claim against us, others may hold or claim to hold proprietary or other rights that could prevent our SEE-Tx platform from being developed or marketed. Any legal action against us claiming damages and seeking to enjoin commercial activities relating to our SEE-Tx platform or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market any future product candidates based upon the SEE-Tx platform. We may not prevail in any such actions and any license required under any of these patents may not be made available on commercially acceptable terms, if at all. In addition, we may not be able to redesign any future product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing our future product candidates, which could harm our business, financial condition and operating results.
Risks Related to Third Parties and Collaborators
We intend to rely on third parties to conduct, supervise and monitor our clinical trials, and if those third parties perform in an unsatisfactory manner, it may harm our business.
We expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials. While we will have agreements governing their activities, we will have limited influence over their actual performance. We will control only certain aspects of our CROs’ activities. Nevertheless, we will be responsible for ensuring that our clinical trials are conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs will not relieve us of our regulatory responsibilities.
We and our CROs are required to comply with the FDA’s Good Clinical Practices (“GCPs”) for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. The FDA enforces these GCPs through periodic inspections of study sponsors, principal investigators and clinical trial sites. If we or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving any marketing applications. Upon inspection, the FDA may determine that our clinical trials did not comply with GCPs. In addition, our clinical trials will require enrollment and participation of a sufficiently large number of patients to evaluate the effectiveness and safety of our product candidates. Accordingly, if our CROs fail to comply with these regulations or fail to recruit a sufficient number of participants, our clinical trials may be delayed or we may be required to repeat such clinical trials, which would delay the regulatory approval process.
Our CROs are not our employees, and we are not able to control whether or not they devote sufficient time and resources to our clinical trials. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our competitive position.

If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for such product candidates would be harmed, our costs could increase, and our ability to generate revenues could be delayed.
We intend to rely on third parties to manufacture the compounds used in our studies, and we intend to rely on them for the manufacture of any approved products for commercial sale. If these third parties do not manufacture our product candidates in sufficient quantities and at an acceptable cost, clinical development and commercialization of our product candidates could be delayed, prevented or impaired.
We have no manufacturing facilities, and we have no experience in the clinical or commercial-scale manufacture of drugs or in designing drug manufacturing processes. We intend to rely on third party contract manufacturing organizations (“CMOs”) to manufacture some or all of our product candidates in future clinical trials and our products that reach commercialization. Initiation and completion of our clinical trials and commercialization of our product candidates requires the manufacture of a sufficient supply of our product candidates. If, for any reason, we become unable to rely on these third parties for the manufacture of our product candidates, either for clinical trials or, at some future date, for commercial quantities, then we would need to identify and contract with additional or replacement third-party manufacturers to manufacture compounds for preclinical, clinical and commercial purposes, which we may not be able to do on reasonable terms or at all, or we may be forced to manufacture the materials ourselves, for which we may not have the capabilities or resources. In either scenario, our clinical trials supply could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills required to manufacture our products or product candidates may be unique or proprietary to the original CMO and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change CMOs for any reason, we will be required to verify that the new CMO maintains facilities and procedures that comply with quality standards and with all applicable regulations.
We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidates according to any specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new CMO could negatively affect our ability to develop product candidates or commercialize our products in a timely manner or within budget. Furthermore, a CMO may possess technology related to the manufacture of our product candidate that such CMO owns independently. This would increase our reliance on such CMO or require us to obtain a license from such CMO in order to have another CMO manufacture our product candidates. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials.
We believe that there are a variety of manufacturers that we may be able to retain to produce these products. However, once we retain a manufacturing source, if our manufacturers do not perform in a satisfactory manner, we may not be able to develop or commercialize potential products as planned. Certain specialized manufacturers are expected to provide us with modified and unmodified pharmaceutical compounds, including finished products, for use in our preclinical studies and clinical trials. Some of these materials are available from only one supplier or vendor. Any interruption in or termination of service by such sole source suppliers could result in a delay or interruption in manufacturing until we locate an alternative source of supply. Any delay or interruption in our future supply chain and manufacturing operations (or failure to locate a suitable replacement for such suppliers), including on account of the ongoing COVID-19 pandemic, could materially adversely affect our business, prospects, or results of operations. If we fail to contract for manufacturing on acceptable terms or if third-party manufacturers do not perform as we expect, our development programs could be materially adversely affected. This may result in delays in filing for and receiving FDA approval for one or more of our products. Any such delays could cause our prospects to suffer significantly.

Failure by our third-party manufacturers to comply with the regulatory guidelines set forth by the FDA with respect to our product candidates could delay or prevent the completion of clinical trials, the approval of any product candidates or the commercialization of our products.
Third-party manufacturers must be inspected by the FDA for cGMP compliance before they can produce commercial products. Since March 2020, foreign and domestic inspections by the FDA have largely been on hold due to the COVID-19 pandemic with the FDA announcing plans in July 2020 to resume prioritized domestic inspections. Should the FDA determine that an inspections of manufacturing, establishments or clinical sites are necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, the FDA has stated that it generally intends to issue a complete response letter and several other companies have reported receiving complete response letters. Further, if there is inadequate information to make a determination on the acceptability of a facility, the FDA may defer action on the application until an inspection can be completed. It is unclear how long the COVID-19 pandemic will impact FDA inspection activities and whether foreign regulatory authorities may adopt similar limitations and policies.
We may be in competition with other companies for access to these manufacturers’ facilities and may be subject to delays in manufacture if the manufacturers give other clients higher priority than they give to us. If we are unable to secure and maintain third-party manufacturing capacity, the development and sales of our products and our financial performance may be materially affected.
Manufacturers are obligated to operate in accordance with FDA-mandated requirements. A failure of any of our third-party manufacturers to establish and follow cGMP requirements and to document their adherence to such practices may lead to significant delays in the availability of material for clinical trials, may delay or prevent filing or approval of marketing applications for our products, and may cause delays or interruptions in the availability of our products for commercial distribution following FDA approval. This could result in higher costs to us or deprive us of potential product revenues.
Drug manufacturers are subject to ongoing periodic unannounced inspections by the FDA, the Drug Enforcement Administration, or DEA, and corresponding state and foreign agencies to ensure strict compliance with cGMP requirements and other requirements under Federal drug laws, other government regulations and corresponding foreign standards. If we or our third-party manufacturers fail to comply with applicable regulations, sanctions could be imposed on us, including fines, injunctions, civil penalties, failure by the government to grant marketing approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of product, operating restrictions and criminal prosecutions.
Corporate and academic collaborators may take actions to delay, prevent, or undermine the success of our products.
Our operating and financial strategy for the development, clinical testing, manufacture, and commercialization of product candidates is heavily dependent on our entering into collaborations with corporations, academic institutions, licensors, licensees, and other parties and we may not be successful in establishing such collaborations. Some of our existing collaborations are, and future collaborations may be, terminable at the sole discretion of the collaborator. Replacement collaborators might not be available on attractive terms, or at all. The activities of any collaborator will not be within our control and may not be within our power to influence. Any collaborators may not perform their obligations to our satisfaction, or at all, we may not derive any revenue or profits from such collaborations, and any collaborators may ultimately compete with us. If any collaboration is not pursued, we may require substantially greater capital to undertake development and marketing of our proposed products and may not be able to develop and market such products effectively, if at all. In addition, a lack of development and marketing collaborations may lead to significant delays in introducing proposed products into certain markets and/or reduced sales of proposed products in such markets.
Data provided by collaborators and others upon which we rely that has not been independently verified could turn out to be false, misleading, or incomplete.
We rely on third-party vendors, scientists and collaborators to provide us with significant data and other information related to our projects, clinical trials and our business. If such third parties provide inaccurate, misleading or incomplete data, our business, prospects and results of operations could be materially adversely affected.

If we fail to establish marketing, sales and distribution capabilities, or fail to enter into arrangements with third parties, we will not be able to create a market for our product candidates.
Our strategy for our product candidates is to control, directly or through contracted third parties, all or most aspects of the product development process, including marketing, sales and distribution. Currently, we do not have any sales, marketing or distribution capabilities. In order to generate sales of any product candidates that receive regulatory approval, we must either acquire or develop an internal marketing and sales force with technical expertise and with supporting distribution capabilities or make arrangements with third parties to perform these services for us. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of our management and key personnel and defer our product development efforts.
To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others. These efforts may not be successful. If we fail to develop sales, marketing and distribution channels, or enter into arrangements with third parties, we will experience delays in product sales and incur increased costs.
Sales of pharmaceutical products largely depend on the reimbursement of patients’ medical expenses by government health care programs and private health insurers. Without the financial support of the government or third-party payors, the market for our products will be limited. These third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. Recent proposals to change the health care system in the United States have included measures that would limit or eliminate payments for medical products and services or subject the pricing of medical treatment products to government control. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors may not reimburse sales of our products or enable our collaborators to sell them at profitable prices.
Our business strategy might involve out-licensing product candidates to or collaborating with larger firms with experience in marketing and selling pharmaceutical products. We may not be able to successfully establish marketing, sales, or distribution relationships and such relationships, if established, may not be successful. Further, we may not be successful in gaining market acceptance for our products. To the extent that we enter into any marketing, sales, or distribution arrangements with third parties, our product revenues will be lower than if we marketed and sold our products directly, and any revenues we receive will depend upon the efforts of such third-parties. If we are unable to establish such third-party sales and marketing relationships, or choose not to do so, we will have to establish and rely on our own in-house capabilities.
We, as a company, have no experience in marketing or selling pharmaceutical products and currently have no sales, marketing, or distribution infrastructure. To market any of our products directly, we would need to develop a marketing, sales, and distribution force that both has technical expertise and the ability to support a distribution capability. The establishment of a marketing, sales, and distribution capability would significantly increase our costs, possibly requiring substantial additional capital. In addition, there is intense competition for proficient sales and marketing personnel, and we may not be able to attract individuals who have the qualifications necessary to market, sell, and distribute our products. We may not be able to establish internal marketing, sales, or distribution capabilities. If we are unable to, or choose not to establish these capabilities, or if the capabilities we establish are not sufficient to meet our needs, we will be required to establish collaborative marketing, sales, or distribution relationships with third parties.
If any of our existing or future collaborative partners do not satisfy their obligations, we will be unable to develop our partnered product candidates.
We may not have day-to-day control over the activities of our existing and future collaborative partners with respect to any of these product candidates. Any collaborative partner may not fulfill its obligations under these agreements. If a collaborative partner fails to fulfill its obligations under an agreement with us, we may be unable to assume the development of the products covered by that agreement or enter into alternative arrangements with a third party. In addition, we may encounter delays in the commercialization of the product candidate that is the subject of the agreement. Accordingly, our ability to receive any revenue from the product candidates covered by these agreements will be dependent on the efforts of our collaborative partner. We could also become involved in disputes with a collaborative partner, which could lead to delays in or termination of our development and commercialization programs and time-consuming and expensive litigation or arbitration. In addition, any such dispute could diminish our collaborators’ commitment to us and reduce the resources they devote to developing and commercializing our products. Conflicts or disputes with our collaborators, and competition from them, could harm our relationships with our other collaborators, restrict our ability to enter future collaboration agreements and delay the research, development or commercialization of our product candidates. If any collaborative partner terminates or breaches its agreement, or otherwise fails to complete its obligations in a timely manner, our chances of successfully developing or commercializing these product candidates would be materially and adversely affected. We may not be able to enter into collaborative agreements with partners on terms favorable to us, or at all. Our inability to enter into collaborative arrangements with collaborative partners, or our failure to maintain such arrangements, would limit the number of product candidates that we could develop and ultimately decrease our sources of any future revenues.
We may face risks in connection with existing and future collaborations with respect to the development, manufacture and commercialization of our product candidates.
We face a number of risks in connection with our current and future collaborations. Our collaboration agreements are subject to termination under various circumstances. Our collaborators may change the focus of their development and commercialization efforts or may have insufficient resources to effectively assist in the development of our products. Any future collaboration agreements may have the effect of limiting the areas of research and development that we may pursue, either alone or in collaboration with third parties. Further, disagreements with collaborators, including disagreements over proprietary rights, contract interpretation, or the preferred course of development, might cause delays, might result in litigation or arbitration, or might result in termination of the research, development or commercialization of our products. Any such disagreements would divert management attention and resources and be time-consuming and costly.
General Company-Related Risks
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If we fail to remediate our material weaknesses, we may not be able to report our financial results accurately or to prevent fraud.
Our management is responsible for establishing and maintaining internal control over financial reporting, disclosure controls, and compliance with the other requirements of the Sarbanes-Oxley Act and the rules promulgated by the SEC thereunder. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with applicable financial reporting standards. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected by the company’s internal controls on a timely basis.
Prior to this offering, we have operated as a private company that was not required to comply with the obligations of a public company with respect to internal control over financial reporting. We have historically operated with limited accounting personnel and other resources with which to address our internal control over financial reporting.
In connection with the audits of our financial statements in preparation for this offering, we and our independent registered public accounting firm identified material weaknesses primarily related to a (i) lack of sufficient accounting and supervisory personnel who have the appropriate level of technical accounting experience and training, and (ii) lack of adequate procedures and controls to ensure that accurate financial statements can be prepared and reviewed on a timely basis for annual reporting purposes. These deficiencies constitute material weaknesses in our internal control over financial reporting in both design and operation. We have engaged outside advisors with expertise in these matters to assist us in the preparation of our financial statements and in our compliance with SEC reporting obligations related to this offering, and we expect to continue to do so while we remediate the material weaknesses.
We have initiated a remediation plan to address these material weaknesses, including the hire of a full time additional employee in our accounting department and a more streamlined process in order to prepare and review financial information; however, our control environment needs improvements, and as a result we may be exposed to errors. We plan to take additional steps to remediate the material weaknesses and improve our accounting function, including hiring of additional senior level and staff accountants with US GAAP technical knowledge to support the timely completion of financial close procedures, implement robust processes, and provide additional needed technical expertise, and in the interim, continuing to engage third parties as required to assist with the preparation of our financial statements and our compliance with SEC reporting obligations. Additionally, we intend to develop and implement consistent accounting policies, internal control procedures and provide additional training to our accounting and financial reporting personnel.
Although we are working to remediate such material weaknesses as quickly and efficiently as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating the material weaknesses. If we are unable to successfully remediate our identified material weaknesses, if we discover additional material weaknesses or if we otherwise are unable to report our financial statements accurately or in a timely manner, we would be required to continue disclosing such material weaknesses in future filings with the SEC, which could adversely affect our business, investor confidence in our company and the market price of our common shares and could subject us to litigation or regulatory enforcement actions. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the market value of our common shares.
We will need to expand our operations and increase the size of our company, and we may experience difficulties in managing growth.
As we advance our product candidates through preclinical studies and clinical trials, and develop new product candidates, we will need to increase our product development, scientific, regulatory and compliance and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:
•	successfully attract and recruit new employees with the expertise and experience we will require;
•	manage our clinical programs effectively, which we anticipate being conducted at numerous clinical sites;
•	develop a marketing, distribution and sales infrastructure in addition to a post-marketing surveillance program if we seek to market our products directly; and
•	continue to improve our operational, manufacturing, quality assurance, financial and management controls, reporting systems and procedures.
If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.
Our executive officers and other key personnel are critical to our business, and our future success depends on our ability to retain them.
Our success depends to a significant extent upon the continued services of Eric I. Richman, our Chief Executive Officer. Mr. Richman has overseen the company since July 2020 and provides leadership for our growth and operations strategy. Loss of the services of our key personnel would have a material adverse effect on our growth, revenues and prospective business. The loss of any of our key personnel, or the inability to attract and retain qualified personnel, may significantly delay or prevent the achievement of our research, development or business objectives and could materially adversely affect our business, financial condition and results of operations.
Any employment agreement we enter into will not ensure the retention of the employee who is a party to the agreement. In addition, we have only limited ability to prevent former employees from competing with us. Furthermore, our future success will also depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire, and retain additional personnel. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Moreover, competition for personnel with the scientific and technical skills that we seek is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly.
Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.
Our employment agreements generally include covenants not to compete. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work at all or for a sufficient duration of time to prevent members of our management team from competing with us. If we are unable to enforce these covenants not to compete, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our competitiveness may be diminished.
If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.
Over time we will need to hire additional qualified personnel with expertise in drug development, product registration, clinical, preclinical and nonclinical research, quality compliance, government regulation, formulation and manufacturing, financial matters and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and our search for such personnel may not be successful. Attracting and retaining qualified personnel will be critical to our success.
Our relationships with customers, physicians, and third-party payors will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.
Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors may subject us to various federal and state fraud and abuse laws and other healthcare laws, including, without limitation, the federal Anti-Kickback Statute, the federal civil and criminal false claims laws and the law commonly referred to as the Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our clinical research, proposed sales, marketing and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct or may conduct our business. The laws that will affect our operations include, but are not limited to:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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federal civil and criminal false claims laws, including, without limitation, the False Claims Act, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other government payors that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, and as amended again by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization by entities subject to the rule, such as health plans, health care clearinghouses and health care providers, and their respective business associates;

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federal transparency laws, including the federal Physician Payments Sunshine Act, which is part of PPACA, that require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to: (i) payments or other “transfers of value” made to physicians and teaching hospitals; and (ii) ownership and investment interests held by physicians and their immediate family members;

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state and foreign law equivalents of each of the above federal laws, state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or to adopt compliance programs as prescribed by state laws and regulations, or that otherwise restrict payments that may be made to healthcare providers; and

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state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws.
It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations.
The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.
Coverage and adequate reimbursement may not be available for our current or any future product candidates, which could make it difficult for us to sell profitably, if approved.
Market acceptance and sales of any product candidates that we commercialize, if approved, will depend in part on the extent to which reimbursement for these drugs and related treatments will be available from third-party payors, including government health administration authorities, managed care organizations and other private health insurers. Third-party payors decide which therapies they will pay for and establish reimbursement levels. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies. However, decisions regarding the extent of coverage and amount of reimbursement to be provided for any product candidates that we develop will be made on a payor-by-payor basis. One payor’s determination to provide coverage for a drug does not determine whether or not another payor will also provide coverage, and adequate reimbursement, for the drug. Additionally, a third-party payor’s decision to provide coverage for a therapy does not imply that an adequate reimbursement rate will be approved. Each payor determines whether or not it will provide coverage for a therapy, what amount it will pay the manufacturer for the therapy, and on what tier of its formulary it will be placed. The position on a payor’s list of covered drugs, or formulary, generally determines the co-payment that a patient will need to make to obtain the therapy and can strongly influence the adoption of such therapy by patients and physicians. Patients who are prescribed treatments for their conditions and providers prescribing such services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our drugs unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our drugs.
A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Coverage and reimbursement may not be available for any drug that we commercialize and, if reimbursement is available, it is uncertain what the level of reimbursement will be. Inadequate coverage and reimbursement may impact the demand for, or the price of, any drug for which we obtain marketing approval. If coverage and adequate reimbursement are not available, or are available only at limited levels, we may not be able to successfully commercialize our current and any future product candidates that we develop.
Healthcare legislative reform measures may have a negative impact on our business and results of operations.
In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval.
Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, the PPACA was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The PPACA, among other things: (i) addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; (ii) increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations; (iii) establishes annual fees and taxes on manufacturers of certain branded prescription drugs; (iv) expands the availability of lower pricing under the 340B drug pricing program by adding new entities to the program; and (v) establishes a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D. Some of the provisions of the PPACA have yet to be fully implemented, while certain provisions have been subject to judicial and Congressional challenges. In January 2017, Congress voted to adopt a budget resolution for fiscal year 2017, or the Budget Resolution, that authorizes the implementation of legislation that would repeal portions of the PPACA. The Budget Resolution is not a law; however, it is widely viewed as the first step toward the passage of legislation that would repeal certain aspects of the PPACA. Further, on January 20, 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the PPACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the PPACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. The PPACA remains subject to legislative efforts to repeal, modify or delay the implementation of the law. Recent efforts to repeal, modify or delay implementation of the ACA have resulted in some level of success. If the PPACA is repealed or further modified, or if implementation of certain aspects of the PPACA are delayed, such repeal, modification or delay may materially adversely impact our business, strategies, prospects, operating results or financial condition. Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for products. In addition, changes to the political landscape in the United States (including as a result of the 2020 presidential elections) may impact the market sentiment surrounding the pharmaceutical industry.
We expect that these and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved drug. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our drugs.
We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

If we obtain approval to commercialize any approved products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.
If any of our product candidates are approved for commercialization outside of the United States, we intend to enter into agreements with third parties to market them on a worldwide basis or in more limited geographical regions. We expect that we will be subject to additional risks related to entering into international business relationships, including:
•	different regulatory requirements for drug approvals;
•	reduced protection for intellectual property rights, including trade secret and patent rights;
•	unexpected changes in tariffs, trade barriers and regulatory requirements;
•	economic weakness, including inflation, or political instability in particular foreign economies and markets;
•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
•	foreign taxes, including withholding of payroll taxes;
•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;
•	workforce uncertainty in countries where labor unrest is more common than in the United States;
•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;
•	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, hurricanes, floods and fires; and
•	difficulty in importing and exporting clinical trial materials and study samples.
We face the risk of product liability claims and may not be able to obtain insurance.
Our business exposes us to the risk of product liability claims that are inherent in the development of drugs. If the use of one or more of our or our collaborators’ drugs harms people, we may be subject to costly and damaging product liability claims brought against us by clinical trial participants, consumers, health care providers, pharmaceutical companies or others selling our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators. While we currently expect to carry clinical trial insurance and product liability insurance, the amount of insurance coverage up to $5 million we hold now or in the future may not be adequate to cover all liabilities we might incur. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. If we are unable to obtain insurance at an acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. If we are sued for any injury allegedly caused by our or our collaborators’ products, our liability could exceed our total assets and our ability to pay the liability. A product liability claim or series of claims brought against us would decrease our cash and could cause our stock price to fall.
Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant uninsured liabilities.
We carry insurance for most categories of risk that our business may encounter; however, we may not have adequate levels of coverage. We currently maintain general liability, property, workers’ compensation, products liability and directors’ and officers’ insurance, along with an umbrella policy, which collectively costs approximately $35,000 per annum. We may not be able to maintain existing insurance at current or adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

Risks Related to Our Securities and the Offering
If we sell securities in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.
We may from time to time issue additional shares of common stock at a discount from the current market price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any of our securities sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our common stockholders could experience additional dilution and, as a result, our stock price may decline.
We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.
We will have considerable discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section entitled “Use of Proceeds.” We intend to use the net proceeds from this offering to advance our lead programs in preclinical studies and into clinical trials, to advance our discovery and candidate selection stage programs and for general corporate purposes. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
No active trading market for our common stock currently exists. An active trading market may not develop and you may not be able to resell your shares of our common stock at or above the initial offering price, or at all.
Prior to this offering, there has not been an active trading market for our common stock. If an active trading market for our common stock does not develop following this offering, you may not be able to sell your shares quickly or at the market price. Our ability to raise capital to continue to fund operations by selling shares of our common stock and our ability to acquire other companies or technologies by using shares of our common stock as consideration may also be impaired. The initial public offering price of our common stock will be determined by negotiations between us and representatives of the underwriters and may not be indicative of the market prices of our common stock that will prevail in the trading market.
The market price for our common stock may be volatile, and your investment in our securities could decline in value.
The stock market in general has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology and specialty pharmaceutical companies, particularly companies like ours without product revenues and earnings, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:
•	announcements of technological innovations or new products by us or our competitors;
•	announcement of FDA approval or disapproval of our product candidates or other product-related actions;
•	developments involving our discovery efforts and clinical trials;
•	developments or disputes concerning patents or proprietary rights, including announcements of infringement, interference or other litigation against us or our potential licensees;
•	developments involving our efforts to commercialize our products, including developments impacting the timing of commercialization;
•	announcements concerning our competitors, or the biotechnology, pharmaceutical or drug delivery industry in general;
•	public concerns as to the safety or efficacy of our product candidates or our competitors’ products;
•	changes in government regulation of the pharmaceutical or medical industry;

•	changes in the reimbursement policies of third party insurance companies or government agencies;
•	actual or anticipated fluctuations in our operating results;
•	changes in financial estimates or recommendations by securities analysts;
•	developments involving corporate collaborators, if any;
•	changes in accounting principles; and
•	the loss of any of our key scientific or management personnel.
In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results and financial condition.
If you purchase shares of our common stock in this offering, you will suffer immediate dilution of your investment.
The initial public offering price of our common stock is substantially higher than the net tangible book value (deficit) per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our pro forma as adjusted net tangible book value per share after this offering. Based on the assumed initial public offering price of $   per share, the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $   per share, representing the difference between our pro forma as adjusted net tangible book value per share after this offering and the assumed initial public offering price.
In addition, as of December 31, 2020, we had outstanding stock options to purchase an aggregate of 488,000 shares of common stock at an exercise price of $2.97 per share. To the extent these outstanding options are exercised, there will be further dilution to investors in this offering.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, and particularly after we no longer qualify as an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur previously. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our board of directors. In addition, these rules and regulations are often subject to varying interpretations, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
While we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an emerging growth company, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.
We qualify as an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to public companies that are not emerging growth companies. These provisions include, but are not limited to: being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure; an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We intend to take advantage of the exemptions discussed above. As a result, the information we provide will be different than the information that is available with respect to other public companies. In this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and the market price of our common stock may be more volatile.
We will remain an emerging growth company until the earliest of (i) the end of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the first fiscal year after our annual gross revenue exceeds $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.00 billion in non-convertible debt securities, or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.
We do not anticipate paying dividends on our common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.
We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and limitations under applicable law, and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.
Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.
If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based on shares of common stock outstanding as of    , 2021, upon the closing of this offering we will have outstanding a total of    shares of common stock. Of these shares, only the shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable without restriction in the public market immediately following this offering.
Our directors, executive officers and the holders of a majority of our outstanding equity securities have entered into lock-up agreements pertaining to this offering that will expire 180 days from the date of this prospectus, subject to earlier release of all or a portion of the shares subject to such agreements by the representatives of the underwriters in their sole discretion. After the lock-up agreements expire, these shares of common stock will be eligible for sale in the public market, unless held by directors, executive officers and other affiliates, in which case such shares will be subject to certain limitations of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act.

In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our existing equity compensation plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline. Additionally, the number of shares of our common stock reserved for issuance under our 2020 Omnibus Incentive Plan will automatically increase on January, 2021 and each January 1 thereafter by    % of the number of shares of common stock outstanding on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. Unless our board of directors elects not to increase the number of shares available for future grant each year, our stockholders may experience additional dilution.
After this offering, the holders of   shares of our common stock as of   , 2021 will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the 180-day lock-up agreements described above. See “Description of Capital Stock—Registration Rights.” Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by affiliates, as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.
The rights of the holders of our securities may be impaired by the potential issuance of preferred stock.
Our articles of incorporation give our board of directors the ability to designate and issue preferred stock in one or more series. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the relative voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could have the effect of discouraging, delaying or preventing a change of control of us. The possible impact on takeover attempts could adversely affect the price of our securities. Although we have no present intention to designate any series, or issue any shares, of preferred stock, other than pursuant to this offering, we may do so in the future.
If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Our research coverage by industry and financial analysts is currently limited. Even if our analyst coverage increases, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay attempts to acquire us that you might consider favorable.
Our amended and restated certificate of incorporation (the “Amended Charter”) and amended and restated bylaws (the “Amended Bylaws”) will contain provisions that may make the merger or acquisition of us more difficult without the approval of our board of directors. Among other things, these provisions will:
•
allow us to authorize the issuance of undesignated preferred stock in connection with a stockholder rights plan or otherwise, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•
provide that our bylaws may be amended or repealed only by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors; and

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.
Further, as a Delaware corporation, we are also subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under

Delaware law could discourage, delay, or prevent a transaction involving a change in control of us, including actions that our stockholders may deem advantageous, or could negatively affect the market price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Capital Stock – Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law.”
Our Amended Charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our Amended Charter, which will become effective prior to the completion of this offering, will provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees to us or to our stockholders; (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law (the “DGCL”), the Amended Charter or the Amended Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine, provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. Our Amended Charter will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act, subject to a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in our Amended Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Provisions in our organizational documents regarding exculpation and indemnification of our directors and officers may result in substantial expenditures by us and may discourage lawsuits against our directors and officers.
Our Amended Charter and Amended Bylaws will, to the maximum extent permissible under Delaware law, eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty. These provisions may discourage us, or our stockholders through derivative litigation, from bringing a lawsuit against any of our current or former directors or officers for any breaches of their fiduciary duties, even if such legal actions, if successful, might benefit us or our stockholders. In addition, our Amended Charter and Amended Bylaws will provide that we will, to the fullest extent permitted by Delaware law, indemnify our directors and officers for costs or damages incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding brought against them by reason of their positions as directors and officers. We also intend to enter into indemnification agreements with each of our directors and executive officers. See “Certain Relationships and Related Party Transactions – Agreements with Directors and Officers – Indemnification Agreements.” Although we expect to purchase directors' and officers' insurance, these indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements made under the headings “Summary,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus contain forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often characterized by the use of words such as “believe,” “can,” “could,” “potential,” “plan,” “predict,” “goals,” “seek,” “should,” “may,” “may have,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “expect” or by discussions of strategy, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from historical results or any future results, performance or achievements expressed, suggested or implied by such forward-looking statements. These include, but are not limited to, statements about:
•	our ability to develop, obtain regulatory approval for and commercialize our product candidates;
•	the timing of future IND submissions, initiation of preclinical studies and clinical trials, and timing of expected clinical results for our product candidates;
•	our success in early preclinical studies, which may not be indicative of results obtained in later studies or clinical trials;
•	the outbreak of the novel strain of coronavirus disease, COVID-19, which could adversely impact our business, including our preclinical studies and any future clinical trials;
•	the potential benefits of our product candidates;
•	our ability to obtain regulatory approval to commercialize our existing or any future product candidates;
•	our ability to identify patients with the diseases treated by our product candidates, and to enroll patients in clinical trials;
•	the success of our efforts to expand our pipeline of product candidates and develop marketable products through the use of our SEE-Tx platform;
•	our expectations regarding collaborations and other agreements with third parties and their potential benefits;
•	our ability to obtain, maintain and protect our intellectual property;
•	our reliance upon intellectual property licensed from third parties, including the license to use our SEE-Tx platform;
•	our ability to identify, recruit and retain key personnel;
•	our expected use of net proceeds from this offering and the sufficiency of such net proceeds, together with our cash and cash equivalents, to fund our operations;
•	our financial performance;
•	developments or projections relating to our competitors or our industry;
•	the impact of laws and regulations;
•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act; and
•
other factors and assumptions described in this prospectus under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business”, and elsewhere in this prospectus.

These statements are based on our historical performance and on our current plans, estimates and projections in light of information currently available to us, and therefore you should not place undue reliance on them. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Forward-looking statements made in this prospectus speak only as of the date of this prospectus, and we undertake no obligation to update them in light of new information or future events, except as required by law.
You should carefully consider the above factors, as well as the factors discussed elsewhere in this prospectus, including under “Risk Factors,” before deciding to invest in our common stock. The factors identified above should not be construed as an exhaustive list of factors that could affect our future results and should be read in conjunction with the other cautionary statements that are included in this prospectus. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. If any of these trends, risks or uncertainties actually occurs or continues, our business, revenue and financial results could be harmed, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $   million from the sale of   shares of common stock in this offering at the assumed initial public offering price of $   per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting commissions and discounts of $    million and estimated offering expenses of $   million. If the underwriters exercise in full their option to purchase    additional shares of common stock, then we estimate that our net proceeds from this offering will be approximately $   million.
A $1.00 increase (decrease) in the assumed initial public offering price of $   per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $   , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds we receive from this offering, as follows:
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approximately between $    to $    million to fund expenses to advance the development of our GLB1 programs for our lead product candidates in ongoing preclinical studies and into Phase 1/2 clinical trials for the treatment of Morquio B and GM1 Gangliosidosis;

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approximately between $    to $    million to fund expenses to advance the development of our GBA1 programs for our lead product candidates, in ongoing preclinical studies and into Phase 1/2 clinical trials for the treatment of neuronopathic Gaucher and GBA1 Parkinson (GBA1+PD) diseases;

•
approximately between $     to $     million to fund expenses to advance research and development activities that relate to all our other preclinical activities, including process development activities related to the advancement of our product candidates and the cost of research and development personnel; and,

•	the remainder for planned general and administrative expenses, the costs of operating as a public company, working capital and general corporate purposes.
This expected use of net proceeds from this offering and our existing cash and cash equivalents represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our drug candidates, and any unforeseen cash needs. As a result, our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of those net proceeds. The timing and amount of our actual expenditures will be based on many factors, including the focus, pace and timing of our development efforts and the existence of unforeseen opportunities or obstacles. As a result, we may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Pending these uses, we plan to invest these net proceeds in short-term, interest bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.
Our ability to pay dividends may also be restricted by the terms of any credit agreement or any future debt or preferred equity securities agreement that we or our subsidiaries enter into. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to Our Securities and the Offering—We do not anticipate paying dividends on our common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.”

CAPITALIZATION
The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2020:
•	on an actual basis; and
•
on a pro forma basis to give effect to the following events, as if each event had occurred on December 31, 2020: (i) the Preferred Conversion; (ii) the  -for-  forward stock split and the filing and effectiveness of our Amended Charter and the adoption of our Amended Bylaws; and

•
on a pro forma as adjusted basis giving further effect to the issuance and sale of   shares of common stock in this offering and the application of the proceeds from this offering as described in “Use of Proceeds,” based on an assumed initial public offering price of $   per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table, together with the information contained in this prospectus, including “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.
	December 31, 2020
	Actual	Pro Forma	Pro Forma as adjusted(1)
	(unaudited)
Cash and cash equivalents	$7,492,910	$	$
Debt:
Loans	738,282
Total debt	738,282
Equity:
Series A Preferred Stock, $0.0001 par value per share; 1,346,390 issued and outstanding as of December 31, 2020 and no shares issued and outstanding on a pro forma basis	135
Series B Preferred Stock, $0.0001 par value per share: 3,366,999 shares issued and outstanding as of December 31, 2020 and no shares issued and outstanding on a pro forma basis	337
Common stock, $0.0001 par value per share: 50,000,000 shares authorized, 4,022,736 and shares issued and outstanding as of December 31, 2020 and on a pro forma basis, respectively	402
Additional paid-in capital	13,388,666
Other comprehensive loss	(152,698)
Retained earnings	(7,034,853)
Total stockholders’ equity	6,201,989
Total capitalization	$	$	$
(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $   per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total stockholders’ equity by approximately $   , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discount and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each 1,000,000 increase or decrease in the number of shares of common stock offered in this offering by us would increase or decrease the pro forma as adjusted amount of total stockholders’ equity by approximately $   , assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discount and commissions and estimated offering expenses payable by us.

DILUTION
Investors purchasing our common stock in this offering will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of common stock. Dilution in pro forma net tangible book value represents the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering.
Pro forma net tangible book value represents our total tangible assets (total assets less intangible assets) less total liabilities, divided by the pro forma number of outstanding shares of common stock. As of December 31, 2020, our pro forma net tangible book value was $   million, or $   per share. After giving effect to the sale and issuance of    shares of our common stock in this offering at an assumed initial public offering price of $   per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discount and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2020 would have been approximately $   million, or $   per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $   per share to our existing stockholders and an immediate dilution of $   per share to new investors participating in this offering.
The following table illustrates this dilution on a per share basis to new investors:
Assumed initial public offering price per share of common stock		$
Pro forma net tangible book value per share of common stock as of December 31, 2020	$
Increase per share of common stock attributable to this offering	$
Pro forma net tangible book value per share of common stock, as adjusted to give effect to this offering
Dilution in pro forma net tangible book value per share of common stock to new investors		$
Each $1.00 increase or decrease in the assumed initial public offering price of $   per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease our pro forma as adjusted net tangible book value by approximately $   million, or approximately $   per share, and increase or decrease the dilution per share to investors participating in this offering by approximately $   per share, assuming that the number of shares offered by us remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase or decrease of 1,000,000 in the number of shares of common stock offered by us would increase our pro forma as adjusted net tangible book value by approximately $   million, or $   per share, and decrease the dilution per share to investors participating in this offering by $   per share, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.
If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value after this offering would be $   per share, the increase in pro forma net tangible book value per share would be $   and the dilution per share to new investors would be $    per share, in each case assuming an initial public offering price of $   per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The following table summarizes, on the pro forma as adjusted basis described above as of December 31, 2020, the differences between the number of shares of common stock purchased from us, the total consideration and the price per share paid by our existing stockholders and by investors participating in this offering at an assumed initial public offering price of $   per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting the underwriting discount and estimated offering expenses payable by us.
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholder		%	$	%	$
New investors
Total		100%		$100%	$
Each $1.00 increase or decrease in the assumed initial public offering price of $   per share would increase or decrease total consideration paid by new investors by approximately $   million, assuming that the number of shares, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering. An increase or decrease of 1,000,000 in the number of shares of common stock offered by us would increase or decrease total consideration paid by new investors by approximately $   million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.

SELECTED HISTORICAL FINANCIAL DATA
The following tables summarize our selected financial and other data. The summary consolidated statements of operations data presented below for the years ended December 31, 2020, 2019, 2018 and the balance sheet data as of December 31, 2020 and 2019 are derived from our audited consolidated financial statements included elsewhere in this prospectus. For periods and at dates prior to the Corporate Reorganization, our financial statements were prepared based on the historical financial statements of GT Gain Therapeutics SA.
Our historical results are not necessarily indicative of the results that may be expected in any future period. You should read the following summary consolidated financial data together with the information in the sections titled “Use of Proceeds,” “Selected Historical Financial Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.
	Year Ended December 31,
	2020	2019	2018
Revenues:
Other income	$28,881	$41,301	$20,609
Total revenues	28,881	41,301	20,609
Operating expenses:
Research and development	2,259,204	1,586,245	826,880
General and administrative	1,249,126	555,165	222,047
Total operating expenses	3,508,330	2,141,410	1,048,927
Loss from operations	(3,479,449)	(2,100,109)	(1,028,318)
Interest (income)/expense, net	(3,637)	20,540	52,477
Foreign exchange (gain)/loss, net	96,484	65,682	14,964
Loss before income tax provision	(3,572,296)	(2,186,331)	(1,095,759)
Income tax provision	5,386	7,114	9,781
Net loss	(3,577,682)	(2,193,445)	(1,105,540)
Net loss per ordinary share:
Basic and diluted loss per share	(1.17)	(0.97)	(0.49)
Weighted-average ordinary shares used in per share calculations – basic and diluted	3,046,355	2,250,000	2,250,000
Pro forma net loss per share attributable to common stockholders – basic and diluted[3]	$(0.61)	$(0.68)	—
Pro forma weighted-average common shares outstanding – basic and diluted	5,860,140	3,243,440	—
3
The unaudited pro-forma basic and diluted net loss per share attributable to common stockholders has been computed using the weighted-average number of common shares outstanding after giving pro-forma effect to the conversion of all outstanding shares of convertible preferred stock into shares of common stock, as if such conversion had occurred at the beginning of the period presented or the date of original issuance, whichever is later. As of December 31, 2019, there were 993,440 shares of Series A Preferred Stock issued on February 18, 2019. As of December 31, 2020, there were 1,346,390 shares of Series A Preferred Stock and 3,366,999 shares of Series B Preferred Stock issued and outstanding. For the years ended December 31, 2020, 2019 and 2018, see Note 17 to our audited consolidated financial statements appearing elsewhere in this prospectus for further details on the calculation of pro forma basic and diluted net loss per share attributable to common stockholders.

	Year Ended December 31,
	2020	2019	2018
Cash and cash equivalents:	7,492,910	$303,320	$400,694
Total current assets	8,987,828	429,525	494,638
Total non-current assets	616,530	230,761	316,996
Total current liabilities	2,114,831	879,052	530,786
Total non-current liabilities	1,287,538	231,090	1,231,756
Total stockholders’ equity (deficit)	6,201,989	(449,856)	(950,908)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and operating results together with the section captioned “Selected Financial Data” and our financial statements and the related notes appearing at the end of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Overview
We are a development stage biotechnology company developing novel therapeutics to treat diseases caused by protein misfolding, with an initial focus on LSDs, including rare genetic diseases and neurological disorders. We use our exclusively in-licensed platform, SEE-Tx, to discover novel allosteric sites on misfolded proteins and identify proprietary small molecules that bind these sites and restore protein folding, potentially treating the underlying disease. These small molecule binding sites, away from the protein’s active areas, are called allosteric sites. We believe targeting the allosteric binding site instead of the active binding site can provide a number of advantages: superior regulation of misfolded proteins implicated in disease, enhanced specificity by being non-competitive with the natural substrate and the potential for molecules with favorable drug-like properties. While the SEE-Tx platform is novel and has not been used to develop approved drugs yet, these advantages have the potential to ultimately enhance both tolerability and response.
We have already identified and filed three patent applications and one provisional patent application (such applications do not cover the Unites States) for our novel STARs, which are small molecules with the potential to treat diseases with high unmet medical need for which there are currently few or no available therapies. These diseases include Morquio B, GM1 Gangliosidosis (GM1), neuronopathic Gaucher disease, GBA1 Parkinson’s disease, Krabbe disease and Mucopolysaccharidosis type 1.
We are currently advancing the development of our STAR candidates through preclinical studies where we will continue to identify optimal lead compounds for each indication that we will advance into clinical trials. Through academic partnerships, co-development and licensing arrangements, we intend to develop a broad pipeline of therapeutics to catalyze a new approach to the treatment of diseases caused by misfolded enzymes. We expect to obtain additional preclinical data and commence IND-enabling studies for lead compound candidates beginning in 2021, at which point we will begin the process to prepare and submit investigational new drug, or IND, submissions to the FDA seeking clearance to commence clinical research..
Since our inception in 2017, we have devoted substantially all of our resources to identify and develop next-generation brain-penetrant allosteric small molecules for the treatment of devastating LSDs and CNS indications using our in-licensed proprietary SEE-Tx technology. To date, we do not have any product candidate approved for sale and have not generated any revenue from product sales. We have primarily financed our operations through a combination of sales of our securities and research grants.
We have incurred recurring losses and negative cash flows from operations since inception and as of December 31, 2019 and 2020, had an accumulated deficit of $3,457,171 and $7,034,853, respectively. We anticipate incurring additional losses until such time, if ever, that we can generate significant sales of our product candidates currently in development. We will need substantial additional capital to fund our operations and to develop our product candidates.
Our operations have consisted primarily of organizing the company, securing financing, developing licensed technology, performing research and conducting preclinical studies. We face risks associated with early-stage biotechnology companies whose product candidates are in development. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital for us to complete our research and development, achieve our research and development objectives, defend our intellectual property rights, and recruit and retain skilled personnel, and key members of management. Even if our product development efforts are successful, it is uncertain when, if ever, we will realize significant revenue from product sales.

We plan to seek additional funding through public or private equity offerings, debt financings, other collaborations, strategic alliances and licensing arrangements. We may not be able to obtain financing on acceptable terms, or at all, and we may not be able to enter into strategic alliances or other arrangements on favorable terms, or at all. The terms of any financing may adversely affect our holdings or the rights of our stockholders. If we are unable to obtain funding, we could be required to delay, reduce or eliminate research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect our business prospects.
Components of Results of Operations
Revenue
We have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the foreseeable future. If we fail to complete the development of our product candidates in a timely manner or fail to obtain their regulatory approval, we will not generate revenue in the future. Our current revenues are not related to our core business, but rather are residual and primarily consist of income from subleases of our office space.
Operating Expenses
Our expenses since inception have consisted solely of research and development costs and general and administrative costs.
Research and Development Expenses
Research and development expenses consist primarily of costs incurred for our research activities, including our discovery efforts, and the development of our product candidates, which include:
•
expenses incurred under collaborations with third parties, including contract research organizations, or CROs, and Universities, that conduct research and preclinical studies, such as in-vitro and in-vivo absorption, distribution, metabolism and excretion (“ADME”), cell model studies, in-vivo pharmacology and pharmacokinetic studies, toxicology studies and chemical synthesis, on our behalf;

•
employee salaries, benefits and other related costs, including share-based compensation expenses, for employees engaged in research and development functions and overhead allocations consisting of various support and facilities-related expenses, which include rent, utilities and maintenance of our Barcelona labs and Lugano office, depreciation, travel and congress expenses;

•	fees paid to consultants who assist with research and development activities and related travel expenses; and
•	the cost of sponsored research, which includes laboratory materials and supplies, manufacturing scale-up expenses and the cost of acquiring and manufacturing preclinical studies.
The following table provides a breakout of our research and development expenses by major categories of expense (in thousands):
	Year Ended December 31,
	2020	2019	2018
Pre-clinical activities and outside services	1,297,694	599,125	329,853
Personnel expenses	1,100,722	906,142	390,824
Other	176,611	187,401	106,203
Research grants	(315,823)	(106,423)
Total research and development expenses	2,259,204	1,586,245	826,880
We recognize research and development costs as incurred and these costs are reflected in our financial statements as prepaid or accrued research and development expenses. We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and are reflected in our financial statements as prepaid or accrued research and development expenses. We anticipate that our research and development expenses will increase substantially in future periods to support progress in our research and development activities, including the commencement of the clinical trials for product candidates we are developing. These increases will likely also result from increased headcount, expanded infrastructure and increased insurance costs.
Our primary research and development focus since inception has been the development of our in-licensed and proprietary SEE-Tx platform. We are using our platform to design and develop a broad pipeline of STARs.
Research and development activities are central to our business model. Product candidates in later stages of clinical development generally incur higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect that our research and development expenses will continue to increase in the foreseeable future as we (i) increase personnel costs, including stock-based compensation, (ii) continue preclinical development of our lead compounds, (iii) initiate clinical trials for certain product candidates, (iv) continue to discover and develop additional product candidates, and (v) pursue later stages of clinical development of product candidates.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries, bonus and other related costs, including share-based compensation, for personnel in our executive, finance, corporate and business development and administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters; professional fees for accounting, auditing, tax and consulting services, insurance costs, travel expenses, and facility-related expenses, and other operating costs.
We anticipate that our general and administrative expenses will increase in the future, in the form of additional compensation, including salaries, benefits, incentive arrangements and share-based compensation awards, as we increase our headcount to support the expected growth and the potential commercialization of our product candidates. We also expect to incur increased expenses associated with being a public company, including increased costs of accounting, audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance costs and investor and public relations costs.
We expect our general and administrative costs to increase as we attract and retain additional personnel.
Other Income (Expense)
Other income (expense) consists of interest expense on convertible debts and foreign exchange gain or loss.
Income Taxes
The Company is subject to taxation in the United States, Spain and Switzerland. Taxes are recorded on an accrual basis and represent the allowances for taxes paid or to be paid for the year, calculated according to the current enacted rates and applicable laws. The Company was incorporated on June 26, 2020 and has not recorded an income tax provision or benefit for the United States (U.S.) federal and state incomes taxes during the year ended December 31, 2020. GT Gain Therapeutics SA, our wholly-owned subsidiary located in Lugano (Switzerland), has accumulated net operating losses since inception and has not recorded an income tax provision or benefit for the federal and cantonal Swiss taxes for the years ended 2020, 2019 and 2018. Gain Therapeutics Sucursal de Espana, our wholly-owned branch located in Barcelona (Spain), has recorded an income tax provision on an effective tax rate of 25%, which represents the statutory tax rate, as no discrete items were noted in the computation of incomes taxes, for taxes amounting to $5,386, $7,114 and $9,781, respectively for the years ended 2020, 2019 and 2018.
As of December 31, 2020, the domestic NOLs carried forward amounted approximately to USD 532 thousand. Due to the uncertainty regarding the realization of the related deferred tax assets, full valuation allowance has been posted as of December 31, 2020.
Foreign NOLs carried forward refer to our wholly-owned subsidiary GT Gain Therapeutics SA. This entity generated losses since its inception and for the year ended December 31, 2020, 2019 and 2018 NOL carried forward amount to USD 6,076 thousand, USD 3,660 thousand and USD 1,370 thousand, respectively. Due to the uncertainty regarding the realization of the related deferred tax assets, full valuation allowance has been posted as of December 31, 2020, 2019 and 2018. According to Swiss tax law, these NOLs can be carried forward for seven years and will begin to expire commencing from 2025 for the NOLs generated in 2017.

As of each reporting date, we consider existing evidence, both positive and negative, that could impact our view with regard to future realization of deferred tax assets. We believe that it is more likely than not that the benefit for deferred tax assets will not be realized. In recognition of this uncertainty, a full valuation allowance was applied to the deferred tax assets. Future realization depends on our future earnings, if any, the timing and amount of which are uncertain as of December 31, 2020. In the future, should management conclude that it is more likely than not that the deferred tax assets are partially or fully realizable, the valuation allowance would be reduced to the extent of such expected realization and the amount would be recognized as a deferred income tax benefit in our consolidated statements of operations.
There are open statutes of limitations for taxing authorities in federal and state jurisdictions to audit our tax returns from inception of the company. There have been no material income tax-related interests or penalties assessed or recorded.
No liability related to uncertain tax positions is reported in our consolidated financial statements.
Results of Operations
The following table summarizes our historical results of operations. The period-over-period comparison of results of operations is not necessarily indicative of results for future periods. You should read this discussion of our results of operations in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.
	Year Ended December 31,
	2020	2019	2018
Revenues:
Other income	$28,881	$41,301	$20,609
Total revenues	28,881	41,301	20,609
Operating expenses:
Research and development	2,259,204	1,586,245	826,880
General and administrative	1,249,126	555,165	222,047
Total operating expenses	3,508,330	2,141,410	1,048,927
Loss from operations	(3,479,449)	(2,100,109)	(1,028,318)
Interest (income) expense, net	(3,637)	20,540	52,477
Foreign exchange (gain)/loss, net	96,484	65,682	14,964
Loss before income tax provision	(3,572,296)	(2,186,331)	(1,095,759)
Income tax provision	5,386	7,114	9,781
Net loss	(3,577,682)	(2,193,445)	(1,105,540)
Net loss per ordinary share:
Basic and diluted loss per share	(1.17)	(0.97)	(0.49)
Weighted-average ordinary shares used in per share calculations – basic and diluted	3,046,355	2,250,000	2,250,000
Comparison of the Years Ended December 31, 2020 and 2019
Revenues
For the years ended December 31, 2020 and 2019 total revenues were $28,881 and $41,301 respectively and consist mainly of income from the sublease of the Lugano office space.
Research and Development Expenses
Research and development expenses increased by $672,959 to $2,259,204 for the year ended December 31, 2020 from $1,586,245 for the year ended December 31, 2019. The increase in research and development expenses was primarily attributable to increases in personnel-related costs as a result of hiring additional personnel for research and development, and increases in outside services as we continue to expand our research and development activities, including external collaborations chemical synthesis, toxicology studies, in vitro ADME and model studies, and in vivo. pharmacology and pharmacokinetic studies. As of December 31, 2020, and 2019, research and development expense are net of research grant of $315,823 and $106,423 respectively.

General and Administrative Expenses
General and administrative expenses increased by $693,961 to $1,249,126 for the year ended December 31, 2020 from $555,165 for the year ended December 31, 2019. The increase in general and administrative expenses was primarily attributable to increases in personnel-related costs as a result of the hiring of our Chief Executive Officer, Eric Richman, in July 2020 and our Chief Financial Officer, Sal Calabrese, increase in expenses for legal fees relating to patent and corporate matters, professional fees for accounting, professional services and investor relations as we continue to expand our business and build management infrastructure.
Comparison of the Years Ended December 31, 2019 and 2018
Revenues
For the years ended December 31, 2019 and 2018, total revenues were $41,301 and $20,609 respectively and refers mainly to income from sublease of Lugano office space.
Research and Development Expenses
Research and development expenses increased by $759,365 to $1,586,245 for the year ended December 31, 2019 from $826,880 for the year ended December 31, 2018. The increase in research and development expenses was primarily attributable to increases in salaries and wages, travel and congress expenses and outside services as we continue to expand our research and development activities, including external collaborations, chemical synthesis, toxicology studies, in vitro ADME and model studies, and in vivo pharmacology and pharmacokinetic studies. As of December 31, 2019 and 2018, research and development expense is net of research grants of $106,423 and nil, respectively.
General and Administrative Expenses
General and administrative expenses increased by $333,118 to $555,165 for the year ended December 31, 2019 from $222,047 for the year ended December 31, 2018. The increase in general and administrative expenses was primarily attributable to increases in expenses for legal fees relating to patent and corporate matters, professional fees for accounting, auditing, tax and professional services as we continue to expand our business and build management infrastructure for our business.
Liquidity and Capital Resources
Since our inception, we have not generated any revenue from product sales or otherwise and have incurred significant operating losses and negative cash flows from our operations. We have not yet commercialized any products or technologies, and we do not expect to generate revenue from sales of any products in the near term, if at all. We have funded our operations to date primarily through a combination of sales of our securities and research grants.
In February 2019, our wholly-owned subsidiary, GT Gain Therapeutics SA, concluded a capital raise of CHF 1,782,500 or USD 1,772,089 through the issuance of 58,119 shares of Series A Preferred Stock and incurred issuance costs of CHF 20,731 or USD 20,610. Concurrent with the capital raise, GT Gain Therapeutics SA issued 41,225 shares of Series A Preferred Stock in connection with the conversion of two outstanding convertible loan agreements. For additional information regarding this capital raise and notes conversion see “Certain Relationships and Related Party Transactions—February 2019 Capital Raise” and “Certain Relationships and Related Party Transactions—Convertible Notes and Exercise.”
In February 2020, our wholly-owned subsidiary, GT Gain Therapeutics SA, concluded a capital raise of CHF 1,082,500 or USD 1,101,898 through the issuance of 35,295 shares of Series A Preferred Stock and incurred issuance costs of CHF 10,368 or USD 10,553. For additional information regarding this capital raise and notes conversion see “Certain Relationships and Related Party Transactions—February 2020 Capital Raise.”
In March 2020, our wholly-owned subsidiary, GT Gain Therapeutics SA obtained a CHF 14,600 or USD 16,517 five-year loan. The loan has zero interest and it is due at maturity on March 31, 2025. The loan is guaranteed through a joint and several sureties by the Swiss Confederation and Ticino Canton. The loan is part of the infrastructure put in place by the Federal Council and Swiss Parliament to assist companies in Switzerland in view of the economic consequences of the coronavirus.

In July 2020, Gain Therapeutics Inc. completed a private placement of 3,366,999 shares of Series B Preferred Stock at a purchase price per share of $2.97. Gross proceeds from the offering were $10 million. The private placement offering cost amounted to $878,286. In connection with the private placement, we issued warrants to designees of the placement agent to purchase an aggregate of 269,360 shares of our common stock at an exercise price of $4.46 per share. The warrants provide for a cashless exercise right and are exercisable for a period of five years from July 20, 2020. For additional information regarding this capital raise, see “Certain Relationships and Related Party Transactions—Series B Private Placement.”
In July 2020, GT Gain Therapeutics SA shareholders exchanged their shares in GT Gain Therapeutics SA for shares of Gain Therapeutics, Inc., which resulted in Gain Therapeutics Inc. issuing an aggregate of 2,250,000 shares of our common stock and 1,346,390 shares of our Series A Preferred Stock, reflecting a 10:1 stock split. The amounts of common stock and Series A Preferred Stock disclosed above have been retrospectively adjusted to reflect the share split as described in “Certain Relationships and Related Party Transactions—Series B Private Placement.”
In August 2020, our wholly-owned subsidiary, GT Gain Therapeutics SA obtained a CHF 638,000 or USD 699,139 nine-year loan. The loan has zero interest. The loan is due in quarterly installment of CHF 20,000 commencing on December 31, 2021 and ending on September 30, 2029. The loan is part of the infrastructure put in place by the Federal Council and Swiss Parliament to assist companies in Switzerland in view of the economic consequences of the coronavirus.
Cash Flows
The following table provides information regarding our cash flows for the periods presented:
	Year Ended December 31,
	2020	2019	2018
		(audited)
Net cash used in operating activities	$(3,240,237)	$(1,868,509)	$(774,514)
Net cash used in investing activities	(20,826)	(13,723)	(7,987)
Net cash provided by financing activities	10,486,961	1,751,479	983,778
Net change in cash and cash equivalents	7,190,581	(97,189)	237,884
Net Cash Used in Operating Activities
During the years ended December 31, 2020 and 2019, net cash used in operating activities was $3,240,237 and $1,868,509, respectively, resulting from our net loss of $3,577,682 and $2,193,445, respectively and changes in operating assets and liabilities. The increase in cash used in operating activities resulted primarily from funding our operations related to the development of our product candidates and business expansion.
During the years ended December 31, 2019 and 2018, net cash used in operating activities was $1,868,509 and $774,514, respectively, resulting from our net loss of $2,193,445 and $1,105,540, respectively and changes in operating assets and liabilities. The increase in cash used in operating activities resulted primarily from funding our operation related to the development of our product candidates and business expansion.
Net Cash Used in Investing Activities
During the years ended December 31, 2020 and 2019, net cash used in investment activities was $20,826 and $13,723, respectively, primarily due to purchases of computers and office equipment.
During the years ended December 31, 2019 and 2018, net cash used in investment activities was $13,723 and $7,987, respectively, primarily due to purchases of computers and leasehold improvements.
Net Cash Provided by Financing Activities
During the year ended December 31, 2020 net cash provided by financing activities net of issuance cost was $10,486,961 primarily due to proceeds from (i) the issuance of Series A Preferred Stock in GT Gain Therapeutics SA for $1,091,345, (ii) the issuance of Series B Preferred Stock in the company pursuant to a private placement memorandum, for net proceeds of $9,127,902, (iii) access to long-term loans in the amount of $738,282, and (iv) payment of offering costs totaling $470,745. During the year ended December 31, 2019, net cash provided by financing activities was $1,751,479 primarily due to proceeds from the issuance of Series A Preferred Stock in GT Gain Therapeutics SA, net of issuance costs.

During the years ended December 31, 2019 and 2018, net cash provided by financing activities was $1,751,479 and $983,778, respectively, primarily from the issuance of Series A Preferred Stock in our wholly-owned subsidiary, GT Gain Therapeutics SA, net of issuance costs and from convertible notes.
Funding Requirements
Our primary use of cash is to fund operating expenses, most significantly research and development expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable, accrued expenses and prepaid expenses.
Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:
•	the scope, timing, progress and results of discovery, preclinical development, laboratory testing and clinical trials for our product candidates;
•	the extent to which we enter into collaborations or other arrangements with additional third parties in order to further develop our product candidates;
•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;
•	the costs and fees associated with the discovery, acquisition or in-license of additional product candidates or technologies;
•	our ability to establish additional collaborations on favorable terms, if at all;
•	the costs required to scale up our clinical, regulatory and manufacturing capabilities;
•	the costs of manufacturing our product candidates for clinical trials and in preparation for marketing approval and commercialization;
•
the costs of future commercialization activities, if any, including establishing sales, marketing, manufacturing and distribution capabilities, for any of our product candidates for which we receive marketing approval; and

•	revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval.
We will need additional funds to meet operational needs and capital requirements for clinical trials, other research and development expenditures, and business development activities. Because of the numerous risks and uncertainties associated with the development of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials.
We believe that the anticipated net proceeds from this offering, together with our cash on hand, cash equivalents and short-term investments, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect.
Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments
The following table summarizes our contractual obligations converted to USD based on the exchange rate as of December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flow in future periods:
	Total	2021	2022	2023	2024	2025	2026 and thereafter
	(in thousands)
Loans	738	23	90	90	91	107	337
Operating lease commitments	612	155	116	116	116	109	—
Collaborative agreement with research centers	509	411	84	14	—	—	—
Total	1,859	589	290	220	207	216	337
Critical Accounting Policies and Use of Estimates
Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to recognition of grants funds, accrued expenses, defined benefit pension liability, fair value measurements and stock-based compensation. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.
Use of Estimates in the Preparation of Financial Statements
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, our future results of operations will be affected.
Research grants
Under the terms of the research and development grants awarded (such as those awarded by the Michael J. Fox Foundation, the Silverstein Foundation, Eurostars and Eureka), we are entitled to receive reimbursement of our allowable direct expenses. Contributions from research and development activities under the grants are recorded based on management’s best estimate of the periods in which the related expenditures are incurred and activities performed and are classified in the statement of operations as a reduction to research and development expenses.
Research and Development Expenses
Several of our activities and related costs are designated research and development expenses, which primarily include salary and benefits payments to our direct employees, employee stock-based compensation expenses, preclinical activities, outside services, material and supplies and contracted services. The billings we receive from contract research organizations for services rendered may not be received for several months following the service. We accrue the estimated costs of the contract research organizations’ related services based on our estimates. We are in constant communication with our contract research organizations to assess their progress on the underlying studies and the reasonableness of their cost estimates. Differences between estimated preclinical costs and actual costs have not been material to date, and changes have been made when actual costs became known. Under this policy, research and development expenses can vary due to accrual adjustments related to the underlying preclinical activities and the expenses incurred by the contract research organizations.
Accrued expenses
As part of the process of preparing our financial statements, we are required to estimate our accrued expenses as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time at the date of the preparation of the financial statements. There may be instances in which payments made to our vendors exceed the level of services provided, and result in a prepayment reported under other current assets, which are subsequently expenses in the statement of operations when the related activity has been performed rather than when the payment is made. To date, there have been no material differences between our estimates of accrued expenses reported at each balance sheet date and the amounts actually incurred.
Impairment of Long-Lived Assets
We test long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the long-lived asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the sum of the expected undiscounted cash flow is less than the carrying amount of the asset, we recognize an impairment loss, which is the excess of the carrying amount over the fair value of the asset, using the expected future discounted cash flows.
For the years ended December 31, 2020, 2019 and 2018, we did not recognize an impairment loss on our long-lived assets.
Leases
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016 02, “Leases” (“ASC 842”) to enhance the transparency and comparability of financial reporting related to leasing arrangements. Under this new lease standard, most leases are required to be recognized on the balance sheet as right-of-use assets and lease liabilities. Disclosure requirements have been enhanced with the objective of enabling financial statement users to assess the amount, timing, and uncertainty of cash flows arising from leases. Prior to January 1, 2019, GAAP did not require lessees to recognize assets and liabilities related to operating leases on the balance sheet. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize an ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement as well as the reduction of the right of use asset.
Effective January 1, 2018, we adopted Accounting Standards Codification 842, Leases (“ASC 842”) using the additional transition method option provided by ASU 2018-11. Under this transition method, we applied the new accounting guidance as of the date of adoption. Upon adoption, a cumulative effect adjustment was not required.
Subsequent to the adoption, we determine if an arrangement contains a lease at inception based on whether or not we have the right to control the asset during the contract period and other facts and circumstances. We are the lessee in a lease contact when it obtains the right to control the asset. Operating lease right of use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a term of 12 months or less at inception are expensed on a straight-line basis over the lease term in the statement of operations. We determine the lease term by assuming the exercise of renewal options that are reasonably certain.

Pension obligations
We operate defined benefit pension plans and defined contribution pension plans in accordance with local regulations and practices. These plans are funded by regular contribution made by the employer and the employees to a third-party. For defined benefit pension plans, the liability recognized in the balance sheets is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets. The overfunded or underfunded status of the defined benefit plans is calculated as the difference between plan assets and the projected benefit obligations. Estimates are used in determining the assumptions incorporated in the calculation of the pension obligations, which is supported by input from independent actuaries. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognized in “Accumulated Other Comprehensive Income (Loss)” in the statements of equity and are charged or credited to income over the employees’ expected average remaining working lives. For defined contribution pension plans, we pay contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. We have no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expenses on an accrual basis. The measurement date used for our employee benefit plans is December 31. The funding policies of our plans are consistent with the local government and tax requirements.
Income Tax
We account for income taxes under the liability method. Under this method deferred income tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities and for operating losses and tax credit carry forwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is recorded if it is “more likely than not” that a portion or all of a deferred tax asset will not be realized.
As of each reporting date, the Company considers existing evidence, both positive and negative, that could impact its view with regards to future realization of deferred tax assets. In consideration of the start-up status of the Company, a full valuation allowance has been established to offset the deferred tax assets, as the related realization is currently uncertain. In the future, should management conclude that it is more likely than not that the deferred tax assets are partially or fully realizable, the valuation allowance will be reduced to the extent of such expected realization, and the corresponding amount will be recognized as income tax benefit in the Company’s consolidated statement of operations.
The Company recognizes tax liabilities from an uncertain tax position if it is more likely than not that the tax position will not be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. There are no uncertain tax positions that have been recognized in the accompanying consolidated financial statements.
Fair Value Measurement
Fair value is based on the price that would be received from the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the guidance establishes a fair value hierarchy that categorizes observable and unobservable inputs used to measure fair value into three broad levels, which are described as follows:
Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.
Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.
In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and consider counterparty credit risk in their assessment of fair value.

Equity-based Compensation
We apply the fair value method of measuring equity-based compensation, which requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. We issue stock-based awards with only service-based vesting conditions and record the expense for these awards using the straight-line method. We have not issued any stock-based awards with performance- or market-based vesting conditions.
We recognize the related cost in the consolidated statement of operations and as additional paid in capital in the consolidated statement of shareholders’ equity in accordance with the vesting period during which the award recipients are required to provide services in exchange for the awards. We account for forfeitures as they occur.
Given the absence of an active market for our common stock, we and the board of directors determined the estimated fair value of our equity instruments based on a number of factors, including prices paid for our convertible preferred stock, which we had sold to outside investors in arm’s-length transactions; our stage of development; and the fact that the grants of stock-based awards involved illiquid securities in a private company.
The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. As there is no public market for our common stock, we determined the volatility and the expected term for awards granted based on an analysis of reported data for a peer group of similar biopharmaceuticals companies. We expect to continue to do so until such time as we have reliable historical data regarding the volatility of our traded stock price and expected term of exercise patterns. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. We have not paid, and do not anticipate paying, cash dividends on our common stock; therefore, the expected dividend yield is assumed to be zero.
The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different.
JOBS Act
We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. Other exemptions and reduced reporting requirements under the JOBS Act for emerging growth companies include presentation of only two years audited financial statements in a registration statement for an initial public offering, an exemption from the requirement to provide an auditor’s report on internal controls over financial reporting pursuant to the Sarbanes-Oxley Act, an exemption from any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation, and less extensive disclosure about our executive compensation arrangements. We have elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) we are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
As described in Note 2 to our financial statements, we adopted certain accounting standards, as the JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. We expect to use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company.
We will remain an emerging growth company until the earliest of (i) the last day of our first fiscal year in which we have total annual gross revenue of $1.07 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of completion of this offering, (iii) the date on which we have issued more than $1.0 billion of non-convertible debt instruments during the previous three fiscal years or (iv) the date on which we are deemed a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding equity securities held by non-affiliates.

Internal Control Over Financial Reporting
Historically, we have been a private company and did not maintain the internal accounting and financial reporting resources necessary to comply with the obligations of a public reporting company, including maintaining effective internal control over financial reporting. We and our independent registered public accounting firm identified material weaknesses primarily related to a (i) lack of sufficient accounting and supervisory personnel who have the appropriate level of technical accounting experience and training, and (ii) lack of adequate procedures and controls to ensure that accurate financial statements could have been prepared and reviewed on a timely basis for annual reporting purposes.
We have initiated a remediation plan to address the material weaknesses, including the hire of a full time additional employee in our accounting department and a more streamlined process in order to prepare and review financial information; however, our control environment needs improvements, and as a result we may be exposed to errors. Our remediation plan includes hiring additional senior level and staff accountants with US GAAP technical knowledge to support the timely completion of financial close procedures, implementing robust processes, and providing additional needed technical expertise, and in the interim, continuing to engage third parties as required to assist with the preparation of our financial statements and our compliance with SEC reporting obligations. Additionally, we intend to develop and implement consistent accounting policies, internal control procedures and provide additional training to our accounting and financial reporting personnel. While we are working to remediate such weaknesses as quickly and efficiently as possible, we cannot at this time, provide an estimate of the timeframe we expect in connection with implementing our plan to remediate the material weaknesses.
The process of designing and implementing an effective accounting and financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain an accounting and financial reporting system that is adequate to satisfy our reporting obligations. As we continue to evaluate and take actions to improve our internal control over financial reporting, we may determine to take additional actions to address control deficiencies or determine to modify certain of the remediation measures described above. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the material weaknesses we have identified or avoid potential future material weaknesses.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Recently Issued Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our financial statements appearing elsewhere in this prospectus.
Quantitative and Qualitative Disclosures about Market Risk
Interest Rate Risk
As of December 31, 2020, we had cash equivalents consisting primarily of $6,585,656 in money market mutual funds. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. Consequently, changes in market interest rates would not have a material impact on our financial position or results of operations.
As of December 31, 2020, we had debts outstanding of $715,656, guaranteed by the Swiss Federal Authority, at a zero percent interest rate, and are therefore not exposed to interest rate risk with respect to the cost of servicing and repaying debt.
Inflation-Related Risks
We do not believe that the rate of inflation in Spain or Switzerland has had a material impact on our business to date. However, our costs in Spain and Switzerland will increase if the inflation rate in Spain or Switzerland exceeds the devaluation of the Euro or Swiss Franc against the U.S. dollar or if the timing of such devaluation lags behind inflation in either Spain or Switzerland.

Foreign Currency Exchange Risk
We have operations in Switzerland and Spain as well as in the U.S. The functional currency of each foreign subsidiary is generally the local currency. We are exposed to foreign currency exchange risk as the functional currency financial statements of foreign subsidiaries are translated to U.S. dollars. The assets and liabilities of our foreign subsidiaries having a functional currency other than the U.S. dollar are translated into U.S. dollars at the exchange rate prevailing at the balance sheet date, and at the average exchange rate for the reporting period for revenue and expense accounts. The cumulative foreign currency translation adjustment is recorded as a component of accumulated other comprehensive loss in shareholders’ equity. The reported results of our foreign subsidiaries will be influenced by their translation into U.S. dollars by currency movements against the U.S. dollar. Our primary currency translation exposure is related to our subsidiaries that have functional currencies denominated in CHF. A hypothetical 10% strengthening or weakening in the rates used to translate the results of our foreign subsidiaries that have functional currencies denominated in CHF would have increased or decreased net income for the year ended December 31, 2020 by approximately $268,009.

OUR BUSINESS
We are a development stage biotechnology company developing novel therapeutics to treat diseases caused by protein misfolding, with an initial focus on LSDs, including rare genetic diseases and neurological disorders. We use our exclusively in-licensed platform, SEE-Tx, to discover novel allosteric sites on misfolded proteins and identify proprietary small molecules that bind these sites and restore protein folding, potentially treating the underlying disease. These small molecule binding sites, away from the protein’s active areas, are called allosteric sites. We believe targeting the allosteric binding site instead of the active binding site can provide a number of advantages: superior regulation of misfolded proteins implicated in disease, enhanced specificity by being non-competitive with the natural substrate and the potential for molecules with favorable drug-like properties. While the SEE-Tx platform is novel and has not been used to develop approved drugs yet, these advantages have the potential to ultimately enhance both tolerability and response.
As of February 19, 2021, we have already identified and filed three patent applications and one provisional patent application (such applications do not cover the United States) for our novel STARs, which are small molecules with the potential to treat diseases with high unmet medical need for which there are currently few or no available therapies. These diseases include Morquio B, GM1 Gangliosidosis (GM1), neuronopathic Gaucher disease, GBA1 Parkinson’s disease, Krabbe disease and Mucopolysaccharidosis type 1.
We are currently advancing the development of our STAR candidates through preclinical studies where we will continue to identify optimal lead compounds for each indication that we will advance into clinical trials. Through academic partnerships, co-development and licensing arrangements, we intend to develop a broad pipeline of therapeutics to catalyze a new approach to the treatment of diseases caused by misfolded enzymes. We expect to obtain additional preclinical data and commence IND-enabling studies for lead compound candidates beginning in 2021, at which point we will begin the process to prepare and submit investigational new drug, or IND, submissions to the FDA seeking clearance to commence clinical research.
Protein Misfolding and Disease
Proteins are large biomolecules that have a vast array of functions in different cell types in the body. Enzymes are a type of protein that accelerate and facilitate chemical reactions inside of cells by acting on substrates and converting those substrates into different chemical products. To perform their function in the body, enzymes and other proteins must be folded into the correct three-dimensional shape. Misfolded enzymes may not function properly, which can lead to the toxic accumulation of unprocessed substrate which is the cause of many rare genetic diseases, including LSDs and some neurodegenerative diseases such as certain forms of Parkinson’s disease. Enzyme misfolding may arise from genetic mutations that disrupt the folding pattern as well as from cellular stress due to aging and inflammation. Therapeutic small molecules that facilitate the folding of enzymes into their correct shape can restore function and the proper processing of substrate. As illustrated below, in LSDs, the gene that codes for an enzyme is mutated and results in a misfolded enzyme. The misfolded enzyme cannot traffic through the cell resulting in toxic protein accumulation. We believe that our STARs will have the ability to bind to the allosteric site of the defective enzyme and restore wild type activity and thus serve as potential therapeutic treatments for diseases.

ENDOPLASMIC RETICULUM (ER)
NUCLEUS
GOLGI APPARATUS
LYSOSOMES
Misfolded protein
Enzyme retained in ER
Rescue of folding
Structurally Targeted Allosteric Regulators (STARs)
Diseased Lysosome
Functional Lysosome
Enzyme dysfunction
Enhanced enzymatic activity
Toxic substrate accumulation
Substrate elimination
Tissue damage and disease development
Disease improvement

Limitations on Current Therapeutic Treatments
Current therapeutic approaches to address misfolded enzymes have inherent limitations. In standard chaperone therapy, the drug binds to the active site of the enzyme or other target protein which impairs the protein’s function to some degree by competing with the active substrate, decreasing efficacy and potentially leading to selectivity issues. Other treatments such as ERT, in which new functional enzymes are infused into the patient, are not optimal for treating neurological conditions because currently available ERT cannot cross the blood-brain barrier. Gene therapy, which aims to create new, functional enzymes, is not readily accepted for treating neurological conditions because the procedure is invasive in nature and the efficacy of treating neurological conditions remains to be established. Given these limitations on current therapies, we believe patients would benefit from a new therapeutic approach both on its own and, potentially, in combination with existing therapies. We believe our therapeutic approach represents a potentially significant change from current approaches by addressing protein misfolding using our efficient and proprietary ability to identify previously undiscovered allosteric sites and compounds that avoid the active sites of enzymes and cross the blood-brain barrier or penetrate other hard-to-treat organs such as bone and cartilage. Additionally, our approach enables the less-invasive process of oral administration.
Our Platform – Computational Identification Approach
Overview
Our exclusively in-licensed and proprietary SEE-Tx platform allows us to identify previously undiscovered sites on an enzyme where a small molecule can attach and potentially facilitate the enzyme into the correct folding pathway, all without disrupting its function. We refer to the small molecules we identify that bind to these allosteric sites as STARs to reflect their mechanism of action and how they are discovered.

Allosteric Site Identification
Using the three-dimensional structure of enzymes and our computational technology, our SEE-Tx platform identifies and maps, through molecular simulations, previously uncharacterized binding sites called “binding hotspots.” These are key points on the protein surface where a small molecule can potentially bind. The amount, density, nature and quality of these hotspots determine the druggability of the protein, that is, if the drug-like small molecules can effectively bind to the particular site with an appropriate potency. We then use our proprietary structure-based virtual screening methodology to filter a pool of seven to ten million commercially-available compounds to identify those that may potentially bind to the hotspot and have a functional effect. Using this information, we develop structural templates to guide the development of a narrowed pool of unique and proprietary small molecules that bind to the newly discovered allosteric sites and could potentially facilitate the enzyme into the correct folding structure and treat diseases.
As illustrated below, we believe our ability to identify and target previously uncharacterized allosteric binding sites has the potential to ultimately enhance both tolerability and response.

STAR Identification – Our Molecular Hypothesis
We believe our STAR identification process is a more efficient and effective drug discovery tool than random screening because we use a validated-target approach. In random screening, very large libraries of molecules are tested for their ability to perform a specific function such as binding to a target. This approach typically results in a large number of positive responses that must then be laboriously screened to identify product candidates that are worth pursuing. In contrast, every small molecule generated by our platform is analyzed based on a two-part molecular hypothesis: (i) the restoration of the function of the target enzyme could be a treatment for the disease and (ii) our SEE-Tx platform could identify druggable allosteric binding sites that could be exploited to restore the enzyme’s functional activity. This validated-target approach confers a great advantage during the lead compound optimization process compared to random screening approaches. The lead compound optimization process is the process by which drug candidates are synthetically refined from their original state into an agent that is safer, more potent and more useful. The goal during the lead optimization stage is to maintain favorable properties in lead compounds, while improving on deficiencies in lead structure. We can identify an allosteric site in five to six weeks, screen hits in two to three weeks and validate compounds in two to three months. In addition, compared to random screening, our validated-target approach is comparatively less expensive, requires less time to produce results with a higher success rate because this approach eliminates a number of false-hits by requiring each output to meet our two-part molecular hypothesis.
We believe each STAR has high specificity to its allosteric binding site and does not interact with the active site of the enzyme target, which is designed to enhance both tolerability and response. Our technology allows us to identify STARs that have the ability to bind to both mutant and wild-type enzymes. Because they are small molecules, STARs can be administered orally, have the ability to cross the blood-brain barrier and enter hard-to-treat tissues such as bone and cartilage. We believe the ability to cross the blood-brain barrier is essential to effectively treating diseases with neurological symptoms. In addition, we believe our STARs could be used in combination with ERT or gene therapy approaches to more completely address the patient’s needs.

Our Pipeline of STARs
We are leveraging our SEE-Tx technology platform to develop a pipeline of novel drug candidates to address diseases caused by protein misfolding. We are initially focusing on several LSDs with high unmet medical need, with the ability to expand our pipeline as we continue to discover new targets. We have entered into a number of academic collaborations to advance the development of our programs, such as with the University of Minnesota and the University of Maryland; these collaborations are understandings to work together in the research of specific demyelinating diseases and neither we, nor the institutions we collaborate with, are under contractual obligations to continue the collaboration and all parties retain their respective intellectual property. Additionally, in June 2020, we entered into a two-year research collaboration agreement with Sumitomo for the research and development of structurally targeted allosteric regulators to restore functional activity of defective lysosomal enzymes in rare genetic and demyelinating diseases.

Development Pipeline

GLB Enzyme-Related Disorders: GM1 Gangliosidosis and Morquio B
We are investigating restoration of GLB function as a treatment for GM1 and Morquio B. GLB is an enzyme found in lysosomes, which are compartments within cells that degrade and recycle different types of molecules, including toxic molecules. GLB is essential for the breakdown of GM1 and keratan sulfate, which serve important functions in the brain and other tissues. Misfolding of GLB allows these substrates to build up to toxic levels and leads to the diseases GM1 and Morquio B.
There are currently no cures for these diseases. Available treatment options include substrate reduction therapy, which cannot cross the blood-brain barrier or reach either bone or cartilage, and can therefore only help manage select symptoms. Additionally, while gene therapy approaches are being explored, they are still in early clinical development, require surgical procedures and are prone to immunological responses from the vectors. Conversely, our STARs in our GLB1 program are designed to cross the blood-brain barrier, and STARs in our GM1 program are designed to penetrate bone tissue, which is an important target tissue for treatment of Morquio B.
We have identified novel STARs targeting GLB, and the four most promising compounds have been selected as leads: GT-00413, GT-00493, GT-00513 and GT-00546. Data from our preclinical studies have shown that our STARs do not inhibit the normal activity of GLB in healthy cells, whereas competitive chaperone compounds typically do. Preclinical studies indicate that our STARs help mutated β-galactosidase escape premature degradation and travel to the lysosome where it can perform its catalytic activity. In addition, preclinical studies of these STARs in GM1-affected cells and Morquio B-affected cells show an increase in GLB activity and a reduction in the accumulation of a GM1 ganglioside substrate.
Overview of GM1 Gangliosidosis
GM1 is a rare and often life-threatening LSD in infants (type 1), juveniles (type 2) and adults (type 3). It manifests in a continuum of clinical severity by type. In type 1 or the infantile form, the onset is observed earlier and is a more severe and rapidly progressive disease. Type 2 and 3 are less severe manifestations and have slower progression with a juvenile or adult onset. The infantile form of the disease is characterized by onset in the first year of life with symptoms including hypotonia (reduced muscle tone), progressive CNS dysfunction that can lead to deafness, blindness, enlarged liver and spleen rigidity, and progressive skeletal dysplasia that can result in restrictive lung disease and aspiration pneumonia. The disease rapidly progresses, with a life expectancy of two to four years. Juvenile GM1 manifests between 18 months and five years of age with a slower progression compared to infants. The average life expectancy for type 2 GM1 is typically 10 years. Adult GM1 has an onset age between three and 30. While it is less severe and progresses at a slower rate than infantile or juvenile GM1, adult GM1 causes debilitating symptoms, including muscular atrophy, corneal clouding and dystonia.
GM1 is caused by recessive mutations in the GLB1 gene, which encodes the lysosomal enzyme GLB. This enzyme catalyzes the first step in the natural degradation of GM1 ganglioside. The reduction in GLB activity can result in the accumulation of toxic levels of GM1 ganglioside in neurons throughout the brain and highly variable storage of glycosaminoglycans and glycopeptides in visceral and skeletal tissues, causing progressive damage to both the CNS and the peripheral tissues.
The prevalence of GM1 is approximately 1:100,000 to 200,000 live births worldwide. Currently, there is no effective cure for GM1, and symptomatic treatment options, including substrate reduction therapy, ERT, bone marrow transplantation, stem cell transplantation and gene therapy are limited or still under development. Existing approaches are unable to address both the neuronal and systemic symptoms because current treatment options cannot cross the blood-brain barrier or reach other hard-to-treat organs such as bone.
Overview of Morquio B
Morquio B is a progressive LSD that results from a defect in the GLB1 gene which leads to the accumulation of keratan sulfate in bones, cartilage and the cornea. Clinical presentation of the disease ranges from a severe, rapidly progressing form (which represents the classical description of this disorder) to a phenotype that evolves more slowly. Onset of disease symptoms commonly occurs before the age of one year in patients with a severe phenotype or as late as the second decade of life in patients with the slowly progressing form of the disease. Patients with Morquio B retain their normal neurological functions but develop severe skeletal changes which may lead to nerve compression, growth retardation, corneal clouding, and impairment of cardiac function.
The prevalence of Morquio B is approximately 1:200,000 to 300,000 live births. Currently, there is no effective cure for Morquio B, and symptomatic treatment options, including substrate reduction therapy, ERT, bone marrow transplantation, stem cell transplantation and gene therapy are limited or still under development. Existing approaches are unable to address both the neuronal and systemic symptoms because current treatment options cannot cross the blood-brain barrier or reach other hard-to-treat organs such as bone.
Preclinical Characterization of GLB STAR Lead Compounds
Biological Activity
We have identified novel STAR molecules targeting GLB through our SEE-Tx platform. The four most promising molecules selected as lead compounds were: GT-00413, GT-00493, GT-00513 and GT-00546. We conducted our initial studies on these compounds. After additional studies, we narrowed our lead compounds to: GT-00493 and GT-00513. Binding of these compounds to the GLB target has been confirmed using a biophysical assay. In LSDs, the mutant enzyme is often unstable and is rapidly degraded in the endoplasmic reticulum (ER). Preclinical studies indicate that our STARs help mutated GLB escape premature degradation and travel to the lysosome where it can perform its catalytic activity. These preliminary studies were conducted in vitro using cells that carried the GLB1 mutation.
The figure below shows how GT-00513 increases the delivery of β-galactosidase to the lysosome. HEK293 cells were transfected with WT (normal GCase expression), I51T (a prevalent mutation associated with GM1) or W273L (a prevalent mutation associated with Morquio B) GLB1-HaloTag and were treated with the indicated compounds for

17 hours and a fluorescent Halo ligand. Once the protein reaches the lysosome, the tag is cleaved off β-gal but is resistant to lysosomal hydrolases enabling the detection of a 31 kDa fluorescent fragment that corresponds to the protein that reached the lysosomes. Lysosomal fragment is measured by western blot.
Effect on protein maturation and lysosomal delivery of WT and mutant β-galactosidase

The figure below shows that GT-00413 treatment cleared the toxic GM1 ganglioside accumulation (green florescence) in GM1-affected canine cells. In this preclinical study, canine GM1-affected cells were loaded with GM1 ganglioside for two days followed by the addition of GT-00413 for four days. The canine cells were stained to detect GM1 ganglioside which appears green, and cell nuclei were stained to appear blue. The images in the top row below show the cells before GT-00413 treatment. Images in the lower row show the same cells after treatment with GT-00413, showing the reduction of the GM1 ganglioside substrate.
GM1 ganglioside depletion in GM1-effected cell lines

Toxicology and Safety
Our STAR lead GLB-targeting molecules have been evaluated in an acute toxicity study in mice after oral administration, we treated two mice per dose and monitored the mice for seven days. No abnormal clinical signs were observed in any of the molecules (GT-00413, GT-00493, GT-00513 and GT-00546) and there were no mortalities in mice when dosed at 50, 150 and 400 mg/kg. The maximum tolerable dose in mice was therefore higher than 400 mg/kg.

Pharmacokinetics
Our STAR lead GLB-targeting molecules have been tested in pharmacokinetic (PK) studies after intravenous and oral administration in mice. These molecules were initially tested in a neuro-PK study to evaluate their brain penetration (three mice were treated for each of 15 minutes, two hours and eight hours). An intravenous dose of 10 mg/kg was administered to mice, and plasma and brain drug levels were measured at 15 minutes, two and eight hours after dosing. All the tested molecules showed positive brain-penetrating properties.
We have also performed oral bioavailability studies in mice to compare oral versus intravenous exposure. In the seven-day PK study, after repeated administration, we used 27 mice in total (nine for each dose group). The animals were observed after the oral administration and they were found normal with no central or peripheral clinical abnormalities. The brain to plasma ratio was greater than one at each dose tested (up to 1.9) while the bone to plasma ratio increased over time (from one hour to eight hours), which equals a ratio of 15.1 at one hour and 44.3 at eight hours.
The pharmacokinetic profile was completed with PK studies after repeated treatments to obtain safety information and exposure in tissues including some of the most relevant for the GM1 disease: brain and bone. We conducted plasma pharmacokinetics and tissue (brain and left femur bone) distribution analyses of GT-00413 following a single oral (180 mg/kg) and seven day repeated oral (30 and 90 mg/kg) dose administration in mice. GT-00413 was generally well-tolerated after seven days of treatment without showing clinical signs. Comparable plasma exposure was observed at oral doses of 30 and 90 mg/kg and accumulation was not observed after seven days of treatment. Brain concentrations were quantifiable up to eight hours following the last dose showing brain and bone exposure. A single oral dose of 180 mg/kg was quantifiable in plasma, brain and bone up to eight hours after administration.
Typically, therapeutic compounds having a brain to blood ratio from 0.3 to 0.5 have sufficient access across the blood-brain barrier, those with a value greater than 1 freely cross the blood-brain barrier, and those with a ratio less than 0.1 may not have access to the CNS. Results are shown in the graphs below:
Plasma pharmacokinetics and tissue (brain and left femur bone)
distribution of GT-00413 in mice

GT-00413
Brain / Plasma Ratio
3.0
2.5
2.0
1.5
1.0
0.5
-
30mg
90 mg
180 mg
1
4
8
1
4
8
1
4
8
Hours
GT-00413
Bone / Plasma Ratio
90
80
70
60
50
40
30
20
10
0
30 mg
90 mg
180 mg
1
4
8
1
4
8
1
4
8
Hours

Pharmacology
We are planning to evaluate these lead molecules in pharmacology studies to obtain the proof of concept in relevant animal models. These studies have been planned for the fourth quarter of 2020 and second half of 2021 and are expected to be performed with a CRO along with the academic group at the University of Minnesota headed by Professor Chester Whitley, a professor in the Department of Pediatrics and faculty member in the Division of Genetics and Metabolism, the Department of Experimental and Clinical Pharmacology, and Mucopolysaccharidosis Center.
GBA1 (GCase) Enzyme-Related Disorders: Neuronopathic Gaucher Disease and GBA1 Parkinson’s Disease
We are investigating the restoration of GCase enzymatic function as a treatment for neuronopathic Gaucher disease (nGD), a LSD. Unlike other types of Gaucher disease, none of the existing therapeutics are effective in treating nGD. GCase is an enzyme encoded by the GBA1 gene and found in lysosomes that is needed to breakdown the large molecule glucocerebroside (a component of the cell membrane) into sugar and fat. The misfolding of GCase can lead to accumulation of these substrates to toxic levels in the liver, spleen, bone marrow and nervous system and can result in lysosomal storage and neurodegenerative diseases.
The GCase mutation most commonly associated with nGD is also found in the most pathogenic form of Parkinson’s disease. Reduced GCase activity may enhance the risk for Parkinson’s disease by facilitating alpha-synuclein accumulation, which is a pathological hallmark of Parkinson’s disease. As a result, we are also investigating restoration of GCase function in patients with GBA1 Parkinson’s disease (GBA1+PD). Currently, there is no cure for nGD or for GBA1+PD, and there are very limited treatment options. Current treatments such as ERT cannot address central nervous system symptoms because they cannot cross the blood-brain barrier, unlike our STARs.
We have identified novel STARs targeting GCase and are continuing characterization of our most promising compounds. Data from our preclinical studies have shown that in normal cell lysates these STARs do not inhibit the normal activity of GCase in healthy cells, while competitive chaperone compounds typically do. In transfected cells with either normal GCase expression or Case with relevant mutations, STARs increase lysosomal GCase. In addition, preclinical studies of these STARs in healthy and GCase-affected cells show an increase in GCase activity, and preclinical studies in a relevant neuronal model of Gaucher patient-derived fibroblasts show a reduction in the accumulation of toxic GCase substrate. A reduction of alpha-synuclein accumulation was also observed in the same neuronal models as well as two other neuronal in vitro models. A preclinical in vivo animal study, discussed in more detail below, indicated that these STARs enhance GCase wild-type enzyme activities and a rotenone induced Parkinson’s disease animal demonstrated that oral administration of STARs lead to depletion of alpha-synuclein, increase in tyrosine hydroxylase and improvement in locomotor activity.
Overview of GBA Gaucher Disease
Gaucher disease is an inherited LSD caused by the misfolding and subsequent dysfunction of beta-glucocerebrosidase (GCase), an enzyme that breaks down fatty chemicals in the body. Gaucher disease is traditionally classified according to one of three types. Type 1 Gaucher disease is traditionally referred to as a non-neuronopathic form of the disease, for which some treatments are available, but evolving science has shown that patients with type 1 Gaucher disease may also manifest neurological symptoms later in life. Current ERT and gene therapy treatments are unable to address the onset of type 1 neurological symptoms because these treatments are unable to cross the blood-brain barrier. Unlike Gaucher disease type 1, Gaucher disease types 2 and 3 have early onset brain degeneration that gets progressively worse over time. For this reason, Gaucher disease types 2 and 3 are known as neuronopathic Gaucher disease (nGD). Currently, there is no effective treatment for the severe brain degeneration associated with Gaucher disease types 2 and 3. In type 2 Gaucher disease, there is neurological impairment that presents before birth through the first months of life, progresses rapidly, and is typically fatal within two years. It is a devastating disorder characterized by neurodegeneration and brainstem dysfunction. Additionally, infants with Gaucher disease may have abnormally large organs, deficiency in growth, seizures and compromised swallow and airway problems. Gaucher disease type 3 (also known as chronic neuronopathic Gaucher disease) is thought to be the most common type worldwide. It has a later and more gradual onset compared with type 2. People with Gaucher disease type 3 may survive into adulthood with a wide variety of signs and symptoms, including seizures, skeletal irregularities, eye movement disorders, cognitive and coordination problems as well as enlarged liver and spleen, respiratory problems and blood disorders.
Gaucher disease is caused by alterations in the GBA1 gene that encodes GCase, an enzyme which catalyzes a key step in breaking down glucosylceramide and glucosylsphingosine. Partial or complete loss of GCase activity can cause the buildup of glucosylceramide and glucosylsphingosine in the lysosomes of macrophages and the accumulation of these lipid substrates within the CNS can result in neurological symptoms.

The prevalence of Gaucher disease type 1 (non-neuronopathic Gaucher disease) is reported as 1:57,000 to 75,000 people worldwide. Type 1 is the most common form in Western countries (around 95%). The prevalence of type 2 and type 3 Gaucher disease (so called neuronopathic Gaucher disease) is approximately 1:100,000 people worldwide, and these forms are the most common in non-Western countries, especially in Asian countries where they make up more than 50% of the Gaucher disease patient population. At present there are no available treatment options for neuronopathic Gaucher disease, but ERT is still used to address organ enlargement, hematological manifestation and bone disease, as well as to improve the quality of life for these patients. ERT does not cross the blood-brain barrier and is not efficient in treating neurological manifestations, therefore creating a significant unmet medical need in this patient population.
Overview of GBA1 Parkinson’s Disease
Mutations in the GBA1 gene are also among the most pathogenic risk factors for the development of Parkinson’s disease and related neurodegenerative disorders characterized by the accumulation of alpha-synuclein in cell bodies of neurons. Studies have shown a link between patients with nGD and people who carry the mutation for Parkinson’s disease, although the exact mechanism for this association has not been fully elucidated.
It is widely accepted that GCase deficiency has a biological role as a modifier or facilitator of Parkinson’s disease pathogenesis in the brain. Brain autopsy studies have shown that even some cases of idiopathic Parkinson’s disease (without GBA1 mutations) exhibit decreased levels of GCase. GCase activity may enhance the risk for Parkinson’s disease by facilitating a pathological hallmark, namely alpha-synuclein accumulation. Alpha-synuclein accumulation and GCase deficiency are thought to act in a debilitating cycle. GCase deficiency can cause the accumulation of glucosylsphingosine substrate, which has been reported to directly affect the accumulation and aggregation of alpha-synuclein. In addition, increased alpha-synuclein levels can lead to less GCase activity, which in turn can lead to more alpha-synuclein accumulation.
Parkinson’s disease is reported to affect about 1 in 780 people worldwide. Approximately 2.3 to 9.4% of patients with Parkinson’s disease carry GBA1 mutations, making it the major genetic risk factor for the disease and this rate is higher in certain patient populations. At present, there is no effective cure for Parkinson’s disease associated with GBA1 mutations (GBA1+PD). Treatment options or potential treatments, such as ERT, are limited due to their inability to cross the blood-brain barrier and are therefore unable to prevent neurodegeneration. Current approved therapies for Parkinson’s disease are limited to symptomatic treatments such as levodopa, dopaminergic receptor agonists and inhibitors of enzymes related to dopamine metabolism such as monoamine oxidase inhibitors and catechol-O-methyltransferase inhibitors. These therapies aim to improve overall dopaminergic function. The benefits of these types of treatments diminish over time as the disease progresses, and these therapies do not impact the non-motor symptoms or the progression of the disease. As the disease progresses, the non-motor symptoms, such as dementia and cognitive impairment, can lead to severe morbidity and mortality.
Preclinical Characterization of GBA1 STAR Lead Compounds
Biological Activity
We have identified novel STAR molecules targeting GCase and are conducting preclinical screening of the most promising compounds. Biophysical assay results have demonstrated that our STAR compounds can specifically bind to GCase protein and increase its thermal stability. We observed a dose-dependent increase in GCase activity in normal and GCase mutant cells when treated with our STAR molecules. Additionally, selected compounds have shown cell type and mutation specific GCase enzyme enhancement in an extended panel of patient derived cells representative of the most frequent and pathogenic GBA1 mutations related to GBA1 Parkinson’s and neuronopathic Gaucher’s disease. The figure below contains results from preclinical screening of one of our promising compounds for Gaucher’s disease. The Gauchers fibroblast lines shown below represent nearly all of the known mutations in Gaucher's type III and neuronopathic Gaucher's disease.

Compound shows enzyme enhancement in Gaucher patient-derived fibroblasts

GT-02287
WT
p.L444P/p.L444P
p.N370S/ins
p.N370S/p.V394L
p.L444P/p.L444P
p.L444P/p.F213I
p.L444P/p.R496C
p.N188S/p.S107L
Gaucher type III fibroblasts
1.00
1.25
1.50
1.75
2.00
2.25
2.50
Fold enhancement

Treatment with GT-2287 of transfected cells both with WT and mutated GBA1 leads to GCase lysosomal delivery. HEK293 were transfected with either GBA WT, GBA L444P and GBA N370S with HaloTag, 30 hours later, compounds and a floursecent Halo ligand that covalently binds to a pocket in the tag were added for 17 hours. Once the protein reaches the lysosome, the tag is cleaved off GCase but is resistant to lysosomal hydrolases enabling the detection of a 31 kDa fluorescent fragment that corresponds to the protein that reached the lysosome. Full length protein and lysosomal fragment were measured by western blot.
The figures below show the results from our initial lysosomal delivery study of our GT-2287 compound:
Compound shows increase in lysosomal GCase delivery

As shown in the figures below, treatment with GT-02287 and GT-02329 of cells bearing wild-type and L444P GCase leads to a decrease of glucosylsphingosine. Dopaminergic neurons BE(2)-M17 carrying either wild-type or L444P GBA1 mutation were treated for 10 days with 25 μM of GT-02287 or GT-02329 compounds. Media exchange with compound was performed after 3 days, then after 4 days and finally cells are harvested after 3 additional days. GlcSph (Lyso-Gb1) levels were quantified by LC-MS/MS.
STAR compounds decrease glucosylsphingosine levels in the neuronal cell model

Supported by a grant from the Michael J. Fox Foundation and the Silverstein Foundation, the promising compounds were further evaluated in a neuronal cell model developed by the Vall d’Hebron Research Institute. These neuronal cell lines express either normal or mutated GCase and display alpha-synuclein accumulation. Since accumulation of alpha-synuclein is the pathological hallmark of Parkinson’s disease, the use of these cell lines is important to determine the capacity of STAR compounds to decrease accumulation of the most pathogenic form of alpha-synuclein, namely phosphorylated alpha-synuclein (p-synuclein) through enhancement of GCase activity.

As shown below, Compound 1 has shown an ability to increase GCase activity in the neuronal model and to decrease the levels of phosphorylated synuclein (green fluorescence) both in the wildtype and in the most pathogenic GBA1 mutations (L444P and N370S).
Decrease p-synuclein levels in differentiated neuronal cell lines

Toxicology and Safety
We are continuing our medicinal chemistry analysis and other work to optimize our lead series for this indication. GT-002287 was administered in mice after IV (3 mice per dose group) and oral administration (12 mice per dose group). GT-002287 was safe up to 60mg/kg IV and was well tolerated up to 120mg/kg PO BID following sub-chronic twelve days treatment.
Pharmacokinetics
We examined promising STAR molecules in neuro-PK studies to evaluate their brain penetration properties. Several of the compounds selected showed high brain exposure with a brain-to-plasma ratio level greater than one. A complete PK program, including bioavailability and exposure in tissues, will start as soon as new leads have been generated based on the ongoing medicinal chemistry efforts.

Pharmacology
A preclinical mouse model demonstrated that oral administration of GT-02329 significantly enhances WT GCase activity and the effect is dose-dependent. GT-02329 was administered orally, twice a day for 12 days, to ten mice per group and samples were collected one hour after the final administration.

A preclinical rotenone-induced Parkinson’s disease model demonstrated that oral administration of GT-02287 leads to depletion of alpha-synuclein, increase in tyrosine hydroxylase and improvement in locomotor activity. GT-02287 was administered orally, twice a day for 7 days, to ten rats per group and samples were collected one day after final administration. Rearing behavior and locomotion assessment has been performed at day 8.

In addition, pharmacology studies in mice are planned for the second quarter and fourth quarter of 2021 for GBA1+PD and nGD indications in collaboration with academic groups in Spain. This work will be supported by CROs and by grants from the Michael J. Fox Foundation and the Silverstein Foundation.
IDUA Enzyme-Related Disorders: Mucopolysaccharidosis Type 1
We are investigating restoration of IDUA function as a treatment for Mucopolysaccharidosis type 1 (MPS 1). IDUA is an enzyme in lysosomes needed to breakdown large sugar molecules called glycosaminoglycans (GAGs), especially heparan sulfate and dermatan sulfate. The misfolding of IDUA can allow substrate to build up to toxic levels in the bone and cartilage and can result in MPS 1. There is no cure for MPS 1, and treatment options to address symptoms such as ERT, laronidase, and bone marrow transplants are limited.
We have identified a STAR targeting IDUA and are applying medicinal chemistry approaches to generate proprietary compounds. Preclinical studies of this compound have shown that in healthy cells, this STAR can stabilize recombinant IDUA and increase its activity. Additionally, when this STAR is co-administrated with laronidase, there is a dose-dependent increase in IDUA activity levels in vitro and in mice.
Overview of Mucopolysaccharidosis type 1 (MPS 1)
Mucopolysaccharidosis type 1 (MPS 1) is a rare LSD that presents as a spectrum of symptoms that can include severe impairment of the CNS. Because there is no clear delineation between the syndromes, patients are best described as having one of two subtypes, severe MPS 1 or attenuated MPS 1. Patients with severe MPS 1 typically have earlier onset of symptoms and experience a decline in intellectual function and a more rapid disease progression.

Symptoms include abnormal formation of the soft tissue of the face, enlarged vocal cords, enlarged liver and spleen, heart valve defects, short stature, joint deformities, corneal clouding, macrocephaly, hydrocephalus, hearing loss, development delays and regression. Children with severe MPS 1 usually do not live past the age of 10. Patients with attenuated MPS 1 make up approximately 55% of all MPS 1 cases and present a variety of symptoms that tend to be less acute than in those seen in severe MPS 1. Due to their longer life span, attenuated MPS 1 patients also make up a larger fraction of the patient population.
MPS 1 results from mutations in the gene encoding IDUA, an enzyme responsible for the hydrolysis of glycosidic bonds in terminal α-L-iduronic acid residues of complex glycosaminoglycans (GAGs), such as heparan sulfate and dermatan sulfate. Impaired degradation of these molecules can lead to their accumulation within lysosomes and triggers a complex cascade of intracellular events ultimately leading to multisystem morbidity caused by tissue damage and organ dysfunction.
The prevalence of severe MPS 1 is reported as affecting about 1 in 100,000 live births. Attenuated MPS 1 is less common and occurs in about 1 in 500,000 live births. At present, there is no effective cure for MPS 1 and there are limited treatment options to address symptoms such as ERT, laronidase, and bone marrow transplants. These approaches, however, do not cross the blood-brain barrier or penetrate the hard to treat tissues like cartilage.
Preclinical Characterization of IDUA Compounds
Biological Activity
We have identified certain compounds that bind to an allosteric site on IDUA with functional effect. We plan to use this compound as a starting point to generate proprietary compounds. These compounds have been shown to stabilize IDUA and protect the enzyme against denaturation in physiological conditions. Preclinical cell-based studies indicate that stability and cellular uptake of IDUA is enhanced when co-administered with these compounds in MPS-affected fibroblasts.
Toxicology and Safety
The acute toxicity of these preliminary test compounds was investigated after acute intravenous administration to mice to provide information on the maximum tolerated dose to be used in pharmacology studies (three mice were treated per dose group and monitored for seven days). Intravenous administration of these compounds at doses up to 45 mg/kg was generally well-tolerated. The highest tested dose of 60 mg/kg resulted in 100% mortality (two out of two treated animals died). Consequently, the dose of 45 mg/kg was considered the maximum tolerable dose for intravenous administration in mice.
Pharmacokinetics
We performed a neuro-PK study in mice after intravenous administration of this compound at 2 mg/kg. We monitored enzymatic activity up to two hours in the plasma and up to six hours in tissues (bone and cartilage) at this dose, the compound was not detected in the brain. However, these compounds showed tissue distribution in bone and cartilage after oral administration in mice (nine mice per dose group). Bioavailability is critical for a potential treatment of MPS 1 as current treatments are ineffective at penetrating bone and cartilage. Additionally, at higher doses limited brain penetration was observed and the low brain penetration of this compound was confirmed from a pharmacology study performed.
Pharmacology
Combination therapy of STARs with pharmacological chaperones and ERT can improve tissue uptake and reduce ERT’s immunogenicity by stabilizing the enzyme in its properly folded and active form in vivo. In preclinical studies, one of our STAR compounds was co-administered with laronidase (Aldurazyme), an approved enzyme replacement therapy, intravenously to mice (we monitored enzymatic activity up to 24 hours in 30 mice per group). Data show the combination treatment stabilized the recombinant enzyme, increasing enzymatic activity levels in plasma, liver, bone and cartilage in a dose-dependent manner. Bone and cartilage represent the most critical medical need due to poor ERT uptake in these tissues. The benefit of combination therapy is particularly noticeable at longer times.

GALC Enzyme-Related Disorders: Krabbe Disease
We are investigating the restoration of GALC function as a treatment for Krabbe disease. GALC is an enzyme in lysosomes needed to breakdown galactolipids, which are fats primarily found in the nervous system and kidneys. Among the galactolipids that GALC breaks down are galactosylceramide, which is an essential component of neuronal myelin, and psychosine, which is formed during myelin production and is toxic to cells. The misfolding of GALC can result in the toxic accumulation of galactosylceramide, inhibiting myelin production, and of psychosine, leading to demyelination of cells and ultimately to Krabbe disease. There is no available cure for Krabbe disease. Current developments in invasive procedures such as bone marrow transplants have not been shown to provide significant neurological improvements, and most developments in gene therapy treatments are still in the preclinical stages.
We have identified compounds that bind to allosteric sites on GALC and stabilize the enzyme in vitro. We are continuing our development of these promising molecules.
Overview of Krabbe Disease
Krabbe disease is a severe neurological condition that is part of a group of disorders which result from the loss of myelin (demyelination) in the CNS. Myelin is the protective covering around neurons that ensures the rapid transmission of neural signals. The most common form of Krabbe disease, the infantile form, usually begins before the age of one. Initial symptoms typically include irritability, muscle weakness, feeding difficulties, episodes of fever without any sign of infection, stiff posture and delayed mental and physical development. As the disease progresses, muscles continue to weaken, affecting the infant’s ability to move, chew, swallow and breathe. Affected infants also experience vision loss and seizures. Because of the severity of the condition, individuals with the infantile form of Krabbe disease rarely survive beyond the age of two. The less common forms, those that have a later onset, begin in childhood, adolescence, or adulthood. Vision problems and walking difficulties are the most common initial symptoms in these late-onset forms of the disorder, however, signs and symptoms vary considerably among affected individuals. Individuals with late-onset Krabbe disease may survive many years after the condition begins.
Krabbe disease is an inherited LSD caused by mutations in the gene GALC. In affected individuals, GALC substrate psychosine accumulation can trigger a neuroinflammatory response, a loss of myelin forming cells and a progressive demyelination of the central and peripheral nervous systems.
The prevalence of Krabbe disease is reported as about 1 in 100,000 to 1 in 250,000 live births worldwide. At present, there is no effective cure or disease-modifying treatment for Krabbe Disease. Treatment of a child who is symptomatic before six months of age is supportive and focused on improving quality of life and avoiding complications. For older individuals, treatment with HSCT is individualized based on disease burden and manifestations, but it serves to delay disease progression and is not an effective cure.
Preclinical Characterization of GALC STAR Lead Compounds
Biological Activity
We have identified several compounds that bind to allosteric sites on GALC and are able to stabilize GALC against thermal denaturation. We plan to continue our development of these molecules and believe we can develop proprietary compounds with functional effects.
Competition
The biotechnology and pharmaceutical industries, including the rare disease field, are characterized by rapidly changing technologies, intense competition and a strong emphasis on intellectual property. According to an October 2019 Grand View Research report, the global ERT market size is expected to grow at a compound annual growth rate of 7.7% from $6.74 billion in 2018 to $12.1 billion in 2026. Similarly, according to a June 2019 Fortune report, the global neurodegenerative diseases drug market is expected to grow at a compound annual growth rate of 7.4% from $35.5 billion in 2018 to $62.8 billion in 2026. While we believe that our differentiated platform, scientific expertise and know-how, along with intellectual property provide us with competitive advantages, we face current and future competition.
We are not aware of any other companies that are taking the therapeutic approach to protein folding disorders similar to the one we are pursuing. However, we are aware of companies developing gene therapy approaches for our target indications. For example, Axovant Gene Therapies, Ltd., recently began clinical trial for its gene therapy treatment for juvenile GM1, and Lysogene, S.A. is expected to initiate a clinical trial for its gene therapy treatment for GM1. Additionally, other companies are developing product candidates for the treatment of Krabbe disease such as Chiesi, Ranedis, Passage Bio, MediciNova and Polaryx, which are in the discovery and preclinical stages, and Magenta which is developing a cell-based approach for various inherited metabolic disorders, including Krabbe disease, which is in clinical trials. Companies such as Prevail Therapeutics and Apollo Therapeutics are developing candidates targeting GCase and GBA1 to address type 2 and type 3 Gaucher’s disease and are in the preclinical and clinical stage for certain candidates. We may also face competition from large pharmaceutical and biotechnology companies, academic research institutions, government agencies and public and private research institutions with genetic medicine and other therapeutic approaches.
Many of our potential competitors, alone or with their strategic partners, may have substantially greater financial, technical and other resources than we do. These may include larger research and development, clinical, marketing and manufacturing organizations and resources. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, more convenient or less expensive than any product candidates that we may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, new or advanced technologies developed by our competitors may render our current or future product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.
Research Collaboration Agreement with Sumitomo Dainippon Pharma Co.
In September 2020, we entered into a strategic research collaboration agreement with Sumitomo for the research and development of structurally targeted allosteric regulators to restore functional activity of defective lysosomal enzymes in rare genetic and demyelinating diseases. Under the terms of the agreement, we and Sumitomo will collaborate to identify and develop small molecules targeting allosteric sites in lysosomal enzymes for the treatment of rare genetic and demyelinating diseases.
License Agreement with Minoryx Therapeutics, S.I.
We have a License Agreement, dated December 20, 2017 (the “Minoryx License Agreement”), with Minoryx Therapeutics, S.I., a company organized under the laws of Spain (“Minoryx”), pursuant to which we obtained, among other things, exclusive worldwide license rights from Minoryx to use and exploit its intellectual property (“IP”), including its SEE-Tx discovery platform for the identification of non-competitive pharmacological chaperones and exclusive worldwide sublicense rights to certain IP licensed by Minoryx from the University of Barcelona and the Institució Catalana de Recerca i Estudis Avançats. Under the terms of the Minoryx License Agreement, we have an exclusive, worldwide, royalty-bearing, assignable, transferable license, including the right to license through multiple tiers of sublicense, to Minoryx’s IP to make, have made, use, import, export, offer to sell, have sold, copy, modify, perform, display, create derivative versions of products in the licensed field or otherwise to exploit Minoryx’s IP in the field. Minoryx’s IP includes the Site-Directed Enzyme Enhancement Therapy (SEE-TX®) discovery platform for identification of non-competitive pharmacological chaperones, certain proprietary Minoryx compounds acting as pharmacological chaperones, all patents and pending applications related thereto and Minoryx’s Know-How and Trademark related to the SEE-TX® platform. We also have an exclusive, worldwide, royalty-bearing, assignable, transferable sublicense, including the right to sublicense through multiple tiers of sublicense, to the IP of Universitat de Barcelona (UB) and Institucio Catalana de Recerca i Estudis Avancats (ICREA) in EP11380102 and know-how and software related thereto, for the purpose of making, having made, using, importing, offering to sell, selling and having sold, copying, modifying, performing, displaying, and creating derivative versions of products in the field. Under the Minoryx License Agreement, products include any product in the field that would infringe the UB/ICREA IP or the Minoryx IP in the absence of the license provided therein. Also, field encompasses any field of use and commercialization of the UB/ICREA IP or the Minoryx IP. Unless earlier terminated, the Minoryx License Agreement expires upon expiration of the royalty term, which occurs ten years after the first product covered by the licensed IP is commercialized. Khalid Islam, the Chairman of our board of directors and one of our founders, is currently the Chairman of the board of directors of Minoryx.
As consideration for the license grant from Minoryx, we have agreed to pay Minoryx royalties on a product-by-product basis based on the licensed IP used by us, ranging from a high single digit to low single digit percentage of net revenues of products during the royalty term commencing on the effective date of the Minoryx License Agreement and continuing until the 10th anniversary of the first product commercialization. Upon the expiration of the royalty term for a product or service in a country, the license with respect to the product or service, as the case may be, shall become royalty-free, fully-paid, irrevocable and perpetual.
In addition to royalties, we will pay Minoryx certain milestones payments of 1.25% of any consideration received by us in the event of a sale of our company or substantially all of our assets, including by merger, change of control, or reorganization.
The Minoryx License Agreement will terminate upon expiration of the royalty term (which is the 10th anniversary of the commercialization of the first product covered by the licensed IP) or by mutual agreement. In addition, each party has the right to terminate the Minoryx License Agreement upon a material breach by the other party that remains uncured. Minoryx has the right to terminate the Minoryx License Agreement on a country-by-country basis if we abandon the technology or use the technology for purposes in violation of law and we fail to cure such abandonment or unlawful use. We may terminate the Minoryx License Agreement at any time upon 90 days’ written notice.
Intellectual Property
We strive to protect and enhance the proprietary technologies, inventions and improvements that we believe are important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, improvements, platforms and our product candidates that are important to the development and implementation of our business.
As of November 14, 2020, our patent portfolio consisted of 3 pending European patent applications and related national stage applications. In regards to our SEE-Tx Technology, we in-license a European patent under the Minoryx License Agreement, which is owned by UB/ICREA and has claims directed to a method of binding site and binding energy determination by mixed explicit solvent simulations. This patent is expected to expire in 2032.
In regards to our GLB program, we in-license from Minoryx pursuant to the Minoryx License Agreement, a patent family with a pending European patent application with claims directed to composition of matter and 8 foreign patent applications pending in such jurisdictions such as Canada, Australia, Japan, Europe, and China. These patent applications, if issued, are expected to expire in 2037, not giving effect to any potential patent term extensions and patent term adjustments and assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.
In regards to our GBA program, we in-license from Minoryx pursuant to the Minoryx License Agreement, a patent family with a pending European patent application with claims directed to composition of matter and 8 foreign patent applications pending in such jurisdictions such as Canada, Australia, Japan, Europe, and China. These patent applications, if issued, are expected to expire in 2037, not giving effect to any potential patent term extensions and patent term adjustments and assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.
Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date or the filing date of a PCT application that designates the United States. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office, or USPTO, delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date, which is typically the filing date of the PCT application. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Furthermore, we rely upon trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with our collaborators and selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.
Our success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our drugs or processes, obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future drugs may have an adverse impact on us. If third parties have prepared and filed patent applications prior to March 16, 2013 in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO to determine priority of invention. For more information, please see “Risk Factors—Risks Related to Our Intellectual Property and Information Technology.”
Government Regulation
The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs. We, along with our vendors, contract research organizations and contract manufacturers, will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.
In the U.S., the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FD&C Act, as amended, its implementing regulations and other laws. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other legal requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, withdrawal of approvals, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.
The process required by the FDA before our product candidates are approved as drugs for therapeutic indications and may be marketed in the U.S. generally involves the following:
•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice, or GLP, requirements;
•	submission to the FDA of an IND application, which must become effective before clinical trials may begin;
•	approval by an institutional review board, or IRB, or independent ethics committee at each clinical trial site before each trial may be initiated;
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performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	submission to the FDA of an NDA;

•	a determination by the FDA within 60 days of its receipt of an NDA, to accept the filing for review;
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satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	potential FDA audit of the clinical trial sites that generated the data in support of the NDA;
•	payment of user fees for FDA review of the NDA; and
•	FDA review and approval of the NDA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the U.S.
Preclinical Studies and Clinical Trials for Drugs
Before testing any drug in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of drug chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulations and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data must be submitted to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before clinical trials may begin. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research patients will be exposed to unreasonable health risks, and imposes a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND.
The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research patients provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trial are minimized and are reasonable related to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative, and must monitor the clinical trial until completed. The FDA, the IRB or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the patients are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including clinical trials results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website.
A sponsor who wishes to conduct a clinical trial outside of the U.S. may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor can submit data from the clinical trial to the FDA in support of an NDA. The FDA will accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the trial was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.
Clinical trials to evaluate therapeutic indications to support NDAs for marketing approval are typically conducted in three sequential phases, which may overlap.
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Phase I—Phase I clinical trials involve initial introduction of the investigational product into healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, excretion the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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Phase II—Phase II clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks.

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Phase III—Phase III clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling.

Post-approval trials, sometimes referred to as Phase IV clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase IV clinical trials as a condition of approval of an NDA.
Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers and any clinically important increase in the severity or rate of a serious suspected adverse reaction over that listed in the investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.
Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements.
The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
U.S. Marketing Approval for Drugs
Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. An NDA must contain proof of the drug’s safety and efficacy. The marketing application may include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. FDA approval of an NDA must be obtained before a drug may be marketed in the U.S.
The FDA reviews all submitted NDAs before it accepts them for filing and may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA and respond to the applicant, and six months from the filing date of a new molecular entity NDA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, as amended, each NDA must be accompanied by a user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.
The FDA also may require submission of a Risk Evaluation and Mitigation Strategy, or REMS, program to ensure that the benefits of the drug outweigh its risks. The REMS program could include medication guides, physician communication plans, assessment plans and/or elements to assure safe use, such as restricted distribution methods, patient registries or other risk-minimization tools.
The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.
After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.
Even if the FDA approves a product, depending on the specific risk(s) to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase IV clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.
Orphan Drug Designation and Exclusivity
Under the Orphan Drug Act of 1983, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the U.S., or if it affects more than 200,000 individuals in the U.S., there is no reasonable expectation that the cost of developing and making the product available in the U.S. for the disease or condition will be recovered from sales of the product. Orphan designation must be requested before submitting an NDA. Orphan designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, though companies developing orphan products are eligible for certain incentives, including tax credits for qualified clinical testing and waiver of application fees.
If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity during which the FDA may not approve any other applications to market the same therapeutic agent for the same indication, except in limited circumstances, such as a subsequent product’s showing of clinical superiority over the product with orphan exclusivity or where the original applicant cannot produce sufficient quantities of product. Competitors, however, may receive approval of different therapeutic agents for the indication for which the orphan product has exclusivity or obtain approval for the same therapeutic agent for a different indication than that for which the orphan product has exclusivity. Orphan product exclusivity could block the approval of one of our products for seven years if a competitor obtains approval for the same therapeutic agent for the same indication before we do, unless we are able to demonstrate that our product is clinically superior. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. Further, orphan drug exclusive marketing rights in the U.S. may be lost if the FDA later determines that the request for designation was materially defective or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.
Expedited Development and Review Programs for Drugs
The FDA maintains several programs intended to facilitate and expedite development and review of new drugs to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval, and the purpose of these programs is to either expedite the development or review of important new drugs to get them to patients earlier than under standard FDA development and review procedures.
A new drug is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed, meaning that the agency may review portions of the marketing application before the sponsor submits the complete application, as well as Priority Review, discussed below.
In addition, a new drug may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough Therapy designation provides all the features of Fast Track designation in addition to intensive guidance on an efficient drug development program beginning as early as Phase I, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.
Any product submitted to the FDA for approval, including a product with Fast Track or Breakthrough Therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including Priority Review designation and Accelerated Approval. A product is eligible for Priority Review if it has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Under Priority Review, the FDA must review an application in six months compared to ten months for a standard review.
Additionally, products are eligible for Accelerated Approval if they can be shown to have an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or an effect on a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality which is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments.
Accelerated Approval is usually contingent on a sponsor’s agreement to conduct additional post-approval studies to verify and describe the product’s clinical benefit. The FDA may withdraw approval of a drug or indication approved under Accelerated Approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, unless otherwise informed by the FDA, the FDA currently requires, as a condition for Accelerated Approval, that all advertising and promotional materials that are intended for dissemination or publication within 120 days following marketing approval be submitted to the agency for review during the pre-approval review period, and that after 120 days following marketing approval, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.
Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval but may expedite the development or review process.

U.S. Post-Approval Requirements for Drugs
Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require the development of additional data or preclinical studies and clinical trials.
The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-market testing, including Phase IV clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.
In addition, drug manufacturers and their subcontractors involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP, which impose certain procedural and documentation requirements upon us and our contract manufacturers. Failure to comply with statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual prescription drug product program user fee.
Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:
•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;
•	fines, warning letters or holds on post-approval clinical trials;
•	refusal of the FDA to approve applications or supplements to approved applications, or withdrawal of product approvals;
•	product seizure or detention, or refusal to permit the import or export of products;
•	injunctions or the imposition of civil or criminal penalties; and
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consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; or mandated modification of promotional materials and labeling and issuance of corrective information.

Other Regulatory Matters
Manufacturing, sales, promotion and other activities of product candidates following product approval, where applicable, or commercialization are also subject to regulation by numerous regulatory authorities in the U.S. in addition to the FDA, which may include the Centers for Medicare & Medicaid Services, or CMS, other divisions of the Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.
Healthcare Reform
In March 2010, Congress passed the Affordable Care Act, or the ACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of health spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional policy reforms. The ACA, for example, contains provisions that subject products to potential competition by lower-cost products and may reduce the profitability of products through increased rebates for drugs reimbursed by Medicaid programs; address a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increase the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations; establish annual fees and taxes on manufacturers of certain branded prescription drugs; and create a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, or BBA, effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.
Since its enactment, there have been judicial, administrative, executive and Congressional legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing constitutional challenges in the U.S. Supreme Court, the Trump Administration has issued various Executive Orders eliminating cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices, and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended, and we cannot predict what affect further changes to the ACA would have on our business.
Other federal health reform measures have been proposed and adopted in the U.S. since the ACA was enacted:
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The Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2030, unless additional Congressional action is taken. These Medicare sequester reductions have been suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic.

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The American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

•	The Middle Class Tax Relief and Job Creation Act of 2012 required that CMS reduce the Medicare clinical laboratory fee schedule by 2% in 2013, which served as a base for 2014 and subsequent years.
•	In addition, effective January 1, 2014, CMS also began bundling the Medicare payments for certain laboratory tests ordered while a patient received services in a hospital outpatient setting.

Further, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which have resulted in several recent Congressional inquiries and proposed and enacted bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. In addition, the U.S. government, state legislatures, and foreign governments have shown significant interest in implementing cost containment programs, including price-controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs to limit the growth of government paid healthcare costs. For example, the U.S. government has passed legislation requiring pharmaceutical manufacturers to provide rebates and discounts to certain entities and governmental payors to participate in federal healthcare programs. Further, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs, and the current administration recently released a “Blueprint,” or plan, to reduce the cost of drugs. The Blueprint contains certain measures that the U.S. Department of Health and Human Services is already working to implement. Individual states in the U.S. have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. Additionally, we may face competition in the United States for our development candidates and investigational medicines, if approved, from therapies sourced from foreign countries that have placed price controls on pharmaceutical products. In the United States, the Medicare Modernization Act, or MMA, contains provisions that call for the promulgation of regulations that expand pharmacists’ and wholesalers’ ability to import cheaper versions of an approved drug and competing products from Canada, where there are government price controls. Further, the MMA provides that these changes to U.S. importation laws will not take effect, unless and until the Secretary of the HHS certifies that the changes will pose no additional risk to the public’s health and safety and will result in a significant reduction in the cost of products to consumers. On September 23, 2020, the Secretary of the HHS made such certification to Congress, and on October 1, 2020, the FDA published a final rule that allows for the importation of certain prescription drugs from Canada. Under the final rule, States and Indian Tribes, and in certain future circumstances pharmacists and wholesalers, may submit importation program proposals to the FDA for review and authorization. On September 25, 2020, CMS stated drugs imported by States under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. Separately, the FDA also issued a final guidance document outlining a pathway for manufacturers to obtain an additional National Drug Code, or NDC, for an FDA-approved drug that was originally intended to be marketed in a foreign country and that was authorized for sale in that foreign country. The market implications of the final rule and guidance are unknown at this time. Proponents of drug reimportation may attempt to pass legislation that would directly allow reimportation under certain circumstances. Legislation or regulations allowing the reimportation of drugs, if enacted, could decrease the price we receive for any products that we may develop and adversely affect our future revenues and prospects for profitability. Individual states in the U.S. have also been increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
From time to time, legislation is drafted, introduced, and passed in Congress that could significantly change the statutory provisions governing the sale, marketing, coverage, and reimbursement of products regulated by CMS or other government agencies. In addition to new legislation, CMS regulations and policies are often revised or interpreted by the agency in ways significantly affecting our business and our products.
Other Healthcare Laws and Regulations
If we obtain regulatory approval of our products, we may be subject to various federal and state laws targeting fraud and abuse in the healthcare industry. These laws may impact, among other things, our proposed sales and marketing strategies. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security, and physician sunshine laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or paying remuneration (a term interpreted broadly to include anything of value, including, for example, gifts, discounts and credits), directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, an item or reimbursable, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. Violations of the federal Anti-Kickback Statute can result in significant civil monetary and criminal penalties, per kickback plus three times the amount of remuneration and a prison term per violation. Further, violation of the federal Anti-Kickback Statute can also form the basis for False Claims Act liability (discussed below). A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only government programs.
Additionally, the civil False Claims Act (the “FCA”) prohibits knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the FCA may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the FCA can result in very significant monetary penalties, for each false claim and treble the amount of the government’s damages. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The federal government continues to use the FCA, and the accompanying threat of significant liability, in its investigations and prosecutions of pharmaceutical and biotechnology companies throughout the U.S. Such investigations and prosecutions frequently involve, for example, the alleged promotion of products for unapproved uses and other sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the FCA in addition to individual criminal convictions under applicable criminal statutes. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with the FCA and other applicable fraud and abuse laws.
We may be subject to the federal Civil Monetary Penalties Law, which prohibits, among other things, the offering or transferring of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of Medicare or Medicaid payable items or services. Federal government price reporting laws require manufacturers to calculate and report complex pricing metrics to government programs.
The U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, includes a fraud and abuse provision referred to as the HIPAA All-Payor Fraud Law, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
We may also be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, including the final omnibus rule published on January 25, 2013, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. Many states also have laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
California recently enacted the California Consumer Privacy Act, or CCPA, which creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA will require covered companies to provide certain disclosures to consumers about its data collection, use and sharing practices, and to provide affected California residents with ways to opt-out of certain sales or transfers of personal information. The CCPA went into effect on January 1, 2020, and the California Attorney General commenced enforcement actions against violators beginning July 1, 2020. While there is currently an exception for protected health information that is subject to HIPAA and clinical trial regulations, as currently written, the CCPA may impact our business activities. The California Attorney General has proposed draft regulations, which have not been finalized to date, that may further impact our business activities if they are adopted. The uncertainty surrounding the implementation of CCPA exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information.
We may also be subject to federal transparency laws, including the federal Physician Payment Sunshine Act, which was part of the ACA and requires manufacturers of certain drugs and biologics, among others, to track and disclose payments and other transfers of value they make to U.S. physicians and teaching hospitals, as well as physician ownership and investment interests in the manufacturer. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners. This information is subsequently made publicly available in a searchable format on a CMS website. Failure to disclose required information may result in civil monetary penalties for all payments, transfers of value or ownership or investment interests that are not timely, accurately and completely reported in an annual submission. Certain states also mandate implementation of compliance programs, impose restrictions on drug manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians and/or other healthcare providers.
As noted above, analogous state laws and regulations, such as, state anti-kickback and false claims laws may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures. There are also state and local laws that require the registration of pharmaceutical sales representatives.
The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, imprisonment, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, any of which could adversely affect our ability to operate our business and our financial results. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource consuming and can divert a company’s attention from the business.
Government Regulation of Drugs Outside of the United States
To market any product outside of the U.S., we would need to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, marketing authorization or identification of an alternate regulatory pathway, manufacturing, commercial sales and distribution of our products. For instance, in the United Kingdom and the European Economic Area, or the EEA (comprised of the 27 EU Member States plus Iceland, Liechtenstein and Norway), medicinal products must be authorized for marketing by using either the centralized authorization procedure or national authorization procedures.

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Centralized procedure—If pursuing marketing authorization of a product candidate for a therapeutic indication under the centralized procedure, following the opinion of the European Medicines Agency’s Committee for Medicinal Products for Human Use, or, CHMP, the European Commission issues a single marketing authorization valid across the EEA. The centralized procedure is compulsory for human medicines derived from biotechnology processes or advanced therapy medicinal products (such as gene therapy, somatic cell therapy and tissue engineered products), products that contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, neurodegenerative disorders, diabetes, autoimmune diseases and other immune dysfunctions, viral diseases, and officially designated orphan medicines. For medicines that do not fall within these categories, an applicant has the option of submitting an application for a centralized marketing authorization to the European Medicines Agency, or EMA, as long as the medicine concerned contains a new active substance not yet authorized in the EEA, is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health in the EEA. Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of an MAA under the accelerated assessment procedure is 150 days, excluding clock stops.

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National authorization procedures—There are also two other possible routes to authorize products for therapeutic indications in several countries, which are available for products that fall outside the scope of the centralized procedure:

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Decentralized procedure—Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EU country of medicinal products that have not yet been authorized in any EU country and that do not fall within the mandatory scope of the centralized procedure.

•	Mutual recognition procedure—In the mutual recognition procedure, a medicine is first authorized in one EU Member State, in accordance with the national procedures of that country.
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Following authorization through either procedure, additional marketing authorizations can be sought from other EU countries in a procedure whereby the countries concerned recognize the validity of the original, national marketing authorization.

In the EEA, new products for therapeutic indications that are authorized for marketing (i.e., reference products) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic or biosimilar applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until ten years have elapsed from the initial authorization of the reference product in the EU. The ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.
The criteria for designating an “orphan medicinal product” in the EEA are similar in principle to those in the U.S. In the EEA a medicinal product may be designated as orphan if (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the EU when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the EU to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EU, or if such a method exists, the product will be of significant benefit to those affected by the condition. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. During this ten-year orphan market exclusivity period, no marketing authorization application shall be accepted, and no marketing authorization shall be granted for a similar medicinal product for the same indication. An orphan product can also obtain an additional two years of market exclusivity in the EU for pediatric studies. The ten-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product for the same indication at any time if (i) the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior; (ii) the applicant consents to a second orphan medicinal product application; or (iii) the applicant cannot supply enough orphan medicinal product.
Similar to the United States, the various phases of non-clinical and clinical research in the European Union are subject to significant regulatory controls.
The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the competent national authority of the EU Member State in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific trial site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, where relevant the implementing national provisions of the individual EU Member States and further detailed in applicable guidance documents.
In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (Clinical Trials Regulation) was adopted. It is expected that the new Clinical Trials Regulation (EU) No 536/2014 will apply following confirmation of full functionality of the Clinical Trials Information System, or CTIS, the centralized European Union portal and database for clinical trials foreseen by the regulation, through an independent audit. The regulation becomes applicable six months after the European Commission publishes notice of this confirmation. The Clinical Trials Regulation will be directly applicable in all the EU Member States, repealing the current Clinical Trials Directive 2001/20/EC. Conduct of all clinical trials performed in the European Union will continue to be bound by currently applicable provisions until the new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial. The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single-entry point, the “EU portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State. However, overall related timelines will be defined by the Clinical Trials Regulation.
The collection and use of personal health data in the European Union, previously governed by the provisions of the Data Protection Directive, is now governed by the General Data Protection Regulation, or the GDPR, which became effective on May 25, 2018. While the Data Protection Directive did not apply to organizations based outside the EU, the GDPR has expanded its reach to include any business, regardless of its location, that provides goods or services to residents in the EU. This expansion would incorporate any clinical trial activities in EU members states. The GDPR imposes strict requirements on controllers and processors of personal data, including special protections for “sensitive information” which includes health and genetic information of data patients residing in the EU. GDPR grants individuals the opportunity to object to the processing of their personal information, allows them to request deletion of personal information in certain circumstances, and provides the individual with an express right to seek legal remedies in the event the individual believes his or her rights have been violated. Further, the GDPR imposes strict rules on the transfer of personal data out of the European Union to the U.S. or other regions that have not been deemed to offer “adequate” privacy protections. Failure to comply with the requirements of the GDPR and the related national data protection laws of the European Union Member States, which may deviate slightly from the GDPR, may result in fines of up to 4% of global revenues, or €20,000,000, whichever is greater. As a result of the implementation of the GDPR, we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules.

There is significant uncertainty related to the manner in which data protection authorities will seek to enforce compliance with GDPR. For example, it is not clear if the authorities will conduct random audits of companies doing business in the EU, or if the authorities will wait for complaints to be filed by individuals who claim their rights have been violated. Enforcement uncertainty and the costs associated with ensuring GDPR compliance are onerous and may adversely affect our business, financial condition, results of operations and prospects.
Should we utilize third-party distributors, compliance with such foreign governmental regulations would generally be the responsibility of such distributors, who may be independent contractors over whom we have limited control.
U.S. Patent Term Restoration and Marketing Exclusivity
Depending upon the timing, duration and specifics of FDA approval of our future product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.
Marketing exclusivity provisions under the FD&C Act also can delay the submission or the approval of certain applications. The FD&C Act provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FD&C Act also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
Employees
As of December 31, 2020, we had eleven full-time employees and three part-time employees. Seven employees are based in Barcelona, Spain, six employees are based in Lugano, Switzerland and one employee is based in Potomac, Maryland. Of these fourteen employees, ten are engaged in research and development activities and four are engaged in finance, investor relations and general management. Our employees in Spain are subject to a national collective labor agreement, Convenio General de la Industria Ouimica. National agreements are negotiated collectively between the national associations of companies within a given industry and the respective national unions. We consider our relationship with our employees to be good and have not experienced any work stoppages.
In January 2021, we hired on a full-time basis, an executive assistant and a business development manager, who are both based in the United States. The total number of employees as of January 2021 is 16 employees.

MANAGEMENT
Directors and Executive Officers
The following table sets forth the names, ages and positions of our directors and executive officers as of the date of this prospectus.
Name	Age	Position
Eric Richman	59	Chief Executive Officer, Director
Salvatore Calabrese	51	Chief Financial Officer
Manolo Bellotto	50	President, General Manager
Khalid Islam	65	Founder and Chairman
Dov Goldstein	53	Director
Hans Peter Hasler	65	Director
Gwen Melincoff	68	Director
Claude Nicaise	68	Director
Jeffrey Riley	57	Director
Executive Officers
Eric I. Richman has served as our Chief Executive Officer and as a member of our board of directors since July 2020. Mr. Richman has over 25 years of experience in the biotechnology and pharmaceutical industries as an investor and in operational roles. He served as a Venture Partner at Brace Pharma Capital, a life science venture capital firm from 2016 to 2018 and Advisor to Broad Oak Capital, a life science private equity firm from 2015 to present. Mr. Richman also served as Chief Executive Officer of Tyrogenex Inc., a biopharmaceutical company and he served as Chief Executive Officer of PharmAthene, Inc. (“PharmAthene”), subsequently acquired by Altimmune, Inc, from 2010 to 2015. Prior to PharmAthene, Mr. Richman held various commercial and strategic positions at MedImmune, Inc. over a 12-year period from its inception. Mr. Richman currently serves as a director of Neubase Therapeutics, Inc. (Nasdaq:NBSE) and NovelStem International Corp. (OTCMKTS: NSTM), co-founder and Chairman of InFuse Holdings and Chairman of the board of LabConnect, Inc. Between 2007 and 2020, he served as a director of Adma Biologics, Inc. (Nasdaq: ADMA), Zyversa Therapeutics, Inc. and LEV Pharma (OTC:LEVP), which was acquired by Viropharma, among others private and public companies. Mr. Richman received a B.S. in Biomedical Science from the Sophie Davis School of Biomedical Education (CUNY Medical School) and a M.B.A. from the American Graduate School of International Management. Our board of directors believes that Mr. Richman is qualified to serve as a director based on his role as our Chief Executive Officer and his extensive management experience in the biotechnology industry.
Salvatore Calabrese has served as our Chief Financial Officer since November  2020. Mr. Calabrese previously served as the Chief Financial Officer of Molmed S.p.A. (MLMD.MI), a public reporting cell & gene company, from September 2018 to September 2020. Prior to joining Molmed S.p.A, Mr. Calabrese served as General Manager and Site Leader for the Italian Operation of Jazz Pharmaceuticals (NASDAQ: JAZZ),and from. February 2005 to August 2014 he worked at Gentium S.p.A. (NASDAQ: GENT) covering various roles including Chief Operating Officer as of October 2013, Chief Financial Officer as of December 2010, Senior Vice President of Finance as of February 2010, and Vice President of Finance as of February 2005. From December 2003 until February 2005, he was an Accounting and Finance Manager for Novuspharma, S.p.A., a development stage biopharmaceutical company focused on the discovery and development of cancer drugs and a subsidiary of Cell Therapeutics, Inc. (NASDAQ: CTIC), a public reporting company, which then merged into Cell Therapeutics, Inc. From September 1996 until November 2003, Mr. Calabrese was employed by PricewaterhouseCoopers as an accountant and was a Manager in Assurance Business Advisory Services at the time of his departure. He earned a Bachelors’ Degree in Economics at the University of Messina and a Masters’ Degree in Accounting, Audit and Financial Control at the University of Pavia. He is also listed in the Italian National Audit Register held by the National Justice Department in the Republic of Italy.
Dr. Manolo Bellotto, Ph.D. has served as the President and General Manager of the company and our subsidiary GT Gain Therapeutics SA since 2018. Dr. Bellotto has over 20 years of experience international pharmaceutical product, medical and advocacy development, commercialization, and international research collaborations in major and rare/orphan disease indications across various continents. Prior to joining Gain, since 2013, Dr. Bellotto has served as Director of Strategic Projects of Mederis, a service provider for pharmaceutical, medical device and medical food companies providing assessment, prioritization, planning and management of product development, medical and market-shaping activities. From 2009 to 2013, Dr. Bellotto served as the Director of Business Development of Aptitude Health, a global healthcare company focusing on oncology insights for the life sciences industry. From 2000 to 2002, Dr. Bellotto served as Global Product Leader at Vifor Pharma, a global specialty pharmaceutical company. Dr. Bellotto has also held various positions, such as Head of International Product Management and Head of Marketing, at Helsinn Healthcare, DKSH Healthcare, ESMO – European Society for Medical Oncology, and Chemo SA. Dr. Bellotto holds a Ph.D. in Molecular Developmental Genetics from the University of Zurich after having studied molecular biology at the Biocentre of the University of Basel and at the Fredrich Miescher Institute for Biomedical Research (Novartis) in Basel.
Directors
Dr. Khalid Islam, Ph.D. cofounded our company in 2017 and has served as Chairman of our board of directors since 2017. Dr. Islam has over 30 years of experience in the biotechnology and pharmaceutical industries. He is currently the Chairman of the board of directors of Fennec Pharmaceuticals and Minoryx Therapeutics S.L as well as a director of Processa Pharmaceuticals. Dr. Islam also served as Chairman and Chief Executive Officer of Gentium S.p.A. from 2009 to 2014, where, under his leadership, Defitelio was granted marketing authorization and the company went from a $25 million valuation to a $1 billion all-cash merger with Jazz Pharmaceuticals plc. From 1999 to 2008, he served as President and Chief Executive Officer of Arpida AG, where he transitioned the early-stage startup to a SWX-listed company and raised $300 million between their initial public offering and follow-ons. From 1987 to 1999, Dr. Islam held various positions at HMR & MMD (now Sanofi-Aventis). Prior to HMR & MMD, he worked in academia at Imperial College, University of London and Milan University, where he was a contract professor. He has also previously served as a director of Immunomedics Inc., Karolinska Development, MolMed S.p.A., OxThera AB, Rheoscience AS, PCovery AS, Adenium AS and C10 Pharma AS. He is an advisor to Kurma Biofund (Paris). Dr. Islam is a graduate of Chelsea College and received his Ph.D. from Imperial College, University of London. Our board of directors believes that Dr. Islam is qualified to serve as a director based on his extensive science background and professional experience.
Dov Goldstein, M.D. has served as a member of our board of directors since January 2021. Dr. Goldstein has over 20 years of experience in the financial management of various biotechnology and pharmaceutical companies. Dr. Goldstein is the Chief Financial and Business Officer of Indapta Therapeutics, a biotechnology company focused on developing and commercializing a proprietary, off-the-shelf, allogeneic FcRγ-deficient natural killer (G-NK) cell therapy to treat multiple cancers. Dr. Goldstein previously served as Chief Executive Officer at RIGImmune, and at Aisling Capital, a private investment firm, Managing Partner from 2014 to 2019, Partner from 2009 to 2014 and Principal from 2006 to 2009. Dr. Goldstein served as the Chief Financial Officer and Director of Loxo Oncology, Inc. between July 2014 and January 2015, and was its acting Chief Financial Officer from January 2015 to May 2015. From 2000 to 2005, Dr. Goldstein served as Chief Financial Officer of Vicuron Pharmaceuticals, Inc., which was acquired by Pfizer, Inc. in September 2005. Prior to joining Vicuron, Dr. Goldstein was Director of Venture Analysis at HealthCare Ventures. Dr. Goldstein also completed an internship in the Department of Medicine at Columbia-Presbyterian Hospital. Dr. Goldstein served as a director at ADMA Biologics, Inc., Esperion Therapeutics, Inc., and Cempra, Inc. (acquired by Melinta Therapeutics, Inc.). Dr. Goldstein received a B.S. from Stanford University, an M.B.A. from Columbia Business School, and an M.D. from Yale School of Medicine. Our board of directors believes that Dr. Goldstein is qualified to serve as a director based on his extensive science background and professional experience.
Hans Peter Hasler has served as a member of our board of directors since January 2021. Mr. Hasler has over 20 years of experience in the biotechnology and pharmaceutical industries. Mr. Hasler is the Founder and, until 2020 served as Chief Executive Officer, of Vicarius Pharma AG, a privately held company that provides strategic options to non-European bio-pharma companies bringing late-stage assets to the European market. Mr. Hasler is Chairman of the Board of HBM Healthcare Investments AG in Switzerland, Director of the Board of Minerva Neuroscience Inc., Boston, Member of the Board of Shield Therapeutics PLC, London, and Chief Advisor of SBTech Advisory, a small asset scouting company located in Israel, Switzerland, and the USA. Since June 2009, he has served as a director of HBM Healthcare Investments, an investment company listed on SIX Swiss Exchange, and is Senior Advisor at SBTech Global Advisory. His prior experience includes Elan Corporation, where he was Chief Operating Officer, and Biogen, Inc., where his positions included Chief Operating Officer, Executive Vice President, Head of Global Neurology and International. Previously, Mr. Hasler was at Wyeth Pharmaceuticals as Senior Vice President, Chief Marketing Officer and Managing Director of Wyeth Group Germany and General Manager, Wyeth-Lederle

Switzerland, Austria and ECE. Mr. Hasler holds a Federal Swiss Commercial Diploma and a Marketing Manager Certificate from the Swiss Institute of Business Economy SIB, Zurich, Switzerland. Our board of directors believes that Mr. Hasler is qualified to serve as a director based on his extensive science background and professional experience.
Gwen Melincoff has served as a member of our board of directors since January 2021. Ms. Melincoff is a seasoned business development and venture professional with over 25 years of deal making and management experience in the biotechnology and pharmaceutical industries. Ms. Melincoff is currently managing director at Gemini Advisors LLC, a biopharmaceutical consultancy (since 2013) and an advisor to Verge Genomics, a startup drug discovery company (since 2016) and Agent Capital (since 2017). Ms. Melincoff serves on the board of Protalix Biotherapeutics, Inc., Collegium Pharmaceutical, Inc., and Soleno Therapeutics, Inc. and in an advisory capacity at a number of pharmaceutical companies. From January 2017 through January 2019, she served on the board of directors of Kamada Ltd., the board of Photocures ASA from April 2017 - June 2020 and from June 2014 through November 2016 she served on the Board of Directors of Tobira Therapeutics Inc. (acquired by Allergan plc). From August 2014 through September 2016, Ms. Melincoff previously served as Vice President of Business Development at BTG International Inc., a UK-specialist healthcare company. Prior to BTG, Ms. Melincoff was Senior Vice President of Corporate Development at Shire Plc (acquired by Takeda). Additionally, she led the Shire Strategic Investment Group, the venture capital arm of Shire Plc. Ms. Melincoff was Vice President of Business Development at Adolor Corporation and held executive positions at Eastman Kodak for over ten years in a number of their health care companies. Ms. Melincoff holds a B.S. in Biology from The George Washington University and an M.S. in Management and Health Care Administration from Pennsylvania State University. Ms. Melincoff has also attained the designation of Certified Licensing Professional (CLP™). Ms. Melincoff was named to the “Top Women in Biotech 2013” by Fierce Biotech and to the Powerlist 100 of Corporate Venture Capital in 2012 and 2013. Our board of directors believes that Ms. Melincoff is qualified to serve as a director based on her extensive science background and professional experience.
Claude Nicaise, M.D. has served as a member of our board of directors since January 2021. Dr. Nicaise has more than 35 years of experience in the development and regulation of biotechnology and pharmaceutical industries. He is the founder of Clinical Regulatory Services, a company providing advice on clinical and regulatory matters to biotechnology companies. Dr. Nicaise serves on the board for Sarepta Therapeutics, Inc., chairs their Compensation committee, and is a member of their Research and Development committee. Since 2015, Dr. Nicaise has served as an Executive Vice President Regulatory at Ovid Therapeutics Inc., a company that develops medicines for orphan diseases of the brain. Dr. Nicaise was a Senior Vice President of Strategic Development and Global Regulatory Affairs at Alexion Pharmaceuticals from 2008 to 2014. From 1983 to 2008, Dr. Nicaise served in various positions of increasing responsibility at Bristol-Myers Squibb, including senior positions such as Vice President of Global Development, Vice-President of Worldwide Regulatory Science and Strategy, and leadership positions in Oncology, Infectious Disease, and Neuroscience development. Dr. Nicaise received his medical degree from the Université Libre de Bruxelles in Belgium. Our board of directors believes that Dr. Nicaise is qualified to serve as a director based on his extensive science background and professional experience.
Jeffrey Riley has served as a member of our board of directors since May 2019. Mr. Riley has more than 25 years of experience in the biotechnology and pharmaceutical industries, during which he has negotiated numerous worldwide strategic corporate alliances, established joint ventures and assisted in venture financings to support product development. He has raised over $1.5 billion in equity and debt instruments. He has served in big pharma (SmithKline Beecham and Pfizer), venture capital (Queensland Biocapital Fund / QIC) and numerous biotechnology companies in the capacity of business development and general management. From March 2010 until December 2017, he served as the President, Chief Executive Officer and a director of Synthetic Biologics, Inc. (NYSE American: SYN), a clinical-stage company leveraging the microbiome to develop therapeutics designed to prevent and treat gastrointestinal diseases. He has served as a member of several public and private boards of directors in the United States and Australia. Mr. Riley received a BS degree from Boise State University, an MBA/MIM from Arizona State University’s Thunderbird School of Global Management and has done advanced science work at the University of California, San Francisco and Berkeley. Our board of directors believes that Mr. Riley is qualified to serve as a director based on his extensive science background and professional experience.

Election of Officers
Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
Composition of the Board of Directors
Our board of directors is currently composed of 7 directors. Our directors will be elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.
The number of members on our board of directors may be fixed by majority vote of the members of our board of directors. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.
Director Independence
The Nasdaq Stock Market LLC, or Nasdaq, Marketplace Rules, or the Nasdaq Listing Rules, require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions and phase in periods following the initial public offering, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Our board of directors has determined that Dov Goldstein, Hans Peter Hasler, Gwen Melincoff, Claude Nicaise and Jeffrey Riley are “independent” as defined under Nasdaq rules and the Exchange Act rules and regulations.
Background and Experience of Directors
Upon completion of this offering, our nominating and corporate governance committee will be responsible for reviewing with our board of directors, on an annual basis, the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
•	personal and professional integrity;
•	ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;
•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;
•	conflicts of interest; and
•	practical and mature business judgment.
Board Committees
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our board of directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee will consist of Hans Peter Hasler, Jeffrey Riley, and Dov Goldstein, with Dov Goldstein serving as chair. Our board of directors has determined that Hans Peter Hasler, Jeffrey Riley, and Dov Goldstein are “independent” as defined in the applicable Nasdaq rules. Our audit committee will be responsible for, among other things:
•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•	assisting the board of directors in evaluating the qualifications, performance, and independence of our independent auditors;
•	assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;
•	assisting the board of directors in monitoring our compliance with legal and regulatory requirements;
•	reviewing with management and our independent auditors the adequacy and effectiveness of our internal control over financial reporting processes;
•	assisting the board of directors in monitoring the performance of our internal audit function;
•	reviewing with management and our independent auditors our annual and quarterly financial statements;
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reviewing and overseeing all transactions between us and a related person for which review or oversight is required by applicable law or that are required to be disclosed in our financial statements or SEC filings, and developing policies and procedures for the committee’s review, approval and/or ratification of such transactions;

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establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.
The SEC rules and the Nasdaq rules require us to have one independent audit committee member upon the listing of our common stock on the Nasdaq, a majority of independent directors within 90 days of the effective date of the registration statement, and all independent audit committee members within one year of the effective date of the registration statement. Hans Peter Hasler, Jeffrey Riley, and Dov Goldstein qualify as an independent director under the corporate governance standards of the Nasdaq and the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee
Upon completion of this offering, we expect our compensation committee will consist of Claude Nicaise, Jeffrey Riley, and Gwen Melincoff, with Gwen Melincoff serving as chair. Our board of directors has determined that Clause Nicaise, Jeffrey Riley, and Gwen Melincoff are “independent” as defined in the applicable Nasdaq rules. The compensation committee will be responsible for, among other things:
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reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving our Chief Executive Officer’s compensation level based on such evaluation;

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reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending to the board of directors the compensation of our directors;
•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;
•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and
•	reviewing and making recommendations with respect to our equity and equity-based compensation plans.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will consist of Dov Goldstein, Clause Nicaise, and, Hans Peter Hasler, with Hans Peter Hasler serving as chair. Our board of directors has determined that Dov Goldstein, Claude Nicaise, and Hans Peter Hasler are “independent” as defined in the applicable Nasdaq rules. The nominating and corporate governance committee will be responsible for, among other things:
•	assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;
•	overseeing the evaluation of the board of directors and management;
•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and
•	recommending members for each committee of our board of directors.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Ethics
We will adopt a new Code of Business Conduct and Ethics that applies to all of our officers, directors, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions, which will be posted on our website at https://www.gaintherapeutics.com. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION
The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC, including reduced narrative and tabular disclosure obligations regarding executive compensation.
Our named executive officers for the fiscal year ended December 31, 2020, which consist of our current Chief Executive Officer, all individuals who served as principal executive officer during the fiscal year ended December 31, 2020, and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2020 (other than our principal executive officers), are as follows:
•	Eric I. Richman, Chief Executive Officer (employment start date July 20, 2020);
•	Manolo Bellotto, General Manager and President (and also serving as principal executive officer prior to Mr. Richman’s commencement as Chief Executive Officer); and
•	Salvatore Calabrese, Chief Financial Officer (employment start date November 2, 2020; served as a consultant prior to commencement of employment).
Summary Compensation Table
The following table shows the compensation earned by each of our named executive officers for the year ended December 31, 2020. Our compensation packages for the named executive officers consist primarily of base salary, annual cash bonus and a stock option grant.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Award $(1)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
Eric I. Richman Chief Executive Officer	2020	131,250(2)	67,500(3)	63,843	14,540(4)	277,133
Manolo Bellotto General Manager & President(5)	2020	177,494	53,248(6)	298,057	21,250(7)	550,049
Salvatore Calabrese Chief Financial Officer(8)	2020	41,810(9)	46,181(10)	202,253	29,116(11)	319,360
(1)	Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock option awards granted under the 2020 Omnibus Plan.
(2)	Reflects pro-ration based on Mr. Richman’s July 20, 2020 start date.
(3)	Amount consists of a discretionary annual cash bonus of $37,500 (which reflects pro-ration based on Mr. Richman’s July 20, 2020 start date) and a one-time signing bonus of $30,000.
(4)	Amount consists of reimbursement of medical and dental benefits.
(5)	Amounts for Mr. Bellotto were paid in Swiss Francs (CHF), and have been reported in this Summary Compensation Table using the 2020 average foreign exchange rate of 0.939.
(6)	Amount consists of a discretionary annual cash bonus.
(7)	Represents the Company’s matching contributions under the Company’s defined benefit and contribution plans in accordance with local regulations and practices.
(8)	Amounts for Mr. Calabrese were paid in Euros (EUR), and have been reported in this Summary Compensation table using the 2020 average foreign exchange rate of 0.877.
(9)	Reflect pro-ration based on Mr. Calabrese’s November 2, 2020 start date.
(10)	Amount consists of a discretionary annual cash bonus of $25,086 (which reflects pro-ration based on Mr. Calabrese’s November 2, 2020 start date) and a one-time signing bonus of $21,095.
(11)
Amount consists of compensation paid in 2020 under consulting agreement prior to commencement of employment (see “Employment Agreement with Named Executive Officers—Salvatore Calabrese” for additional information).

Employment Agreements with Named Executive Officers
Eric I. Richman, Chief Executive Officer
Mr. Richman began employment as our Chief Executive Officer on July 20, 2020. Although Mr. Richman was not a named executive officer for fiscal year 2019 (and therefore his compensation is not disclosed in the Summary

Compensation Table included in this filing), we have also described his current compensation arrangements. Under his employment agreement, Mr. Richman receives an annual base salary of $300,000, and is eligible to receive a discretionary annual bonus determined based upon achievement of Company and personal objectives established and approved by the Board. Mr. Richman also received a signing bonus of $30,000. Mr. Richman is eligible to participate in the Company’s standard health and welfare benefit plans available to the Company’s U.S. employees, and 401(k) plan.
Manolo Bellotto, General Manager and President
Mr. Bellotto serves as our General Manager and President. Under his prior employment agreement with the Company, which was in effect during fiscal year ended December 31, 2019, Mr. Bellotto was entitled to a base salary of CHF 153,600 (USD $154,527, using the 2019 average foreign exchange rate of 0.994).
Under his current employment agreement, effective September 1, 2020, Mr. Bellotto is entitled to a base salary of CHF 200,000 (USD $201,207, using the average foreign exchange rate of 0.994). Mr. Bellotto is eligible to receive an annual cash bonus, targeted at 30% of base salary, upon the achievement of objectives to be determined by the Chief Executive Officer. Mr. Bellotto’s current employment agreement also entitles Mr. Bellotto to a grant of a stock option of 1.5% in the Company capital, with anti-dilution protection in the event the Company capital increases. Mr. Bellotto is entitled to participate in all employee benefit plans and programs available to the Company’s Swiss employees. Under his current employment agreement, Mr. Bellotto is subject to a non-solicit of Company employees, consultants, customers and vendors.
Mr. Bellotto’s employment is terminable by either party upon six months’ notice. If Mr. Bellotto’s employment is terminated within 24 months following a change in control either by the Company without cause or by Mr. Bellotto for good reason (each as defined in his employment agreement), Mr. Bellotto is entitled to severance pay equal to the sum of (i) two times his base salary, plus (ii) two times the greater of (x) the average of the bonuses received in the last 3 years or (y) the target bonus for year of termination, plus (iii) a prorated target bonus for year of termination. In addition, all unvested stock options will fully vest and be exercisable for 90 days following termination. Mr. Bellotto would also be entitled to reimbursement of any legal expenses incurred in the curse of enforcing such payments. Severance is in lieu of any notice pay, and is contingent on Mr. Bellotto’s execution of a waiver and release. Mr. Bellotto’s employment agreement is with Swiss subsidiary GT Gain Therapeutics SA, and is governed by Swiss law.
Salvatore Calabrese, Chief Financial Officer
Mr. Calabrese began employment as our Chief Financial Officer on November 2, 2020. Under his employment agreement with GT Gain Therapeutics SA, Mr. Calabrese is entitled to a base salary of EUR 220,000 (USD $250,855, using the 2020 average foreign exchange rate of 0.877). Mr. Calabrese is eligible to receive an annual cash bonus, targeted at 30% of base salary, upon the achievement of objectives to be determined by the Chief Executive Officer. Mr. Calabrese also received a signing bonus of EUR 18,500 (USD $21,095, using the 2020 average foreign exchange rate of 0.877). Mr. Calabrese’s employment agreement also entitles Mr. Calabrese to a grant of a stock option of 1% in the Company capital, with anti-dilution protection in the event the Company’s capital increases. Mr. Calabrese is entitled to participate in all employee benefit plans and programs available to employees of GT Gain Therapeutics SA. Under his current employment agreement, Mr. Calabrese is subject to a non-solicit of Company employees, consultants, customers and vendors.
Mr. Calabrese’s employment is terminable by either party upon six months’ notice. If Mr. Calabrese’s employment is terminated within 24 months following a change in control either by the Company without cause or by Mr. Calabrese for good reason (each as defined in his employment agreement), Mr. Calabrese is entitled to severance pay equal to the sum of (i) two times his base salary, plus (ii) two times the greater of (x) the average of the bonuses received in the last 3 years or (y) the target bonus for year of termination, plus (iii) a prorated target bonus for year of termination. In addition, all unvested stock options will fully vest and be exercisable for 90 days following termination. Mr. Calabrese would also be entitled to reimbursement of any legal expenses incurred in the course of enforcing such payments. Severance is in lieu of any notice pay, and is contingent on Mr. Calabrese’s execution of a waiver and release. Mr. Calabrese’s employment agreement is governed by Swiss law.
Prior to commencement of his employment with us, Mr. Calabrese was serving as a consultant to the Company pursuant to a consulting agreement with GT Gain Therapeutics S.A.. Under his consulting agreement, Mr. Calabrese received a monthly fee of EUR 4,500 (USD $5,131, using the 2020 average foreign exchange rate of 0.877) assuming an average of 4 days/month of service, with an additional daily fee of EUR 1,500 (USD $1,710, using the 2020 average foreign exchange rate of 0.877) for additional services upon prior Board approval. Mr. Calabrese also received reimbursement for reasonable and necessary expenses incurred in connection with his provision of the consulting services.
Stock Option Grants
In 2020, we granted stock option awards to key employees, including our named executive officers, under our 2020 Omnibus Plan (described further below). The stock option awards for each of our named executive officers have a three year vesting period, with one third vesting on the first anniversary of the grant date and the remaining two thirds vesting in equal monthly installments thereafter. The stock option awards have an exercise price of $2.97 per share. On a termination of the optionee’s employment by the Company without cause, or due to the optionee’s death or disability, the portion of the option that is scheduled to vest during the period that is six (6) months following the termination date shall immediately vest on the termination date, and the remaining unvested portion of the option shall be forfeited. Following a termination of employment, options generally remain exercisable (i) for one year, if termination is due to death or disability, or (ii) ninety (90) days, if termination is by the Company without cause or by optionee for any reason (and are forfeited immediately on a termination for cause).
Gain Therapeutics Inc. 2020 Omnibus Incentive Plan
In September 2020, the Board adopted the Gain Therapeutics Inc. 2020 Omnibus Incentive Plan (“2020 Omnibus Plan”), which allows us to grant an array of equity-based awards to our named executive officers, other employees, consultants and non-employee directors. The purpose of the 2020 Omnibus Plan is to provide additional incentives to selected employees, consultants and directors whose contributions are essential to the growth and success of the business of the Company. All stock options granted to our named executive officers, as disclosed above, were granted under the 2020 Omnibus Plan.
Plan Term. The 2020 Omnibus Plan expires after ten years, unless terminated prior to that date by the Board.
Authorized Shares; Certain Limitations. Subject to adjustment as described below, 1,310,000 shares of our common stock are available for awards to be granted under the 2020 Omnibus Plan. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares, such shares shall again be available for awards under the 2020 Omnibus Plan. However, shares that are exchanged by a participant or withheld as payment in connection with any award under the 2020 Omnibus Plan, as well as any shares exchanged by a participant or withheld to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the 2020 Omnibus Plan. If an award is denominated in shares, but settled in cash, the number of shares previously subject to the sward will again be available for grants under the 2020 Omnibus Plan. If an Award can only be settled in cash, it will not be counted against the aggregate number of shares available for awards under the 2020 Omnibus Plan. Non-employee directors of the Company shall not be granted awards during any calendar year that, when aggregated with such director’s cash fees with respect to such calendar year, exceed $500,000 in total value (based on the grant date fair value of such award).
Administration. The 2020 Omnibus Plan will be administered by our board of directors, or if our board of directors does not administer the 2020 Omnibus Plan, a committee of our board of directors that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the board or committee referred to above being sometimes referred to as the plan administrator). The plan administrator has authority to select individuals to whom awards are granted, determine the types of awards and terms and conditions of awards (including exercise price and applicable vesting periods), and construe and interpret the 2020 Omnibus Plan and granted under it.
Types of Awards. The 2020 Omnibus Plan provides for grants of incentive stock options (“ISOs”), nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), stock bonuses, other stock-based awards and cash awards.
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Stock Options. The 2020 Omnibus Plan authorizes the issuance of stock options under the 2020 Omnibus Plan. Each option issued under the 2020 Omnibus Plan will indicate whether it is intended to be an ISO or a nonqualified stock option. The exercise price of all stock options granted under the 2020 Omnibus Plan will be determined by the plan administrator, but in no event may the exercise price be less than 100% of the fair market value of the related shares of common stock on the date of grant. The maximum term of all stock options granted under the 2020 Omnibus Plan will be determined by the plan administrator, but may not exceed ten years. Each stock option will vest and become exercisable at such time and subject to such terms and conditions (including treatment upon the optionee’s termination of employment or service) as determined by the plan administrator in the applicable individual option agreement.
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SARs. SARs may be granted under the 2020 Omnibus Plan either alone (a free-standing SAR) or in conjunction with all or part of any stock option granted under the 2020 Omnibus Plan. A free-standing SAR entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of a stock option entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of common stock on the date of grant. The maximum term of all SARs will be determined by the plan administrator, but may not exceed ten years. Free-standing SARs will vest and be exercisable at such time and subject to such terms and conditions (including treatment upon the optionee’s termination of employment or service) as determined by the plan administrator in the applicable individual option agreement. SARs granted in conjunction with all or part of a stock option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option. The plan administrator may determine to settle the exercise of a SAR in shares of common stock, cash, or any combination thereof.

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Restricted Stock and RSUs. Restricted stock and RSUs may be granted under the 2020 Omnibus Plan. The plan administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of restricted stock and RSUs, as well as any non-transfer periods with respect to restricted stock or the shares of common stock issued with respect to RSUs. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. The rights of restricted stock and RSU holders upon a termination of employment or service will be set forth in individual award agreements. Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder, including the right to vote and receive dividends declared with respect to such stock. During the restricted period, RSUs may also be credited with dividend equivalent rights if the applicable individual award agreement so provides. Notwithstanding the foregoing, any dividends or dividend equivalent awards with respect to restricted stock or RSUs will be subject to the same restrictions, conditions and risks of forfeiture as the underlying restricted stock or RSU.

•
Other Stock-Based Awards. Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of common stock (including dividend equivalents) may be granted under the 2020 Omnibus Plan. The plan administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of common stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled, and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

•	Stock Bonuses and Cash Awards. Bonuses payable in fully vested shares of common stock and awards that are payable solely in cash may also be granted under the 2020 Omnibus Plan.
Eligibility. Our employees, consultants and non-employee directors are eligible to receive awards under the 2020 Omnibus Plan, except that incentive stock options (“ISOs”) may only be granted to our employees.
Equitable Adjustments. In the event of any Change in Capitalization (including a Change in Control), the plan administrator will made an equitable substitution or proportionate adjustment in (a) the number and kind of shares of common stock, other securities or property underlying, or the amount of cash subject to, each outstanding award; (b) the exercise price or purchase price of any outstanding award and applicable performance conditions relating to any outstanding award; and (c) the aggregate number of shares of common stock reserved for issuance under the 2020 Omnibus Plan. In addition, in connection with a Change in Capitalization (including a Change in Control), the plan administrator may provide for the cancellation of any outstanding award in exchange for payment in cash or other property having an aggregate fair market value equal to the fair market value of the shares of common stock, cash or other property covered by such award, reduced by the aggregate exercise price or base price thereof (or cancellation without payment if the exercise price or base price is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award).
Change in Control. Except as otherwise provided in the applicable award agreement, in the event that (a) a Change in Control occurs and (b) either (x) an outstanding award is not assumed or substituted in connection therewith or (y) an outstanding award is assumed or substituted in connection therewith and the participant’s employment or service is terminated without cause or by the participant for good reason (if applicable) within twelve months following the Change in Control, then (I) any unvested or unexercisable portion of any award shall become fully vested and exercisable; and (II) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award shall lapse and such awards shall be deemed fully vested and any performance conditions imposed with respect to such awards shall be deemed to be achieved at target performance levels.
Amendment and Termination. The plan administrator has the right to amend any participant’s award agreement, subject to the participant’s consent if such amendment is not favorable to the participant. Our board of directors may amend, suspend or terminate the 2020 Omnibus Plan, but no such amendment or termination may be made which would adversely affect any outstanding awards without the written consent of the affected participants. Unless the board of directors determines otherwise, the board of directors will obtain shareholder approval of any plan amendment to the extent such approval is required in order to satisfy any rules of the stock exchange on which the common stock is traded or other applicable law.
Form S-8. We intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock issuable under the 2020 Omnibus Plan.
United States Federal Income Tax Consequences of Plan Awards.
The following is a summary of certain United States federal income tax consequences of awards under the 2020 Omnibus Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.
ISOs. In general, an optionee will not recognize taxable income upon the grant of an ISO. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, then, generally (i) the optionee will not realize ordinary income with respect to the exercise of the option, (ii) upon sale of the underlying shares acquired upon the exercise of an ISO, any amount realized in excess of the exercise price paid for the shares will be taxed to the optionee as capital gain and (iii) we will not be entitled to a deduction. The amount by which the fair market value of a share of common stock on the exercise date of an ISO exceeds the purchase price generally will, however, constitute an item which increases the optionee’s income for purposes of the alternative minimum tax. However, if the participant disposes of the shares acquired on exercise before the later of the second anniversary of the date of grant or one year after the receipt of the shares by the optionee (a “disqualifying disposition”), the optionee generally would include in ordinary income in the year of the disqualifying disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. If ordinary income is recognized due to a disqualifying disposition, we would generally be entitled to a deduction in the same amount. Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, it will be treated for tax purposes as a nonqualified stock option, as discussed below.
Nonqualified Stock Options. An optionee generally will not recognize taxable income upon the grant of a nonqualified stock option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares of common stock purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares of common stock received upon exercise of an option will be the fair market value of the share of common stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.
SARs. A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares of common stock received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares of common stock received upon exercise of a SAR will be the fair market value of the shares of common stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.
Restricted Stock. A participant generally will not be taxed upon the grant of a restricted share of common stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”)). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted stock is awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such restricted stock is subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.
RSUs. In general, the grant of RSUs will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction in the same amount.
Other Awards. With respect to other awards granted under the 2020 Omnibus Plan, including stock bonuses, other stock-based award and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares of common stock or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction in the same amount.
Potential Payments Upon Termination or Change in Control
Other than under Mr. Bellotto’s employment agreement and Mr. Calabrese's employment agreement (each described above in “—Employment Agreements with Named Executive Officers”), the Company has no plans, agreements or arrangements that provide for payment to our named executive officers in connection with termination of employment or change in control of the Company.
Retirement and Pension Plans
In 2020, the Company operated defined benefit pension plans for employees in Switzerland and defined contribution pension plans for employees in Switzerland and Spain in accordance with local regulations and practices. These plans are funded by regular contribution made by the employer and the employees to third-party or local governments based on the characteristics of the plan and local laws and regulations. See Note 2 and Note 10 to our financial statements for more information regarding the Company's pension obligations. Additionally, the Company adopted a 401(k) plan for employees in the United States in 2021.
Director Compensation
Our directors did not receive compensation for their services for the fiscal year ended December 31, 2020.
In 2021, Dov Goldstein, Gwen Melincoff, Hans Peter Hassler, Jeff Riley, Claude Nicaise, and Khalid Islam have been appointment as Board member. Mr. Goldstein, Ms. Melincoff, Mr. Hasler, Mr. Claude Nicaise, Mr. Riley were each granted an award of 10,000 stock options, with the grants made on January 22, 2021. These options have one year cliff vesting, subject to the director's continued service with the company through the applicable vesting date, and provided that these options will accelerate and vest in full in the event of a change in control (as defined in the

2020 Omnibus Plan)]. Dr. Islam was granted an award of 25,000 stock options with one year cliff vesting. The Director will receive post-offering annual compensation pursuant to the terms of such non-employee director compensation policy as may be adopted by us.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock as of    , 2020, both before and after giving effect to the closing of the offering, by:
•	each person known by us to own beneficially more than 5% of any class of our outstanding shares of common stock;
•	each of the directors and named executive officers individually; and
•	all of our directors and named executive officers as a group.
The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Our determination of the percentage of beneficial ownership prior to this offering gives effect to the Preferred Conversion and the   -for-   forward split of our common stock and is based on   shares of our common stock outstanding as of December 31, 2020. Our determination of beneficial ownership after this offering is based on   shares of our common stock outstanding after closing of the offering and assumes the underwriters exercise their option to purchase up to   shares of common stock. Unless otherwise indicated, the business address of each such beneficial owner is c/o 4800 Hampden Lane, Suite 200, Bethesda, MD 20814.
Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
	Shares of Common Stock Beneficially Owned Before This Offering		Shares of Common Stock Beneficially Owned After This Offering
Name of Beneficial Owners	Number	%	Number	%
Executive Officers and Directors:
Eric Richman
Khalid Islam
Manolo Bellotto
Dov Goldstein
Hans Peter Hasler
Gwen Melincoff
Claude Nicaise
Jeffrey Riley
All executive officers and directors as a group ( persons)
Other 5% Stockholders
3B Future Health Fund S.A
Robert Michael Floyd
Shawn Milemore Titcomb
VitaTech S.A.
TiVenture S.A.
*	Represents beneficial ownership of less than 1%.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred. The following is a description of material transactions, or series of related material transactions, since January 1, 2018, to which we were or will be a party and in which the other parties included or will include our directors, executive officers, holders of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons. Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the section entitled “Executive and Director Compensation.”
Corporate Reorganization with GT Gain Therapeutics SA
On July 20, 2020, we engaged in a series of transactions, which we refer to collectively as the “Corporate Reorganization”. Following the Corporate Reorganization, GT Gain Therapeutics SA became a wholly-owned subsidiary of the company. We, GT Gain Therapeutics SA, and the holders of all of the issued and outstanding equity interests of GT Gain Therapeutics SA entered into exchange agreements, dated as of July 20, 2020, pursuant to which the Corporate Reorganization was effected. Following the incorporation of the Company and prior to the Corporate Reorganization, the Company issued an aggregate of 1,772,736 shares of common stock at par value $0.0001. The aggregate gross proceeds from the offering were approximately $117, recorded as an increase of common stock within shareholder’s equity (deficit).
In connection with the Corporate Reorganization, each holder of GT Gain Therapeutics SA’s equity interests contributed, transferred, granted, assigned and delivered to us all of its right, title and interest in and to all GT Gain Therapeutics SA equity interests owned by such holder which resulted in us issuing an aggregate of 2,250,000 shares of our common stock and 1,346,390 shares of our Series A Preferred Stock. The common stock and Series A Preferred Stock issued in connection with the Corporate Reorganization reflects a 10:1 forward-stock split.
The Corporate Reorganization was treated as a recapitalization by us for financial reporting purposes and the historical financial statements of GT Gain Therapeutics SA, adjusted to give effect to the share exchange transaction for all periods presented, are our historical financial statements. The Corporate Reorganization was treated as a “plan of reorganization” under Section 368(a) of the Code. The exchange agreements contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions. A condition to the Corporate Reorganization was the simultaneous closing of the Series B Private Placement, described below.
The issuance of securities pursuant to the Corporate Reorganization was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Rule 506 of Regulation D promulgated by the SEC thereunder. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement.
Series B Private Placement
On July 20, 2020, we sold 3,366,999 shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) pursuant to the initial closing of a private placement (the “Series B Private Placement”), at an offering price of $2.97 per share.
The aggregate gross proceeds from the initial closing of the Series B Private Placement were $10 million (before deducting placement agent fees and total expenses in connection with the initial closing of the Series B Private Placement, which were $878,286).
The initial closing of the Series B Private Placement was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The Series B Preferred Stock in the initial closing of the Series B Private Placement was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

The initial closing of the Series B Private Placement was conditioned on the closing of the Corporate Reorganization and a minimum aggregate purchase price of $8.0 million for the Series B Preferred Stock sold in the Series B Private Placement.
In connection with the Series B Private Placement, we paid to Tribal Capital Markets, LLC (the “Placement Agent”) (i) a cash fee of $800,000, or 8% of the gross proceeds raised in the Series B Private Placement, and (ii) reimbursement of expenses of $78,286. In addition, we issued to designees of the Placement Agent, for nominal consideration, warrants to purchase 269,360 shares of our common stock, or 8% of the number of shares of common stock underlying the Series B Preferred Stock sold in the offering (the “Placement Agent Warrants”) at an exercise price equal to $4.46, or 150% of the price per share of Series B Preferred Stock paid by investors in the Series B Private Placement, the Placement Agent Warrants. The Placement Agent Warrants provide for a cashless exercise right and are exercisable for a period of five years from July 20, 2020.
Subject to certain customary exceptions, we agreed to indemnify the Placement Agent to the fullest extent permitted by law against certain liabilities that may be incurred in connection with the Series B Private Placement, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agents and their sub-agents may be required to make in respect of such liabilities.
In connection with our Series B Private Placement, the Company entered into a non-exclusive strategic advisory agreement with Allele Capital Partners LLC (“Allele”), a strategic advisory and investment firm, at $10,000 per month. Certain individuals affiliated with Allele are also registered representatives (but non-control persons) of the Placement Agent. The agreement with Allele will terminate upon consummation of this transaction. See Note 18 to our audited consolidated financial statements appearing elsewhere in this prospectus for further details on this agreement.
The descriptions of the Corporate Reorganization and the Placement Agent Warrants entered into in connection with the Series B Private Placement are qualified in their entirety by reference to the terms of such agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part, and are incorporated by reference herein.
Participation in the Series B Private Placement
In connection with the Series B Private Placement, we entered into a preferred stock purchase agreement and warrant agreement with certain investors, including beneficial owners of greater than 5% of our capital stock, members of our board of directors and affiliates of members of our board of directors, pursuant to which we issued and sold to such investors an aggregate of 33,672 shares of our Series B Preferred Stock at a purchase price of $2.97 per share for aggregate gross proceeds of $100,005.84. Such purchases were made on the same terms as the shares that were sold to other investors in the Series B Private Placement and not pursuant to any pre-existing contractual rights or obligations.
The table below sets forth the aggregate number of shares of Series B Preferred Stock and Placement Agent Warrants issued to our related parties in this financing:
	Series B Convertible Preferred Stock (#)	Aggregate Purchase Price ($)	Placement Agent Warrants (#)	Strike Price ($)
Participant(1)
Eric I Richman Living Trust	16,836	50,002.92
Shawn Milemore Titcomb	16,836	50,002.92	101,599	4.46
(1)	Additional details regarding these stockholders and their equity holdings are provided under the caption “Principal Stockholders.”
February 2020 Capital Raise
In February 2020, prior to the Corporate Reorganization, GT Gain Therapeutics SA sold 35,295 shares of Series A Preferred Stock, par value CHF 1.0 per share, to certain investors, including beneficial owners of greater than 5% of our capital stock, members of our board of directors and affiliates of members of our board of directors, pursuant to which we issued and sold to such investors an aggregate of 35,295 shares of our Series A Preferred Stock for aggregate gross proceeds of CHF 1,082,500 or USD 1,101,898 (the “February 2020 Capital Raise”) and incurred issuance costs of CHF 10,368 or USD 10,553. The closing of the February 2020 Capital Raise was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The Series A Preferred Stock issued in the February 2020 Capital Raise was sold to “accredited investors,” as defined in Regulation D.
The table below sets forth the aggregate number of shares of Series A Preferred Stock issued to our related parties in the February 2020 Capital Raise:
	Series A Convertible Preferred Stock (#)	Aggregate Purchase Price (CHF)	Aggregate Purchase Price (USD)
Participant(1)
3B Future Health Fund S.A.	18,748	575,000	585,304
VitaTech SA	9,374	287,500	292,652
TiVenture SA	7,173	220,000	223,942
(1)	Additional details regarding these stockholders and their equity holdings are provided under the caption “Principal Stockholders.”
February 2019 Capital Raise
In February 2019, prior to the Corporate Reorganization, GT Gain Therapeutics SA sold 58,119 shares of Series A Preferred Stock par value CHF 1.00 per share, to certain investors, including beneficial owners of greater than 5% of our capital stock, members of our board of directors and affiliates of members of our board of directors, pursuant to which we issued and sold to such investors an aggregate of 58,119 shares of its Series A Preferred Stock for aggregate gross proceeds of CHF 1,782,500 or USD 1,772,089 (the “February 2019 Capital Raise”) and incurred issuance costs of CHF 20,730 or USD 20,610. The closing of the February 2019 Capital Raise was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The Series A Preferred Stock issued in the February 2019 Capital Raise was sold to “accredited investors,” as defined in Regulation D.
The table below sets forth the aggregate number of shares of Series A Preferred Stock issued to our related parties in the February 2019 Capital Raise:
	Series A Convertible Preferred Stock (#)	Aggregate Purchase Price (CHF)	Aggregate Purchase Price (USD)
Participant(1)
VitaTech SA	20,623	632,500	628,808
3B Future Health Fund S.A.	37,496	1,150,000	1,143,281
(1)	Additional details regarding these stockholders and their equity holdings are provided under the caption “Principal Stockholders.”
Convertible Notes and Conversion
On July 4, 2018, pursuant to convertible loan agreements, TiVenture SA and VitaTech SA granted loans to GT Gain Therapeutics SA in the amounts of CHF 350,000 and EUR 550,000, respectively. As part of the February 2019 Capital Raise, TiVenture SA and VitaTech SA converted their notes into 41,225 shares of Series A Preferred Stock, 14,851 to TiVenture SA and 26,374 to VitaTech SA, respectively.
Investors’ Rights Agreement
In connection with the Corporate Reorganization and the Series B Private Placement, we entered into an Investors’ Rights Agreement (the “IRA”), dated as of July 20, 2020, which provides, among other things, that certain holders of our capital stock, including TiVenture SA, VitaTech SA, Helsinn Investment Fund and Allele Capital Partners, LLC, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Lorenzo Leoni and Marianne Bjørdal, former members of our board of directors, are affiliated with TiVenture SA and VitaTech SA, and Helsinn Investment Fund, respectively. Eric Richman, our Chief Executive Officer and member of our board of directors, is party to the

IRA and affiliated with Allele Capital Partners, LLC. Khalid Islam, a member of our board of directors, and Lorenzo Leoni, a former member of our board of directors, are party to the IRA. See “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights.
Right of First Refusal
In connection with the Corporate Reorganization and the Series B Private Placement, we entered into certain agreements with certain holders of our capital stock, including a right of first refusal and co-sale agreement, dated as of July 20, 2020. Pursuant to the right of first refusal and co-sale agreement, we or our assignees have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. This right will terminate at the consummation of this offering. Khalid Islam, a member of our board of directors, and Lorenzo Leoni, a former member of our board of directors, are party to the right of first refusal and co-sale agreement. Eric Richman, our Chief Executive Officer and member of our board of directors, is party to the right of first refusal and co-sale agreement and affiliated with Allele Capital Partners, LLC. TiVenture SA, VitaTech SA, Helsinn Investment Fund and Allele Capital Partners, LLC, are also party to the right of first refusal and co-sale agreement. Lorenzo Leoni and Marianne Bjørdal, former members of our board of directors, are affiliated with TiVenture SA and VitaTech SA, and Helsinn Investment Fund, respectively.
Voting Agreement
In connection with the Corporate Reorganization and the Series B Private Placement, we entered into certain agreements with certain holders of our capital stock, including a voting agreement, dated as of July 20, 2020 (the “Voting Agreement”). Pursuant to the Voting Agreement, among other things: (i) the stockholders prior to the Corporate Reorganization and Series B Private Placement (the “Gain SA Stockholders”) have the right to nominate three (3) members to our board of directors (the “Gain SA Stockholders’ Nominees”); (ii) our stockholders prior to the Corporate Reorganization and Series B Private Placement (“Gain Stockholders”) shall vote in favor of the election of the Gain SA Stockholders’ Nominees; (iii) Allele Capital Partners, LLC shall have the right to nominate one (1) member to our board of directors (the “Allele Director”), which initially shall be Eric Richman; (iv) the Gain SA Stockholders shall vote in favor of the election of the Allele Director; and (v) the Gain SA Stockholders and the Gain Stockholders will vote in favor of one independent candidate to the board of directors acceptable to the Allele Director and the management of the company, which shall initially be Jeffrey Riley. Upon consummation of this offering, the Voting Agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.
Khalid Islam, a member of our board of directors, and Lorenzo Leoni, a former member of our board of directors, are party to the Voting Agreement. Eric Richman, our Chief Executive Officer and member of our board of directors, is party to the Voting Agreement and affiliated with Allele Capital Partners, LLC. TiVenture SA, VitaTech SA, Helsinn Investment Fund and Allele Capital Partners, LLC, are also party to the Voting Agreement. Lorenzo Leoni and Marianne Bjørdal, former members of our board of directors, are affiliated with TiVenture SA and VitaTech SA, and Helsinn Investment Fund, respectively.
Agreements With Directors and Officers
Relationship with Minoryx
Mr. Islam, one of our founders and Chairman of our board of directors, is the Chairman of the board of Minoryx, the licensor of our proprietary technology and as such there may be times when there is a conflict of interest between us and Minoryx. As consideration for the license grant under the Minoryx License Agreement, we have agreed to pay Minoryx royalties on a product-by-product basis based on the licensed IP used by us, ranging from a high single digit to low single digit percentage of net revenues of products during the royalty term commencing on the effective date of the Minoryx License Agreement and continuing until the 10th anniversary of the first product commercialization. Upon the expiration of the royalty term for a product or service in a country, the license with respect to the product or service, as the case may be, shall become royalty-free, fully-paid, irrevocable and perpetual. In addition to royalties, we will pay Minoryx certain milestones payments of 1.25% of any consideration received by us in the event of a sale of our company or substantially all of our assets, including by merger, change of control, or reorganization. No such transactions took place in 2018, 2019 or 2020.

Directorship Agreements
We have to enter into directorship agreements with each of our directors, pursuant to which such directors will serve on our board of directors. Pursuant to these agreements, each director was granted options under our 2020 Omnibus Plan in the number and terms set out under “Executive and Director Compensation—Gain Therapeutics Inc. 2020 Omnibus Incentive Plan.”
Employment Agreements
We have entered into written employment agreements with certain of our executive officers. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding non-competition, confidentiality of information and assignment of inventions. However, the enforceability of the non-competition provisions may be limited under applicable law. See “Risk Factors—General Company—Related Risks—Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefitting from the expertise of some of our former employees” for a further description of the enforceability of non-competition clauses.
Equity Incentive Plans
For a description of our equity incentive plans with members of our board of directors and executive officers, see “Executive and Director Compensation—Gain Therapeutics Inc. 2020 Omnibus Incentive Plan.”
Indemnification Agreements
We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Policies and Procedures for Related Party Transactions
Our board of directors expects to adopt a written related-party transaction policy, to be effective upon the completion of this offering, setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” will include our executive officers, directors, director nominees, and their immediate family members, and stockholders owning five percent or more of our outstanding common stock and their immediate family members.
The policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DESCRIPTION OF CAPITAL STOCK
General
As of the closing of this offering, after giving effect to the Preferred Conversion, our authorized capital stock will consist of    shares of common stock, par value $0.0001 per share, and    shares of preferred stock, par value $0.0001 per share.
We are selling    shares of common stock in this offering (   shares if the underwriters exercise their over-allotment option in full). All shares of our common stock outstanding upon consummation of this offering will be fully paid and non-assessable.
Based upon the assumed initial public offering price of $   per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after giving effect to the Preferred Conversion, as of December 31, 2020, there were   shares of our common stock outstanding held by   stockholders of record, and no shares of our preferred stock outstanding.
We expect to adopt an Amended Charter and Amended Bylaws in connection with the completion of this offering. The following description of our capital stock and provisions of our Amended Charter and Amended Bylaws are summaries and are qualified by reference to the Amended Charter and Amended Bylaws that will become effective prior to the pricing of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The description of our capital stock reflects changes to our capital structure that will occur upon the closing of this offering.
Common Stock
Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our common stock do not have cumulative voting rights in the election of directors.
Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive our remaining assets available for distribution on a pro rata basis.
All shares of our common stock that will be outstanding at the time of the consummation of the offering will be fully paid and non-assessable. The common stock will not be subject to further calls or assessments by us. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights powers, preferences and privileges of our common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Preferred Stock
No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our Amended Charter authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:
•	the designation of the series;
•
the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption or repurchase rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;
•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.
We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
Registration Rights
The IRA provides that certain holders of our Series B Preferred Stock, including, but not limited to, certain holders of at least 5% of our capital stock and entities affiliated with certain of our directors and officers, have certain registration rights, as set forth below. The registration rights set forth in the IRA will expire one year following the completion of this offering, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period. We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below. The IRA does not provide for any maximum cash penalties or any penalties connected with delays in registering our common stock.
In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. In connection with this offering, we expect that each stockholder that has registration rights will agree not to sell or otherwise dispose of any securities without the prior written consent of BTIG, LLC and Oppenheimer & Co. Inc. for a period of 180 days after the date of this prospectus, subject to certain terms and conditions and early release of certain holders in specified circumstances. See “Shares Eligible for Future Sale—Lock-Up Agreements” for additional information regarding such restrictions.
Demand Registration Rights
After the completion of this offering, the holders of an aggregate of     shares of our common stock will be entitled to certain demand registration rights. At any time beginning on the earlier of July 20, 2023 and six months after the effective date of this registration statement, the holders of at least 50% of our shares of common stock entitled to certain demand registration rights then outstanding may request that we register all or a portion of their shares. Such request for registration must cover securities the aggregate offering price of which, after payment of underwriting discounts and commissions, would exceed $5,000,000 with an offering price per share that would exceed $    . We will not be required to effect more than two registrations on Form S-1 within any 12-month period.
Piggyback Registration Rights
After the completion of this offering, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, in connection with such offering the holders of an aggregate of     shares of our common stock will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration relating to the sale of securities to service providers of the company or a subsidiary pursuant to a stock option, stock purchase or similar plan, (ii) a registration relating to an SEC Rule 145 transaction, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or (iv) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
Form S-3 Registration Rights
After the completion of this offering, the holders of an aggregate of     shares of our common stock will be entitled to certain Form S-3 registration rights. The holders of at least 30% of our shares of common stock entitled to certain Form S-3 registration rights can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate gross proceeds of the shares offered would equal or exceed $3,000,000. We will not be required to effect more than two registrations on Form S-3.
Annual Stockholder Meetings
Our Amended Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law
Our Amended Charter, Amended Bylaws and the DGCL will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Authorized but Unissued Capital Stock
The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the   . These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations
We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Amended Charter does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings
Our Amended Charter will provide that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors. Our Amended Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of our company.
Director Nominations and Stockholder Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Amended Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Amended Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation will provide otherwise. Our Amended Charter will preclude stockholder action by written consent at any time when the Voting Group controls, in the aggregate, less than 30% of the voting power of our stock entitled to vote generally in the election of directors, unless such action is unanimously recommended by the board.
Amendment of Amended and Restated Certificate of Incorporation or Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Upon consummation of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate described above.
The foregoing provisions of our Amended Charter and Amended Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our Amended Charter will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or stockholders to us or our stockholders; (3) any action asserting a claim against us, any director or our officers and employees arising pursuant to any provision of the DGCL, our Amended Charter or our amended and restated bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (4) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Our Amended Charter will further provide that, unless we consent in writing to the selections of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. See “Risk Factors— Risks Related to Our Securities and the Offering—Our Amended Charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.”
Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Amended Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director’s duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.
Our Amended Bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our Amended Charter and Amended Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Indemnification Agreements
We intend to enter into an indemnification agreement with each of our directors and executive officers as described in “Certain Relationships and Related Person Transactions—Indemnification of Officers and Directors.” Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for shares of our common stock will be             .
Listing
We intend to apply to list our common stock on the Nasdaq Global Market under the symbol “GANX.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) that acquires such stock in this offering and that holds such stock as a capital asset (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular Non-U.S. Holder in light of its individual circumstances or the U.S. federal income tax consequences applicable to Non-U.S. Holders that are subject to special rules, such as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, banks or other financial institutions, tax-exempt organizations (including private foundations), U.S. expatriates, broker-dealers and traders in securities or currencies, or Non-U.S. Holders that hold common stock as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment.
This summary is based on provisions of the Code, U.S. Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not describe any U.S. state, local or Non-U.S. income or other tax consequences (including estate, gift and Medicare contribution tax consequences) of owning and disposing of our common stock.
For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a partnership nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes nor any of the following:
•	a citizen or individual resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (a) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisers as to the U.S. federal income tax consequences to them of an investment in our common stock in their particular circumstances.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.
Distributions
Distributions on our common stock will generally be treated as dividends to the extent such distributions are paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any such distributions in excess of our current and accumulated earnings and profits will be treated first as a return of capital to the extent of the holder’s adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock.
The gross amount of dividends paid to a Non-U.S. Holder with respect to our common stock will generally be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be prescribed by an applicable income tax treaty), unless the dividends are effectively connected with the Non-U.S. Holder’s conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). Dividends effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment) will generally not be subject to U.S. withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements (generally, by providing an Internal Revenue Service (“IRS”) Form W-8ECI (or appropriate successor or replacement forms)).

Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis in the same manner in which citizens and residents of the United States are subject to U.S. federal income tax. Corporate Non-U.S. Holders may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.
An eligible Non-U.S. Holder may obtain a reduced rate of withholding under an applicable income tax treaty by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any appropriate successor or replacement forms), as applicable, certifying that it is not a U.S. person as defined under the Code and that it is entitled to benefits under the treaty or, if such Non-U.S. Holder’s common stock is held through certain foreign intermediaries or foreign partnerships, by satisfying the relevant certification requirements of applicable Treasury regulations.
A Non-U.S. Holder eligible for a reduced rate of or exemption from U.S. federal withholding tax may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.
Sale, exchange, or other taxable disposition
A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax with respect to gain recognized on the sale, exchange, or other taxable disposition of our common stock unless
(i)
the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case, the Non-U.S. Holder will be subject to U.S. federal income tax on such gain on a net income basis in the same manner in which citizens or residents of the United States are subject to U.S. federal income tax and, in the case of corporate Non-U.S. Holders, may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

(ii)
in the case of a Non-U.S. Holder that is a non-resident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will generally be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses; or

(iii)
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such Non-U.S. Holder held our common stock and either (a) our common stock was not treated as regularly traded on an established securities market at any time during the calendar year in which the sale, exchange, or other taxable disposition occurs, or (b) such Non-U.S. Holder owns or owned (actually or constructively) more than 5% of our common stock at any time during the shorter of the two periods mentioned above. We believe it is not, has not been and does not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Foreign account tax compliance act (“FATCA”)
Provisions of the Code commonly known as “FATCA” may require withholding at a rate of 30% on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) complies with an intergovernmental agreement between the United States and an applicable foreign country to report such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Treasury Department. We will not pay any additional amounts to holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of this withholding tax on an investment in our common stock.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, TAX ADVICE. THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR A SPECIFIC ANALYSIS OF THE TAX CONSIDERATIONS APPLICABLE TO A PROSPECTIVE HOLDER OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, WHICH ANALYSIS MAY BE COMPLEX AND WILL DEPEND ON THE HOLDER’S SPECIFIC SITUATION. EACH PROSPECTIVE HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSIDERATIONS APPLICABLE TO PROSPECTIVE HOLDERS OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock. No prediction is made as to the effect, if any, future sales of shares, or the availability for future sales of shares, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.
Upon consummation of this offering and after giving effect to the use of proceeds therefrom, we will have outstanding    shares of common stock (or    shares of common stock if the underwriters’ option to purchase additional shares of common stock is exercised in full). The shares of common stock sold in this offering (other than any shares sold pursuant to our directed share program that are subject to “lock-up” restrictions as described under “Underwriting”) will be freely tradable without restriction or further registration under the Securities Act, except for any common stock held by our “affiliates,” as defined in Rule 144, which would be subject to the limitations and restrictions described below.
Registration Statement on Form S-8
We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our 2020 Omnibus Incentive Plan. Any such registration statement on Form S-8 will automatically become effective upon filing. Accordingly, shares of common stock registered under such registration statement will be available for sale in the open market, subject to any vesting restrictions or the lock-up restrictions and Rule 144 limitations applicable to affiliates described below.
Registration Rights
Pursuant to our IRA, after the completion of this offering, the holders of up to     shares of our common stock, or certain transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See “Description of Capital Stock—Registration Rights” for a description of these registration rights. If the offer and sale of these shares of our Common Stock are registered, the shares will be freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.
Lock-Up of Our Common Stock
Pursuant to a Lock-Up Agreement (the “Lock-Up Agreement”), we, all of our directors and officers, and holders of substantially all of our outstanding common stock, have agreed with the underwriters, subject to certain exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired; (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of common stock or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of common stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus (the “Lock-Up Period”), except with the prior written consent of BTIG, LLC and Oppenheimer & Co. Inc. Currently, the underwriters have no current intention to release the aforementioned holders of our common stock from the lock-up restrictions described above. Our Lock-Up Agreement will provide for certain exceptions. See “Underwriting.”
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares of common stock without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the Lock-Up Agreements described above, within any three-month period, a number of shares of common stock that does not exceed the greater of:
•
1% of the number of shares of our common stock then outstanding, which will equal approximately     shares of our common stock immediately after this offering assuming no exercise of the underwriters’ over-allotment option; and

•
the average weekly trading volume of our common stock on the stock exchange on which our shares our listed during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to Lock-Up Agreements with the underwriters as described above and in the section titled “Underwriting” and will not become eligible for sale until the expiration of those agreements.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. BTIG, LLC and Oppenheimer & Co. Inc. are the representatives of the underwriters.
Underwriters	Number of Shares
BTIG, LLC
Oppenheimer & Co. Inc.
National Securities Corporation
Total
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters have an option to buy up to an additional    shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to    additional shares from us.
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $    per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.
We and our officers, directors, and holders of substantially all of our common stock and securities convertible into or exchangeable for our common stock have agreed or will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.
The restrictions described in the immediately preceding paragraph do not apply to certain transfers, dispositions or transactions, including:
(i)
as a bona fide gift or gifts or by will or intestacy upon the death of the holder, provided that any such transfer shall not involve a disposition for value and the donee or donees, beneficiary or beneficiaries, heir or heirs or legal representatives thereof agree to be bound in writing by the restrictions set forth herein and provided further that, in the case of any such transfer by bona fide gift or gifts, no filing under Section 16 of the Exchange Act nor any other public filing or disclosure reporting such transfer of the holder’s shares shall be required or voluntarily made during the Lock-Up Period (other than a filing on

Form 5) and provided further that, in the case of any such transfer by will or intestacy, if the holder is required to file a report under Section 16 of the Exchange Act in connection with such transfer, the holder shall include a statement in such report to the effect that the filing relates to the transfer of securities by will or intestacy;
(ii)
to any trust, partnership, limited liability company or other entity created for the direct or indirect benefit of the holder or the immediate family (as defined below) of the holder, provided that the transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value and provided further that no filing under Section 16 of the Exchange Act nor any other public filing or disclosure reporting such transfer of the holder’s shares shall be required or shall be voluntarily made during the Lock-Up Period (other than a filing on Form 5);

(iii)
to limited partners, members, stockholders, other equity holders or trust beneficiaries of the holder or to any investment fund or other entity that is controlled or managed by or under common control with the holder, or, if the holder is a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a beneficiary of such trust, provided that, in each case, the transferees agree to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and provided further that no filing under Section 16 of the Exchange Act nor any other public filing or disclosure reporting such transfer of the holder’s shares, shall be required or shall be voluntarily made during the Lock-Up Period (other than a filing on Form 5);

(iv)
to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii) above; provided that the transferee agrees to be bound in writing by the restrictions set forth herein and provided further that, unless permitted under clauses (i) above, no filing under Section 16 of the Exchange Act nor any other public filing or disclosure reporting such transfer of the holder’s shares, shall be required or shall be voluntarily made during the Lock-Up Period (other than a filing on Form 5);

(v)
pursuant to an order of a court or regulatory agency or to comply with any regulations related to the holder’s ownership of the Shares; provided, if the holder is required to file a report under Section 16 of the Exchange Act in connection with such transfer, the holder shall include a statement in such report to the effect that the filing relates to the transfer of securities pursuant to an order of a court or regulatory agency or to comply with any regulations related to the ownership of the Shares unless such a statement would be prohibited by any applicable law, regulation or order of a court or regulatory authority;

(vi)
to us as the result of a vesting, conversion, exercise or exchange of any security convertible into or exercisable or exchangeable for shares of common stock pursuant to any existing employee benefit plans described in the Registration Statement, the Pricing Disclosure Package and the Prospectus (in each case, as defined in the Underwriting Agreement), including shares of common stock surrendered or transferred to us in connection with a “cashless” or “net exercise” to cover tax withholding obligations of the holder in connection with such vesting, conversion, exercise or exchange; provided, that any shares of common stock received upon such conversion, exercise or exchange shall be subject to the restrictions set forth herein; and provided further, if the holder is required to file a report under Section 16 of the Exchange Act in connection with such transfer, the holder shall include a statement in such report to the effect that the filing relates to the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for shares of common stock pursuant to existing employee benefit plans and that no securities were sold by the holder and provided further that no other public announcement shall be required or shall be made voluntarily in connection with such transfer;

(vii)
pursuant to a change of control (as defined below) of the company that has been approved by the our board of directors; provided that in the event that the change of control is not completed, the holder’s Shares that are subject to the restrictions contained in this Lock-Up Agreement shall remain so restricted in accordance with the Lock-Up Agreement;

(viii)
in connection with a sale of the holder’s Shares acquired in the Public Offering (other than any company-directed Shares acquired by an officer or director of the company) or in open market transactions after completion of the Public Offering, provided that no filing under Section 16 of the Exchange Act, or other public announcement shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions during the Lock-Up Period;
(ix)	to us immediately prior to effectiveness of the Registration Statement in connection with the Preferred Conversion as described in the Registration Statement;
(x)
if the holder is a corporation, partnership, limited liability company or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the holder, (B) to any investment fund or other entity controlled or managed by the holder or affiliates of the holder, or (C) as part of a distribution by the holder to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders, provided in each case that the transferee agrees to be bound in writing by the restrictions set forth herein, any such transfer shall not involve a disposition for value, and provided further that no filing under Section 16 of the Exchange Act, nor any other public filing or disclosure reporting such transfer of the holder’s shares, shall be required or shall be voluntarily made during the Lock-Up Period (other than a filing on Form 5); and

(xi)	with the prior written consent of the Representatives on behalf of the Underwriters.
In addition, the holder may enter into a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Lock-Up Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the holder or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of the holder’s Common Stock may be made under such plan during the Lock-Up Period.
Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We intend to apply to list our common stock on the Nasdaq Global Market under the symbol “GANX.”
In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the    , in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $    million. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $150,000.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions related to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom, or each a Relevant State, no common shares, or the Shares, have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation); or
(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Shares shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
Each Underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (ii) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (iii) where no consideration is or will be given for the transfer, (iv) where the transfer is by operation of law, (v) as specified in Section 276(7) of the SFA, or (vi) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (ii) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (iii) where no consideration is or will be given for the transfer, (iv) where the transfer is by operation of law, (v) as specified in Section 276(7) of the SFA, or (vi) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS
The validity of the issuance of the shares of common stock offered hereby will be passed upon for Gain Therapeutics, Inc. by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. DLA Piper LLP (US), New York, New York is representing the underwriters.
EXPERTS
The consolidated financial statements of Gain Therapeutics Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, appearing in this prospectus and registration statement have been audited by Ernst & Young AG, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. You can find further information about us in the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may inspect these reports and other information without charge at the SEC’s website (http://www.sec.gov).
Upon the completion of this offering, we will become subject to the informational requirements of the Exchange Act, as amended, and will be required to file periodic current reports, proxy statements and other information with the SEC. You will be able to inspect this material without charge at the SEC’s website. We intend to furnish our stockholders with annual reports containing financial statements audited by an independent accounting firm.
In addition, following the completion of this offering, we will make the information filed with or furnished to the SEC available free of charge through our website (http://www.gaintherapeutics.com) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this prospectus.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Gain Therapeutics, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Gain Therapeutics, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young AG
We have served as the Company’s auditor since 2020.
Lancy - Geneva, Switzerland
February 19, 2021

Gain Therapeutics, Inc
Consolidated Balance Sheets
		As of December 31,
		2020	2019
Assets
Current assets:
Cash and cash equivalents	(Note 4)	7,492,910	303,320
Restricted cash	(Note 4)	11,371	—
Accounts receivable		8,548	8,352
Other current assets	(Note 5)	257,011	117,853
Deferred offering costs		1,217,988	—
Total current assets		8,987,828	429,525

Non-current assets:
Property and equipment, net	(Note 6)	29,633	18,398
Operating lease - right of use assets	(Note 7)	523,080	200,950
Restricted cash	(Note 4)	—	10,380
Long-term deposits		12,152	1,033
Other non-current assets		51,665	—
Total non-current assets		616,530	230,761
Total Assets		9,604,358	660,286

Current liabilities:
Accounts payable	(Note 8)	961,516	154,441
Operating lease liability - current	(Note 7)	122,756	102,107
Other current liabilities	(Note 9)	767,380	250,005
Tax provision		1,070	3,702
Deferred income	(Note 9)	239,483	368,797
Loans-short term	(Note 11)	22,626	—
Total current liabilities		2,114,831	879,052

Non-current liabilities:
Defined benefit pension plan	(Note 10)	171,558	126,629
Operating lease liability – non-current	(Note 7)	400,324	98,843
Loans — long-term	(Note 11)	715,656	—
Long-term deposits		—	5,618
Total non-current liabilities		1,287,538	231,090

Stockholders’ equity (deficit)
Series A Preferred Stock, USD 0.0001 par value; 1,346,390 and 993,440 shares authorized, issued and outstanding as of December 31, 2020 and 2019, respectively		135	99
Series B Preferred Stock, USD 0.0001 par value: 3,366,999 and nil issued and outstanding as of December 31, 2020 and 2019, respectively		337	—
Common Stock, USD 0.0001 par value: 4,022,736 and 2,250,000 issued and outstanding as of December 31, 2020 and 2019, respectively		402	225
Additional paid-in capital		13,388,666	3,088,154
Accumulated other comprehensive loss		(152,698)	(81,163)
Accumulated deficit		(3,457,171)	(1,263,726)
Loss of the period		(3,577,682)	(2,193,445)
Total Stockholders’ equity (deficit)		6,201,989	(449,856)
Total Liabilities and Stockholders’ equity (deficit)		9,604,358	660,286

Gain Therapeutics, Inc
Consolidated Statement of Operations
	For the Years Ended December 31,
	2020	2019	2018
Revenues:
Other income	28,881	41,301	20,609
Total revenues	$28,881	$41,301	$20,609

Operating expenses:
Research and development	(2,259,204)	(1,586,245)	(826,880)
General and administrative	(1,249,126)	(555,165)	(222,047)
Total operating expenses	$(3,508,330)	$(2,141,410)	$(1,048,927)

Loss from operations	$(3,479,449)	$(2,100,109)	$(1,028,318)

Other income (expense):
Interest income/(expenses), net	3,637	(20,540)	(52,477)
Foreign exchange expense, net	(96,484)	(65,682)	(14,964)
Loss before income tax	$(3,572,296)	$(2,186,331)	$(1,095,759)

Income tax	(5,386)	(7,114)	(9,781)

Net Loss	$(3,577,682)	$(2,193,445)	$(1,105,540)

Net loss per ordinary share:
Net loss per share attributable to common stockholders—basic and diluted	$(1.17)	$(0.97)	$(0.49)
Weighted average common shares outstanding—basic and diluted	3,046,355	2,250,000	2,250,000
Pro-forma net loss per share attributable to common stockholders, basic and diluted	(0.61)	(0.68)	—
Pro-forma weighted average number of common shares used in computing pro forma net loss per share attributable to common stockholders – basic and diluted	5,860,140	3,243,440	—

Gain Therapeutics, Inc
Consolidated Statement of Comprehensive Loss
	For the Years Ended December 31,
	2020	2019	2018
Net loss	$(3,577,682)	$(2,193,445)	$(1,105,540)
Other comprehensive loss:
Foreign currency translation	(35,317)	33,564	6,607
Defined benefit pension plan	(36,218)	(117,803)
Other comprehensive loss	(71,535)	(84,239)	6,607
Comprehensive loss	$(3,649,217)	$(2,277,684)	$(1,112,147)

Gain Therapeutics, Inc
Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Gain/(Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	$	$	$	$
Balance as of December 31, 2017	—	—			2,250,000	225	309,517	(3,531)	(158,186)	148,025
Foreign currency translation								6,607		6,607
Net loss									(1,105,540)	(1,105,540)
Balance as of December 31, 2018	—	—			2,250,000	225	309,517	3,076	(1,263,726)	(950,908)
Issuance of Series A Preferred Stock for conversion of loans and accrued interest	412,250	41					1,027,216			1,027,257
Issuance of Series A Preferred Stock, net of issuance costs	581,190	58					1,751,421			1,751,479
Defined pension plan obligation								(117,803)		(117,803)
Foreign currency translation								33,564		33,564
Net loss									(2,193,445)	(2,193,445)
Balance as of December 31, 2019	993,440	99	—	—	2,250,000	225	3,088,154	(81,163)	(3,457,171)	(449,856)
Issuance of Series A Preferred Stock, net of issuance costs	352,950	36					1,091,309			1,091,345
Issuance of Series B Preferred Stock, net of issuance costs			3,366,999	337			8,713,676			8,714,013
Issuance of Common Stock					1,772,736	177				177
Issuance of Warrants							413,887			413,887
Stock Based Compensation							81,640			81,640
Defined pension plan obligation								(36,218)		(36,218)
Foreign currency translation								(35,317)		(35,317)
Net loss									(3,577,682)	(3,577,682)
Balance as of December 31, 2020	1,346,390	135	3,366,999	337	4,022,736	402	13,388,666	(152,698)	(7,034,853)	6,201,989

Gain Therapeutics, Inc
Consolidated Statement of Cash Flows
	For the Years Ended December 31,
	2020	2019	2018
Operating activities:
Net loss	$(3,577,682)	$(2,193,445)	$(1,105,540)
		—
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	9,592	2,571	741
Non-cash interest expense	—	1,278	41,051
Stock based compensation	81,640	—	—
Defined benefit pension expense	8,709	8,826	—

Changes in operating assets and liabilities:
Account receivables	(196)	(8,352)	—
Other current assets	(139,158)	(23,909)	(87,277)
Other non-current assets	(51,665)	—	—
Account payables	395,543	5,108	117,686
Deposit	(11,430)	(377)	4,962
Tax payable	(2,632)	(6,002)	9,704
Other current liabilities	176,357	126,805	124,350
Deferred income	(129,315)	218,988	149,809
Total changes in operating assets and liabilities	237,504	312,261	319,234
Net cash used in operating activities	$(3,240,237)	$(1,868,509)	$(744,514)

Cash flows from investing activities:
Purchase of computers and office equipment	(20,826)	(13,723)	(7,987)
Net cash used in investing activities	$(20,826)	$(13,723)	$(7,987)

Cash flow from financing activities:
Proceeds from convertible notes	—	—	983,778
Proceeds from long-term debts	738,282	—	—
Proceeds from issuance of Series A Preferred Stock, net of issuance costs	1,091,345	1,751,479	—
Proceeds from issuance of Series B Preferred Stock, net of issuance costs	9,127,902	—	—
Proceeds from issuance of common stock	177	—	—
Payment of offering costs	(470,745)	—	—
Net cash provided by financing activities	$10,486,961	$1,751,479	$983,778

Effect of exchange rate changes	(35,317)	$33,564	$6,607
Net increase (decrease) in cash, cash equivalents and restricted cash	$7,190,581	$(97,189)	$237,884
Cash, cash equivalents and restricted cash at beginning of period	313,700	410,889	173,005
Cash, cash equivalents and restricted cash at end of period	$7,504,280	$313,700	$410,889

Supplementary disclosure of cash information:
Cash paid during the year for income taxes	$4,569	$9,437	—

Significant non-cash balance sheet activities:
Conversion of long-term debt to Series A Preferred Stock	$	$(1,006,823)	—
Issuance of warrants in connection with Series B convertible preferred stock	413,887
Deferred offering costs in account payable and accrued expenses	747,243
Deferred offering costs	1,217,988

Notes to the Consolidated Financial Statements
1. Nature of the business and basis of presentation
Operations and business
Gain Therapeutics, Inc. (and together with its subsidiary, the “Company”), was incorporated under the laws of the state of Delaware (U.S.) on June 26 2020. On July 20, 2020, the Company consummated the Corporate Reorganization pursuant to which all of the issued and outstanding common and preferred stock of GT Gain Therapeutics SA, a Swiss company formed in 2017, were exchanged for common stock or preferred stock, as applicable, of Gain Therapeutics, Inc., reflecting a 10:1 stock split. The Corporate Reorganization is accounted for as a recapitalization for accounting purposes, with GT Gain Therapeutics SA resulting in the predecessor entity. As a result of the Corporate Reorganization, GT Gain Therapeutics SA became a wholly-owned subsidiary of Gain Therapeutics, Inc. For periods and at dates prior to the Corporate Reorganization, the consolidated financial statements presented were prepared based on the historical financial statements of GT Gain Therapeutics SA, adjusted to give retroactive effect to the share exchange transactions.
The Company is a biotechnology company developing novel therapies to treat diseases caused by protein misfolding, with an initial focus on rare genetic diseases and neurological disorders. We use our licensed platform, SEE-Tx, to discover novel allosteric sites on misfolded proteins and identify proprietary small molecules that bind these sites, potentially restoring protein folding and treating disease. These small molecule binding sites, away from the protein’s active areas, are called allosteric sites. Targeting the allosteric binding site instead of the active binding site provides superior regulation of misfolded enzymes implicated by disease, is non-competitive with the natural substrate, provides superior drug-like properties and ultimately enhances both safety and efficacy.
Through GT Gain Therapeutics SA, the Company has a representative branch office and lab in Barcelona, Spain, Gain Therapeutics Sucursal en España (the “Branch”). As of December 31, 2020, the Branch had seven employees. The employees in Spain are subject to a national collective labor agreement, Convenio General de la Industria Quimica. National agreements are negotiated collectively between the national associations of companies within a given industry and the respective national unions. As of December 31, 2020, GT Gain Therapeutics SA had six employees in Switzerland and the Company had one employee in the U.S. None of our employees in Switzerland or in the U.S. are represented by labor unions or covered by collective labor agreements.
Risks and uncertainties
The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, those related to the ability to secure additional capital to fund operations, completion and success of clinical testing, compliance with applicable governmental regulations, development by competitors of new technological innovations, dependence on key personnel and protection of proprietary technology. Drug candidates currently under development will require extensive clinical testing prior to regulatory approval and commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s drug development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
Going concern
The Company has evaluated whether there are conditions and events considered in the aggregate that raise substantial doubt about the Company’s ability to continue as a going concern.
The Company’s business model, typical of biotechnology companies developing new therapeutic products that have not reached a balanced income and financial position yet, features negative cash flows. This is due to the fact that, at this stage, costs must be borne in relation to services and personnel, costs are directly connected to research and development activities, and return for these activities is not certain and, in any case, it is expected in forthcoming years. Based on the accounting policies adopted, requiring full recognition of research and development costs in the statement of operations in the year they are incurred, the Company has always reported a loss since its incorporation, and expects to continue to incur significant costs for research and development in the foreseeable future. There is no certainty that the Company will become profitable in the long run.

Through December 31, 2020, the Company has primarily funded its operations with proceeds from a number of capital increases and long-term loans. Therefore, management and the Board of Directors believe that the Company has adequate financial resources to guarantee business operations in the foreseeable future and for at least 12 months from the date of this report. Accordingly, the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
In the event that adequate funds will not be available in the future, the Company may be forced to delay, reorganize or cancel research and development programs, or to enter into financing, licensing or collaboration agreements with unfavorable conditions or waive rights to certain products which otherwise it would not have waived, resulting in negative effects on the activity and on the economic, patrimonial and /or financial situation of the Company.
Basis of presentation
The consolidated financial statements reflect the accounts of the Company, GT Gain Therapeutics SA and its wholly owned branch, Gain Therapeutics Sucursal en España. All intercompany transactions and balances have been eliminated in the preparation of the consolidated financial statements. The consolidated financial statements as of December 31, 2020, represented by the Consolidated Balance Sheet, the Consolidated Statement of Operations, the Consolidated Statements of Changes in Shareholders’ Equity (deficit), the Consolidated Statement of Comprehensive Loss, the Consolidated Statements of Cash Flows and the accompanying Notes, have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), and reflect within the Consolidated Stockholders’ Equity (deficit) the retroactive application of the share exchange transactions that occurred in July 2020 for the period ended December 31, 2019 (refer to Note 13 Common and Preferred Stock for more details). All amounts in the consolidated financial statements are expressed in United States Dollars (USD/$) and disclosed within these explanatory notes in United States Dollars (USD/$) or Swiss Franc (CHF), which are the functional currencies of the Company and its operating subsidiary, GT Gain Therapeutics SA, respectively.
Except for the impacts of consolidation adjustments and the inclusion in the consolidation perimeter of the Company, the consolidated financial statements have been prepared on the same basis as the audited annual financial statements of GT Gain Therapeutics SA (accounting predecessor) as of and for the years ended December 31, 2019 and 2018, and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020, 2019 and 2018.
Segment information
Operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision-maker in deciding how to allocate resources and assess performance. The Company’s chief operating decision-maker, the Chief Executive Officer, oversees the Company’s operations and manages the business as a single operating segment, which is research and development in the pharmaceutical sector with a focus on developing novel therapeutics to treat diseases caused by protein misfolding, such as rare genetic diseases and neurological disorders. Geographically, the research and development activities are mainly performed in Switzerland and Spain. The Company does not consider these geographies to be separate segments.
2. Summary of significant accounting policies
Foreign currency transactions
The Company is incorporated in the United States of America and has operations in Switzerland and Spain. The Company’s functional currency is the USD. The functional currencies of the Company's foreign operations are the local currencies (Swiss Franc in Switzerland and Euro in Spain). Assets and liabilities reported in the Consolidated Balance Sheets are translated into U.S. dollars (the currency in which these financial statements are presented) at the exchange rates applicable at the balance sheet dates and for the Consolidated Statement of Operations accounts at the average exchange rates for the years ended December 31, 2020 and 2019 and 2018. Items representing the share capital and additional paid-in capital are presented at the historical exchange rates. Adjustments resulting from the translation of the financial statements of the Company’s foreign operations into U.S. dollars are excluded from the determination of net income and are recorded in accumulated other comprehensive income/(loss), a separate component of shareholders’ equity (deficit).
Use of estimates
The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including those related to recognition of grant funds, accrued expenses, defined benefit pension liability, warrants and stock-based compensation. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent that material differences arise between the estimates and actual results, the Company’s future results of operations will be affected. The COVID-19 pandemic did not have a significant impact on the Company’s estimates.
Unaudited Pro Forma Information
In the accompanying consolidated statements of operations, the unaudited pro-forma basic and diluted net loss per share attributable to common stockholders for the periods ended December 31, 2020, 2019 and 2018 has been computed using the weighted-average number of common shares outstanding after giving pro-forma effect to the conversion of all outstanding shares of convertible preferred stock into 5,860,140, 3,243,440 and nil shares of common stock, respectively, as if such conversion had occurred at the beginning of the period presented or the date of original issuance of such convertible preferred stock, whichever is later (please refer to Note 16 Net Loss per common share).
Cash and cash equivalents
The Company considers money market, certificates of deposit, time deposit, and other short-term liquid securities with original maturities of three months or less, as cash and cash equivalents.
Concentrations of credit risk
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. Management believes that the Company is not exposed to significant credit risk as the Company’s deposits are held at financial institutions that management believes to be of high credit quality, and historically the Company has not experienced any losses on these deposits.
Accounts Receivable
The Company evaluates the collectability of accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for losses incurred as of the balance sheet date. The Company considers factors such as ability to pay, bankruptcy, credit ratings and payments history. If circumstances related to a counterparty change, estimates of recoverability are further adjusted. There have been no losses incurred on accounts receivable for the period ended December 31, 2020 and 2019, and no allowances recorded as of such periods.
Deferred Issuance Costs
The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred issuance costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred issuance costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations. There were USD 1,217,988 deferred issuance costs as of December 31, 2020.
Property and equipment
Property and equipment are stated at cost, including any accessory and direct costs that are necessary to make the assets fit for use, and adjusted by the corresponding accumulated depreciation.

The depreciation rates recorded in the consolidated financial statements of operations have been calculated by taking into consideration the use, purpose and financial-technical duration of the assets, on the basis of their estimated useful economic lives. The Company believes the above criteria to be represented by the following depreciation rates:
- Equipment & Furniture	12.5%
- Electronic office equipment:	20%
- Leasehold Improvements	based on the terms of the lease
- Laboratory equipment:	15%
Ordinary maintenance costs are entirely attributed to the consolidated statements of operations in the year in which they are incurred. Extraordinary maintenance costs, the purpose of which is to extend the useful economic life of the asset, to technologically upgrade it and/or to increase its productivity or safety for the purposes of the economic productivity of the Company, are attributed to the asset to which they refer and depreciated on the basis of its estimated useful economic life. Amortization of leasehold improvements is computed using the straight-line method based upon the terms of the applicable lease or estimated useful life of the improvements, whichever is less.
Impairment of long-lived assets
In accordance with ASC Topic 360-10-20, “Property, Plant and Equipment,” the Company performs an impairment test whenever events or circumstances indicate that the carrying value of long-lived assets with finite lives may be impaired. Impairment is measured by comparing the carrying value of the long-lived assets to the estimated undiscounted pre-tax cash flows expected to result from the use of such assets and their ultimate disposition. In circumstances where impairment is determined to exist, the Company will write down the asset to its fair value based on the present value of estimated cash flows. To date, no impairments have been identified by management for the years ended December 31, 2020 and 2019.
Patents
Patent-related costs, refer to legal fees incurred in connection with filing and prosecuting patent applications and are expensed as incurred due to uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.
Leases
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016 02, “Leases” (“ASC 842”) to enhance the transparency and comparability of financial reporting related to leasing arrangements. For non-public entities, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, and early adoption is permitted. Under this new lease standard, most leases are required to be recognized on the balance sheet as right-of-use assets and lease liabilities. Disclosure requirements have been enhanced with the objective of enabling financial statement users to assess the amount, timing, and uncertainty of cash flows arising from leases. Prior to January 1, 2019, US GAAP did not require lessees to recognize assets and liabilities related to operating leases on the balance sheets. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize an ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than 12 months.
Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement as well as the depreciation of the right of use asset.
Effective January 1, 2018, the Company adopted ASC 842, using the additional transition method option provided by ASU 2018-11. Under this transition method, we applied the new accounting guidance as of the date of adoption. Upon adoption, a cumulative effect adjustment was not required.
Subsequent to the adoption, the Company determines if an arrangement contains a lease at inception based on whether or not the Company has the right to control the asset during the contract period and other facts and circumstances. The Company is the lessee in a lease contract when it obtains the right to control the asset. Operating lease right of use ("ROU") assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent the Company's obligation to make lease payments arising from the lease, which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date.

Leases with a term of 12 months or less at inception are expensed on a straight-line basis over the lease term in the statement of operations. The Company determines the lease term by assuming the exercise of renewal options that are reasonably certain. Please refer to Note 7 Operating lease. Right of use (“ROU”) assets for further details.
In addition, the Company subleases portions of its office premises in Lugano. Any impairment to the associated right-of-use assets, leasehold improvements, or other assets as a result of a sublease is recognized in the period the sublease is executed and recorded in the statements of operations. The Company recognizes sublease income on a straight-line basis over the sublease terms, reported within other income. Further details around subleases entered into by the Company are included in Note 18 Related Parties.
Accounts Payable
Accounts payable are reported at their nominal amounts due to their short-term maturities. Trade accounts payable are recorded net of trade discounts; cash discounts are recorded at the time of payment.
Payables for Social Securities
Social Security charges are reported in compliance with rules and laws applicable in the countries where our employees work. Charges are accrued in accordance with the policies stipulated and in connection with salaries due for the period.
Accrued expenses
As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued expenses as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time at the date of the preparation of the consolidated financial statements. There may be instances in which payments made to our vendors exceed the level of services provided, and result in prepayment reported under other current assets, which are subsequently expenses in the consolidated statement of operations when the related activity has been performed rather than when the payment is made. To date, there have been no material differences between our estimates of accrued expenses reported at each balance sheet date and the amounts actually incurred.
Pension obligations
The Company operates a defined benefit pension plan (in Switzerland) and defined contribution pension plans (in US, Switzerland and Spain), in accordance with local regulations and practices. These plans are funded by regular contributions made by the employer and the employees to third-party or local governments based on the characteristics of the plan and local laws and regulations. For the defined benefit pension plan, the liability recognized on the consolidated balance sheet is the present value of the defined benefit obligation at the balance sheet date less the fair value of the related plan assets. The overfunded or underfunded status of the defined benefit plans is calculated as the difference between plan assets and the projected benefit obligations. Estimates are used in determining the assumptions incorporated in the calculation of the pension obligations, which is supported by input from independent actuaries. Actuarial gains and losses arising from changes in actuarial assumptions are recognized in the consolidated statement of comprehensive income/(loss) and accumulated in the consolidated statements of shareholders’ equity (deficit). The measurement date used for the Company’s defined benefit pension plan is December 31. For defined contribution pension plans, the Company pays contributions to public pension administrators according to local laws and regulations. The Company has no further payment obligations once the contributions have been paid. The contributions are recognized in the consolidated statement of operations on an accrual basis.
Equity-based Compensation
As of December 31, 2020, the Company has an equity-based compensation plan, which is described more fully in Note 15, Equity Incentive Plan. The Company applies the fair value method of measuring equity-based compensation, which requires an entity to measure the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. The Company has not issued any stock-based awards with performance-or market- based vesting conditions.
The Company recognizes the related costs in the consolidated statement of operations and as additional paid-in capital in the consolidated statement of shareholders’ equity, in accordance with the vesting period during which the award recipients are required to provide services in exchange for the award. The Company accounts for forfeitures as they occur.
Given the absence of an active market for the Company’s common stock, the Company and the Board of Directors estimated the fair value of the Company’s common stock at the grant date determining the estimated fair value of the Company’s equity instruments based on a number of factors, including prices paid for the Company’s convertible preferred stock sold to outside investors in arm’s-length transactions; the Company’s stage of development; the fact that the grants of stock-based awards involve illiquid securities in a private company.
The fair value of each stock option award is estimated on the grant date using the Black-Scholes option pricing model. As there is no public market for its common stock, the Company determined the volatility and the expected term of exercise of the awards granted based on an analysis of data reported by a peer group of similar biopharmaceuticals companies. The Company expects to continue to do so until such time when reliable historical data will be available regarding stock price volatility and term of exercise patterns. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected contractual term of the award. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.
The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. If factors change and management uses different assumptions, share-based compensation expense for stock-based awards granted in the future could be materially different.
Revenue recognition
Since our inception in 2017, we have devoted substantially all of our resources to identifying and developing next-generation brain-penetrant non-competitive small molecules for the treatment of devastating LSDs and CNS indications using our licensed SEE-Tx technology. To date, we do not have any product candidate approved for sale and have not generated any revenue from product sales. We have primarily financed our operations through a combination of sales of our securities and research grants.
On January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue for Contracts with Customers and all the related amendments, and applied it to all contracts that were not completed as of January 1, 2019 using the modified retrospective method. ASC 606 requires entities to recognize revenue as performance obligations are satisfied and when control of promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. In determining when performance obligations are satisfied, the Company considers factors such as contract terms, payment terms and whether there is an alternative future use of the product or service. The adoption of the new standard did not have any impact on the financial statements.
Grants
In 2018 and 2019, our wholly owned subsidiary GT Gain Therapeutics SA received research and development grants from The Michael J. Fox Foundation for Parkinson's Research (MJFF) and The Silverstein Foundation for Parkinson’s and from Innosuisse – Swiss Innovation Agency. Under the terms of the research and development grants awarded, we are entitled to receive reimbursement of our allowable direct expenses.
Contributions from research and development activities under the grants are recorded based on management’s best estimate of the periods in which the related expenditures are incurred and activities performed, and are classified in the consolidated statement of operations as a reduction to research and development expenses, measured according to the time periods during which the research and development activities are carried out and related costs sustained (Please refer to Note 3. Research Grants).

Research and development expenses
The Company expenses all costs incurred in performing research and development activities. Research and development expenses include salaries and other related costs, materials and supplies, preclinical expenses, manufacturing expenses, contract services and other third-party expenses. As part of the process of preparing the consolidated financial statements, the Company is required to estimate accruals for research and development expenses incurred, but not yet invoiced. The Company makes estimates of the accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known at that time. In addition, there may be instances in which payments made to the Company's vendors will exceed the level of services provided and result in a prepayment of the expense, in which case such amounts are reflected as prepaid expenses and other current assets. In accruing service fees, the Company estimates the time period over which services will be performed and the costs to be recognized in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company adjusts the accrual or the amount of prepaid expenses accordingly.
General and administrative expenses
General and administrative expenses consist primarily of salaries, benefits and other related costs, for personnel and consultants in the Company's executive and finance functions. General and administrative expenses also include professional fees for legal, finance, accounting, intellectual property, auditing, tax and consulting services, travel expenses and facility-related expenses, which include allocated expenses for rent and maintenance of facilities and other operating costs not otherwise included in research and development expenses.
Income taxes
The Company accounts for income taxes under the liability method. Under this method deferred income tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities and for operating losses and tax credit carry forwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is recorded if it is “more likely than not” that a portion or all of a deferred tax asset will not be realized.
As of each reporting date, the Company considers existing evidence, both positive and negative, that could impact its view with regards to future realization of deferred tax assets. In consideration of the start-up status of the Company, a full valuation allowance has been established to offset the deferred tax assets, as the related realization is currently uncertain. In the future, should management conclude that it is more likely than not that the deferred tax assets are partially or fully realizable, the valuation allowance will be reduced to the extent of such expected realization, and the corresponding amount will be recognized as income tax benefit in the Company’s consolidated statement of operations.
The Company recognizes tax liabilities from an uncertain tax position if it is more likely than not that the tax position will not be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. There are no uncertain tax positions that have been recognized in the accompanying consolidated financial statements.
Fair value measurements
The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels based on their observability in the market and degree of judgment involved:
•	Level 1 – Quoted prices in active markets for identical assets or liabilities.
•
Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

Net loss per share
Basic net loss per share is computed by dividing the reported net loss by the weighted average number of shares of common stock outstanding during the period. The Company gives consideration to all potentially dilutive impacts, except where the effect of including such securities would be antidilutive. As of December 31, 2020, common stock equivalents consisted of the Series A Preferred Stock, Series B Preferred Stock, Stock Options and Warrants, while as of December 31, 2019, common stock equivalents consisted of the Series A Preferred Stock. Because the Company has reported net losses since inception, these potential impacts would be anti-dilutive, and therefore common stock equivalents have been excluded from the computation, resulting in basic and diluted net loss per share being the same for all periods presented.
Recently issued accounting pronouncements
In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). Part I applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of non-public entities contained within ASC Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. For non-public entities, ASU 2017-11 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. The adoption of No. ASU 2017-11 in the first quarter of 2020 did not have a significant impact on the Company's consolidated financial statements.
In August 2018, the FASB issued No. ASU 2018-13, Fair Value Measurement (Topic 820)—Disclosure Framework (“ASU 2018-13”), which improves the disclosure requirements for fair value measurements. For non-public entities, ASU 2018-13 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for any removed or modified disclosures. The adoption of No. ASU 2018-13 in the first quarter of 2020 did not have a significant impact on the Company's consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes. The new standard is intended to simplify the accounting for income taxes by eliminating certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. For non-public entities, the standard is effective for annual periods beginning after December 15, 2021, with early adoption permitted. Adoption of the standard requires certain changes to primarily be made prospectively, with some changes to be made retrospectively. The Company is currently evaluating the impact that the adoption of ASU 2019-12 will have on its consolidated financial statements.
The FASB issued authoritative guidance that amends guidance on reporting credit losses for financial assets, including available-for-sale marketable securities and any other financial assets not excluded from the scope that result in a contractual right to receive cash. For available-for-sale marketable securities, credit losses should be measured in a manner similar to current generally accepted accounting standards; however, ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, will require that credit losses be presented as an allowance rather than as a write-down. For non-public entities, the standard is effective for annual periods beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-13 will have on its consolidated financial statements.
3. Research Grants
In December 2018 and in February 2019, our wholly owned subsidiary, GT Gain Therapeutics SA, obtained a research grants for a total amount of USD 186,956 from The Michael J. Fox Foundation for Parkinson's Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA to advance its proprietary non-competitive molecular chaperones for Parkinson’s disease and research project “therapeutic target of GCase enzyme in Parkinson’s disease with novel pharmacological chaperones”. Under the terms of the research and development grants awarded, we are entitled to receive reimbursement of our allowable direct expenses. As of December 31, 2020, 2019 and 2018, we recorded as reductions to research and development expenses of USD 98,317, USD 82,986 and nil, respectively. The unrecognized portions of the grants are reported as deferred income on the consolidated balance sheet.
In July 2019, our wholly owned subsidiary, GT Gain Therapeutics SA, announced that, in a consortium with the Institute for Research in Biomedicine, Bellinzone (Switzerland) and Neuro-Sys SAS in Gardanne (France), it obtained a research grant of approximately USD 1,500,000 from Eurostars-2 joint programme, with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency. The contribution attributed to our subsidiary is CHF 386,218, of which CHF 286,787 was already received as of December 31, 2019. The funding will support the development of the drugs portfolio for the treatment of Gaucher Disease, GM1 Gangliosidosis, Mucopolysaccharidosis type 1 and Krabbe. Under the terms of the research and development grants awarded, we are entitled to receive reimbursement of our allowable direct expenses. As of December 31, 2020, 2019 and 2018, we recorded as reductions to research and development expenses of USD 151,230, USD 23,437 and nil, respectively. The unrecognized portions of the grants are reported as deferred income on the consolidated balance sheet.
4. Cash, cash equivalents and restricted cash
The Company considers all short-term, highly liquid investments, with an original maturity of three months or less, to be cash equivalents. The Company’s cash and cash equivalents include short-term highly liquid investments which are readily convertible into cash. These investments relate to money market securities with maturities of three months or less. The Company’s institutional money market accounts permit daily redemption and the fair values of these investments are based upon the quoted prices in active markets provided by the holding financial institutions, which are considered Level 1 inputs in the fair value hierarchy. Given the high liquidity of these securities, their nominal amount approximates the related fair value.
The Company has not experienced any losses in these accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.
Cash, cash equivalents and restricted cash are broken down as follows:
	December 31,
	2020	2019
Cash	$907,255	$303,320
Money Market	$6,585,655	—
Restricted cash	$11,371	$10,380
Restricted cash refers to an amount required under our Lugano office lease agreement and deposited into a restricted bank account as a guarantee for expenses to be incurred in case of damage to the premises noted at the termination of the lease. The lease expires in August 2021, and the deposit has been classified as current asset as of December 31, 2020.
Details of the cash balances as of December 31, 2020 and 2019, broken down by currency in which the funds are denominated, are reported in the following table:
	December 31,
	2020	2019
Cash in CHF	128,074	95,880
Cash in EUR	145,726	179,904
Cash in USD	7,149,386	—

5. Other Current Assets
Other current assets consist of the following:
	December 31,
	2020	2019
Advance to Suppliers	$70,985	$49,812
VAT Credits	47,350	36,563
Tax Credit	10,667	—
Deferred Expenses	128,009	31,478
Total Other current assets	$257,011	$117,853
Advance to suppliers refers to pre-payments made to vendors for future services.
Value added tax (“VAT”) is an indirect tax applicable in Switzerland and Spain.
Tax credit refers to an advance payment on withholding taxes.
Deferred expenses refer to research and collaboration agreements entered into with third parties for research projects that will be recognized as expenses throughout the research period.
6. Property and Equipment, net
Property and equipment consist of the following:
	December 31,
	2020	2019
Computer	$25,436	$8,735
Furniture and fixtures	4,865	4,489
Leasehold improvements	8,889	8,487
Laboratory equipment	3,348	—
Total property and equipment	$42,538	$21,711
Less: accumulated depreciation	(12,905)	(3,313)
Property and equipment, net	$29,633	$18,398
Property and equipment mainly consist of computers and set-up of a conference room in our Spanish office. No disposals, nor impairments occurred during the periods. Depreciation has been calculated by taking into consideration the use, purpose and financial-technical duration of the assets, based on their estimated economic lives.
Depreciation expense for the year ended December 31, 2020, 2019 and 2018 was USD 9,592, USD 2,571 and USD 741, respectively.
7. Operating lease. Right of use (“ROU”) assets
Our leased assets include offices in Lugano and Barcelona and a lab in Barcelona. Our current lease portfolio consists of leases with remaining terms ranging from less than one year to three years. These leases contain options under which we can extend the term from two to five years. Renewal options are excluded from our calculation of lease liabilities unless we are reasonably certain that we will exercise the renewal option. Our lease agreements do not contain residual value guarantees or material restrictive covenants.
Operating leases are reflected on our balance sheet as operating lease ROU assets and the related current and non-current operating lease liabilities. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease agreement. Operating lease ROU assets and liabilities are recognized at the commencement date, or the date on which the lessor makes the underlying asset available for use, based upon the present value of the lease payments over the respective lease term. Lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectations regarding the terms. Variable lease costs such as common area maintenance, property taxes and insurance are expensed as incurred.

As of October 1, 2020, the Company entered into a five-years operating lease agreement with Parc Cientific de Barcelona to lease office space. In connection with the lease, the Company paid a security deposit of EUR 2,544 or USD 3,113 classified as deposit in non-current assets. The Company is required to pay for operating costs, including general services, utilities, and taxes, which are billed monthly based on the Company’s share of the total rentable square footage. These additional charges are considered variable lease costs and are recognized in the period in which the costs are incurred. The first year of the lease agreement is mandatory for both parties. After the first year of the term elapsed, the Company may withdraw giving three months’ written notice.
On December 24, 2020, the Company renewed a five-years operating lease term with Parc Cientific de Barcelona to lease lab and office space. In connection with the lease, the Company paid a security deposit of EUR 6,469 or USD 7,916 classified as deposit in non-current assets. The Company is required to pay for operating costs, including general services, scientific services, utilities, waste management services and taxes, which are billed monthly based on the Company’s share of the total rentable square footage. These additional charges are considered variable lease costs and are recognized in the period in which the costs are incurred. The first two years of the lease agreement are mandatory for both parties. After the first two years of the term has elapsed, the Company may withdraw giving three months’ written notice. The Company accounted for the renewal as a modification of the original agreement and recorded an additional right-of-use asset and corresponding lease liability based on the incremental borrowing rate determined as of the effective date of the modified lease.
Balance Sheet
The breakdown of the significant components of ROU assets and lease liabilities as of December 31, 2020 and 2019 is reported in the table below, together with the discount rate used in order to calculate the net present value of the lease liabilities as of those periods.
	December 31,
	2020	2019
Operating Lease
Operating lease- right of use assets	$523,080	$200,950

Operating lease liability – current	$122,756	$102,107
Operating lease liability – non current	$400,324	$98,843

Weighted average remaining lease term	5 years	2 years
Weighted average discount rate	3.61	5.13
Statement of operations
The components of lease expense were as follows:
	December 31,
	2020	2019	2018
Amortization of right of use assets	117,587	97,590	76,010
Interest of operating lease liability	4,213	11,940	10,792
Maturities
Future minimum lease payments required under lease agreements with remaining non-cancelable lease terms are disclosed in Note. 19 Other Information.
8. Accounts Payable
Accounts payable are reported at their nominal value. Accounts payable refer to amounts due to third parties on outstanding invoices received before year-end for services already provided. As of December 31, 2020 and 2019, accounts payable amounted to USD 961,516 and USD 154,441, respectively. All accounts payable are due in less than

12 months. Details of the vendor outstanding payables as of December 31, 2020 and 2019, broken down by currencies in which they are denominated, are reported in the following table:
	December 31,
	2020	2019
Vendors Payables in CHF	29,423	33,822
Vendors Payables in EUR	202,223	54,850
Vendors Payables in USD	673,600	53,221
9. Other current liabilities and deferred income
Other current liabilities and deferred income consist of the following as of December 31, 2020 and 2019:
	December 31,
	2020	2019
Payable for social securities	$88,334	$38,508
Accrued payroll	294,469	145,883
Accrued expenses	379,270	65,614
Deferred income	239,483	368,797
Deposit	5,307	—
Other Current Liabilities and Deferred Income	$1,006,863	$618,802
Payables for social securities as of December 31, 2020 and 2019 amounted to USD 88,334 and USD 38,508, respectively, and refer to amounts due to social securities and employees withholding tax.
Accrued payroll as of December 31, 2020 and 2019 amounted to USD 294,469 and USD 145,883, respectively, and refers to accruals on year-end bonuses, accrued vacations and extra-hours including social security charges, to be paid to employees.
Accrued expenses as of December 31, 2020 and 2019 amounted to USD 379,270 and USD 65,614, respectively, and refer to invoices to be received from vendors for services performed and not yet billed.
Deferred income for the period ended December 31, 2020 and 2019 amounted to USD 239,483 and USD 368,797, respectively, and mainly refers to research grants received from The Michael J Fox Foundation for Parkinson’s Research (MJFF) and Eurostar. Deferred income will be recognized in the consolidated statement of operations in accordance with the costs sustained.
10. Pension obligations
Net pension obligations related to the Company’s defined pension plan refer only to Swiss employees and as of December 31, 2020 and 2019, can be summarized as follows:
	December 31,
Assumption used for the PBO	2020	2019
End of year funded status:
Fair value of plan assets	477,288	370,190
(Projected benefit obligation)	(648,846)	(496,818)
Funded status	(171,558)	(126,629)
Reconciliation of funded status:
Funded status beginning of the year	(126,629)	—
Expenses	(44,474)	(42,244)
Employer contribution	36,762	33,418
Change in AOCI over the year	(36,218)	(117,803)
Funded status at December 31, 2020	(171,558)	(126,629)

Component of net periodic pension cost:
Services cost	36,597	43,083
Interest cost	947	742
Expected return on plan asset	(3,564)	(1,581)
Amortization of (gains)/losses	10,494	—
Expenses	(44,474)	(42,244)

	December 31,
	2020	2019
Reconciliation of projected benefit obligation:
Projected benefit obligation at January 1	496,819
Service cost	39,013	43,083
Employee contribution	25,770	22,280
Interest Cost	1,009	742
Benefit payments	48,365	323,742
(Gain)/loss on financial assumption	4,378	20,557
(Gain)/loss on experience	33,491	86,415
Projected benefit obligation at December 31	648,846	496,819
Reconciliation of fair value of plan assets:
Fair value at January 1	370,190	—
Expected return on plan assets	3,800	1,581
Gain/(loss) on plan assets	(9,495)	(10,831)
Emplyer contribution	38,658	33,418
Employee contribution	25,770	22,280
Benefit payments	48,365	323,742
Fair value at December 31	477,288	370,190
	December 31,
	2020	2019
Change in net(gain)/loss:
(Gain)/loss at beginning of year	117,803
(Gain)/loss on PBO during year	37,902	106,972
(Gain)/loss on assets during year	9,454	10,831
Amortization of gain/(loss)	(11,138)
(Gain)/loss at end of year	154,021	117,803
Change in accumulated other comprehensive income (AOCI):
AOCI at beginning of year	117,803
Net gain/(loss) amortized	(11,138)
(Gain)/loss on PBO during the year	37,902	106,972
(Gain)/loss on assets during the year	9,454	10,831
Total AOCI at end of year	154,021	117,803
The assumptions used in the determination of the benefit obligation and the plan assets for the pension plans and the pension obligation were as follows:
	December 31,
	2020	2019
Financial Assumptions (%pa)
Discount rate	0.15%	0.20%
Interest credit rate / ERoA	1,00%	1,00%
Salary increases	1,00%	1,00%
Pension increases	0,00%	0,00%
Demographic Assumptions
Lump-sum option	25%	25%
Retirement age	65/64	65/64
Proportion married	.80%	.80%
Allowance for child pensions	5% loading on risk benefits	5% loading on risk benefits
Mortality base table	. BVG 2015	. BVG 2015
Mortality improvement	CMI 2016 (1.25%)	CMI 2016 (1.25%)
Turnover	. BVG 2015	. BVG 2015
Disability	80% BVG 2015	80% BVG 2015

11. Loans
In March 2020, the Company obtained a CHF 14,600 (USD 16,516) five-year loan. The loan has zero interest and is due at maturity on March 31, 2025. The loan is guaranteed through joint and several sureties by the Swiss government. The loan is part of the infrastructure put in place by the Federal Council and Swiss Parliament in view of the economic consequences of the coronavirus.
In August 2020, the Company obtained a CHF 638,000 (USD 699,139) nine-year loan. The loan has zero interest. The loan is due in quarterly installments of CHF 20,000, with payments commencing on December 31, 2021 and ending on September 30, 2029. The loan is part of the infrastructure put in place by the Federal Council and Swiss Parliament in view of the economic consequences of the coronavirus.
Loans granted do not bear interest and no issuance costs have been borne. As such they have been accounted for at face value, which is deemed to approximate the related fair value.
12. Fair value measurement
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.
The carrying amounts of the Company’s cash and cash equivalents, including money market funds, restricted cash and financial liabilities are considered to be representative of their respective fair values because of the short-term nature and the contractual terms of those instruments. The fair values of money market funds are based upon the quoted prices in active markets provided by the holding financial institution, which are considered Level 1 inputs in the fair value hierarchy according to ASC820.
There have been no changes to the valuation methods utilized by the Company, nor were there transfers between levels of the fair value hierarchy.
For financial instruments represented by short-term receivables and payables, for which the present value of future cash flows does not differe significantly from the carrying value, the Company assumes that carrying value is a reasonable approximation of the fair value.
13. Common and Preferred Stock
As of December 31, 2019, prior to the retrospective application of the Corporate Reorganization, the authorized capital stock of our wholly-owned subsidiary, GT Gain Therapeutics SA, consisted of 225,000 shares of common stock, par value CHF 1.00 per share, and 99,344 shares of Series A Preferred Stock, par value CHF 1.00 per share.
On February 17, 2020, prior to the Corporate Reorganization, our wholly-owned subsidiary, GT Gain Therapeutics SA, concluded a capital increase, amounting to CHF 1,082,500 or USD 1,101,898 through the issuance of 35,295 shares of Series A Preferred Stock, par value CHF 0.0001 per share to our current shareholders and incurred issuance costs of CHF 10,368 or USD 10,553. The capital increase was recorded in the company’s consolidated statement of shareholders’ equity, with USD 36 as Series A Preferred Stock and USD 1,091,309 as additional paid-in capital.
Following the incorporation of the Company and prior to the Corporate Reorganization, the Company issued an aggregate of 1,772,736 shares of common stock at par value USD 0.0001. The aggregate gross proceeds from the offering were USD 177, recorded as an increase of common stock within shareholder’s equity (deficit).
On July 20, 2020, in connection with the Corporate Reorganization, each holder of GT Gain Therapeutics SA’s equity interests contributed, transferred, granted, assigned and delivered to Gain Therapeutics, Inc. all of its right, title and interest in and to all GT Gain Therapeutics SA’s equity interests owned by such holder, which resulted in exchanging 225,000 shares of common stock and 134,639 shares of Series A Preferred Stock in GT Gain Therapeutics SA with an aggregate of 2,250,000 shares of common stock and 1,346,390 shares of Series A Preferred Stock issued by Gain Therapeutics, Inc. The amounts of common stock and Series A Preferred Stock disclosed for the period ended December 31, 2019 have been retrospectively adjusted to reflect the share split.
On July 20, 2020, the Company completed a private placement of 3,366,999 shares of Series B Preferred Stock, par value USD 0.0001, at a purchase price of USD 2.97 per share. The aggregate gross proceeds from the offering were USD 9.9 million. The private placement offering costs amounted to USD 878 thousand.

As of December 31, 2020 the Company is authorized to issue 50 million shares of common stock and 10 million shares of Preferred Stock, and there were 4,022,736 shares of common stock, par value USD 0.0001 per share, 1,346,390 shares of Series A Preferred Stock, par value USD 0.0001 per share and 3,366,999 shares of Series B Preferred Stock, par value USD 0.0001 per share, issued and outstanding.
The Series A Preferred Stock have the following characteristics:
Voting
The Series A Preferred Stock votes together with the Series B Preferred Stock and the Common Stock on an as-converted basis, and not as a separate class, except as required by law.
Dividends
Dividends will be paid on the Series A Preferred Stock on an as-converted basis when and if declared by the Board of Directors in its discretion, after the Series B Preferred Stock is paid its dividend and prior to any payment to the holders of Common Stock.
Conversion Rights
The Series A Preferred Stock, at the option of the holder, at any time and from time to time, converts on a 1:1 basis to common stock, subject to adjustments for stock splits, stock dividends and other similar events and is subject to anti-dilution price protection upon the issuance of additional securities under certain circumstances.
Each share of Series A Preferred Stock will automatically convert into common stock upon the (i) closing of a Qualifying IPO (an underwritten public offering of not less than $20,000,000 with a pre-transaction valuation of at least $50,000,000) or a Qualifying Reverse Merger (a merger that results in the surviving company being listed on the Nasdaq or the NYSE and holding unencumbered net cash of not less than $15,000,000 at the closing) or (ii) the date and time , or upon occurrence of an event, specified by vote or written consent by holders of a majority of the outstanding shares of Series B Preferred Stock and a majority of the outstanding shares of Series A Preferred Stock.
Liquidation Preference
In the event of any (i) liquidation, dissolution or winding up of the Company or (ii) a Liquidation Event (defined as (x) a merger or consolidation (other than one in which stockholders of Holdings own a majority by voting power of the outstanding shares of the surviving or acquiring corporation and other than a reincorporation merger) or (y) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of Holdings), the holders of Series A Preferred Stock then outstanding after the payment in full of the Series B Preferred Stock and before any payment shall be made to the holders of the common stock shall be entitled to be paid in an amount equal to their initial investment, plus accrued dividends on each share of Series A Preferred Stock (or, if greater, the amount that the Series A Preferred would have received on an as-converted basis) and any remaining proceeds will be distributed next to holders of common stock.
The Series B Preferred Stock have the following characteristics:
Voting
The Series B Preferred Stock votes together with the Series A Preferred Stock and the Common Stock, on an as converted basis.
Dividends
Dividends will be paid on the Series B Preferred Stock on an as-converted basis when and if declared by the Board of Directors in its discretion, prior to dividends being paid on the Common Stock or Series A Preferred Stock
Conversion Rights
The Series B Preferred Stock, at the option of the holder, at any time and from time to time, converts on a 1:1 basis to Common Stock, subject to adjustments for stock splits, stock dividends and other similar events and is subject to anti-dilution price protection upon the issuance of additional securities under certain circumstances.

Each share of Series B Preferred Stock will automatically convert into common stock upon (i) the closing of a Qualifying IPO (an underwritten public offering of not less than $20,000,000 with a pre-transaction valuation of at least $50,000,000) or a Qualifying Reverse Merger (a merger that results in the surviving company being listed on the Nasdaq or the NYSE and holding unencumbered net cash of not less than $15,000,000 at the closing) or (ii) the date and time, or upon occurrence of an event, specified by vote or written consent by holders of a majority of the outstanding shares of Series B Preferred Stock and a majority of the outstanding shares of Series A Preferred Stock.
Liquidation Preference
In the event of any (i) liquidation, dissolution or winding up of the Company or (ii) a Liquidation Event (defined as (x) a merger or consolidation (other than one in which stockholders of Holdings own a majority by voting power of the outstanding shares of the surviving or acquiring corporation and other than a reincorporation merger) or (y) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of Holdings), the proceeds will be paid first to each Series B Preferred stockholder in an amount equal to their initial investment, plus accrued dividends on each share of Series B Preferred Stock (or, if greater, the amount that the Series B Preferred would have received on an as-converted basis). The balance of any proceeds will be next distributed to holders of the Series A Preferred Stock in an amount equal to their initial investment, plus accrued dividends on each share of Series A Preferred Stock (or, if greater, the amount that the Series A Preferred would have received on an as-converted basis) and any remaining proceeds will be distributed next to holders of common stock.
14. Warrants
In connection with the issuance of the Series B Preferred Stock through a private placement, the Company issued equity-classified warrants to designees of the placement agent to purchase an aggregate of 269,360 shares of our common stock at an exercise price of $4.46 per share, valued in the aggregate at USD 413,887 and included in the issuance costs of the Series B Preferred Stock. The warrants vested immediately upon issuance, provide for a cashless exercise right and are exercisable for a period of five years from July 20, 2020. As of December 31, 2020, no warrants were exercised or exchanged.
The fair value of the warrants is estimated using the Black-Scholes option pricing model with the following assumptions:
Volatility	75%
Expected term (years)	5
Risk-free interest rate	0.28
Expected dividend yield	—
15. Equity Incentive Plan
The Company’s Equity Incentive Plan, adopted by the Board in September 2020, consists of the 2020 Omnibus Incentive Plan (the “2020 Omnibus Plan”). The 2020 Omnibus Plan provides for the granting of equity-based awards to our named executive officers, other employees, consultants and non-employee directors at a price to be determined by the Board of Directors. The 2020 Omnibus Plan is intended to encourage ownership of stock by employees and consultants of the Company and to provide additional incentives for them to promote the success of the Company’s business. The maximum number of shares to be issued under the 2020 Omnibus Plan is to 1,310,000. The 2020 Omnibus Plan expires after ten years, unless terminated prior to that date by the Board of Directors. The Board of Directors is responsible for determining the individuals to be granted options, the number of options each individual will receive, the option price per share, and the exercise period of each option. No option will have a term in excess of 10 years. The exercise price for a stock option awarded under the 2020 Omnibus Plan shall not be less than the fair market value of the Company’s common stock on the date of the grant. The vesting schedule for options granted pursuant to the 2020 Omnibus Plan generally consists of one-third of the options vesting on the first-year anniversary of the date of grant, with the remaining two-thirds vesting in equal installments on a monthly basis thereafter for the next two years. The options may be exercised in whole or in part for 100% of the shares vested at any time after the date of grant.

Stock Option Grants
The following tables summarize stock option activity under the 2020 Omnibus Plan:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Years	Aggregate Intrinsic Value
Options outstanding at December 31, 2019	—	—	—	—
Granted	488,000	2.97	9.7	—
Exercised	—	—	—	—
Cancelled/Forfeited	—	—	—	—
Options outstanding at December 31, 2020	488,000	2.97	9.7	—
	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Years Remaining on Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2.97	488,000	9.7	$2.97	—	—
As of December 31, 2020, the total unrecognized compensation cost related to non-vested stock options granted was USD 957,250, and is expected to be recognized over 4 years.
The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options on the date of grant. The Black-Scholes option pricing model takes into account variables such as volatility, dividend yield rate, and risk-free interest rate. The computation of expected volatility is based on the volatility of a representative group of companies with similar characteristics, including stage of product development and life science industry focus. In estimating the expected term of an award, we use the simplified method as allowed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, as we do not have sufficient historical exercise data to provide a reasonable basis, and also consider relevant peer group data that we believe is a representative sample of similar companies as a comparative measure. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock. The Company’s policy is to account for forfeitures when they occur.
Because there is no public market for our common stock, the Board of Directors determined the fair value of the common stock at the grant date based on prices paid for the Company’s Series B Preferred Stock, which the Company sold to outside investors in an arm’s-length transaction, pursuant to which 3,366,999 shares of Series B Preferred Stock were issued at a price per share of USD 2.97 and gross proceeds amounted to USD 9.9 million.
The weighted average fair value and assumptions used to determine the fair value of stock options granted is as follows:
Volatility	80%
Expected term (years)	7
Risk-free interest rate	0.67
Expected dividend yield	—
Each of these inputs is subjective and generally requires significant judgment to determine. The weighted average grant-date fair value per share of options granted during 2020 was USD 2.13.
Total stock-based compensation expense is recognized for stock options granted to employees and non-employees and has been reported in the Company’s consolidated statements of operations and comprehensive loss as follows (in USD):
	For the Year Ended December 31,
	2020	2019	2018
Research and development	57,049	n/a	n/a
General and administrative	24,591	n/a	n/a
Total stock-based compensation	81,640	n/a	n/a

16. Income taxes
The Company is subject to taxation in the U.S., Switzerland and in Spain. Taxes are recorded on an accrual basis and represent the allowances for taxes paid or to be paid for the year, calculated according to the current enacted rates and applicable laws. The Company has accumulated net losses since inception in Switzerland and in the U.S. and has not recorded an income tax provision or benefit for federal and cantonal tax in Switzerland and for the United States (U.S.) federal and state income taxes during the year ended December 31, 2020 and 2019. The Company report a tax provision for corporation taxes due to the Spanish tax authorities pertaining to our branch Gain Therapeutics Sucursal en España. Spanish corporate income taxes have been computed based on an effective tax rate of 25%, which represents the statutory tax rate, as no discrete items were noted in the computation of income taxes.
For financial reporting purposes, loss before income taxes provision includes the following components:
	For the Year Ended December 31,
	2020	2019	2018
Domestic	$(623,667)	$—	$—
Foreign	(2,948,629)	(2,186,331)	(1,095,759)
Total	$(3,572,296)	$(2,186,331)	$(1,095,759)
Following were the components of income tax expense provision for the years ended December 31, 2020, 2019 and 2018:
	For the Year Ended December 31,
	2020	2019	2018
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	5,386	7,114	9,781
Deferred:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total	$5,386	$7,114	9,781
The breakdown of domestic and foreign NOLs and related DTAs are reported in the following table:
	For the Year Ended December 31,
	2020	2019	2018
	USD	USD	USD
Total NOLs (foreign) – GT Gain Therapeutics SA	(6,076,187)	(3,660,197)	(1,369,510)
NOLs (domestic) – Gain Therapeutics, Inc.	(532,209)	—
Total NOLs	(6,608,396)	(3,660,197)	(1,369,510
Deferred tax assets related to:
Net operating losses carried forward (foreign)	1,111,942	669,816	250,620
Net operating losses carried forward (domestic)	146,451	—	—
Other temporary differences	22,465	—	—
Total deferred tax assets	1,280,858	—	—
Deferred tax liabilities	(2,682)	—	—
Valuation allowance	(1,278,176)	(669,816)	(250,620)
Net Deferred tax assets	—	—	—
According to Swiss tax law, the NOLs can be carried forward for seven years and will begin to expire commencing from 2025 for the NOLs generated in 2017.
According to the Coronavirus Aid, Relief and Economic Security Act (also known as the CARES Act), U.S. NOLs generated in a taxable year beginning after December 31, 2017 can be carried forward for an indefinite period and are subject to an 80% limitation on taxable income in any tax period.
Due to uncertainty regarding the realization of our deferred tax assets, full valuation allowance has been posted as of December 31, 2020, 2019 and 2018.

Deferred tax assets require an assessment of both positive and negative evidence when determining whether it is more likely than not that they can be recovered. Such assessment is made on a jurisdiction-by-jurisdiction basis. The Company’s assessment includes an evaluation of cumulative losses, future sources of taxable income, exclusive of reversing temporary differences, and risks and uncertainties related to our business.
As of December 31, 2020 and 2019, the Company has determined that there is not sufficient evidence that the Company will be able to realize the benefits of the domestic and foreign deferred tax assets. Accordingly, the Company continues to maintain a full valuation allowance on the Company’s domestic and foreign deferred tax assets until sufficient positive evidence will exist to support the reversal of the valuation allowance.
As of December 31, 2020, and 2019, the Company had no uncertain tax positions and, therefore, had no accrued interest or penalties related to such uncertain tax positions. There are no changes expected to occur in the next 12 months with respect to the status of the Company’s uncertain tax positions.
The Company files income tax returns in Switzerland, Spain and in the United States. The foreign, federal and state income tax returns are subject to tax examinations for the tax years ended 2018 through 2020. The Company is currently not under examination by any tax authorities.
17. Net loss per common share
Basic net loss per common share is computed by dividing the net loss available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. The other outstanding qualifying securities had no impact on the computations for the years ended December 31, 2020, 2019 and 2018 since such instruments would have resulted in antidilutive impacts given the net losses reported for those periods.
The Company elected to report pro-forma net loss per share figures assuming the conversion of all of its preferred stock into common stock, which will occur upon the occurrence of certain events (refer to Note 13 Common and Preferred Stock for details). The accompanying consolidated financial statements and notes to the consolidated financial statements give retroactive effect to the stock split for the period ended December 31, 2019.
	December 31,
	2020	2019	2018
Numerator:
Net loss attributable to common stockholders	(3,577,682)	(2,193,445)	(1,105,540)

Denominator:
Weighted-average number of common shares used in computing net loss per share attributable to common stockholders - basic and diluted	3,046,355	2,250,000	2,250,000
Pro forma adjustment to reflect assumed conversion of convertible preferred stock into common stock	2,813,785	993,440	—
Pro forma weighted-average number of common shares used in computing pro forma net loss per share attributable to common stockholders - basic and diluted	5,860,140	3,243,440	—
Pro forma net loss per share attributable to common stockholders - basic and diluted	(0.61)	(0.68)	—
18. Related Parties
Related Parties
In September 2018, we entered into a sublease with TiVenture, one of our current shareholders, to sublease 28 square meters of our office spaced located in Lugano in Via Pietro Peri 9D plus access to the conference room and services. The sublease ends on August 31, 2021. The annual rental fee and additional expenses for USD 17,858 is recorded as other income in the consolidated statements of operations.
In September 2018, we entered into a sublease with VitaTech, one of our current shareholders, to sublease 20 square meters of our office spaced located in Lugano in Via Pietro Peri 9D plus access to the conference room and services. The annual rental fee and additional expenses for USD 8,023 and it is recorded as other income in the consolidated statements of operations. The sublease ended as of December 31, 2020.

Dr. Khalid Islam, the Chairman of our Board of Directors, shareholders and founder of the Company, is currently the Chairman of the board of directors of Minoryx, and therefore Minoryx is considered a related party. In December 2017, the Company entered into an exclusive worldwide, royalty-bearing, assignable, transferable license agreement with Minoryx Therapeutics SL to use and exploit Minoryx’s IP and into an exclusive worldwide, royalty-bearing, assignable, transferable sublicense agreement with Universitat de Barcelona and Institucio Catalana Recerca Estudis Avancats in order to be able to develop its business, directly or indirectly, through sub-licensing to third parties or any other way of operation. According to the Minoryx License Agreement, the Company shall pay to Minoryx as royalties:
•	an amount equal to 8% of (i) net revenues with regard to products that would infringe (a) at least one composition of matter claim or (b) Minoryx molecules and (ii) sublicensing revenues;
•	an amount equal to 3% of net revenues with regard to products that would infringe at least (a) one method of claim or (b) Minoryx know-how.
In addition to royalties, the Company shall pay Minoryx certain milestones payments of 1.25% of any consideration received in the event of a sale of the Company or substantially all of the assets, including by merger, change of control, or reorganization.
As of December 31, 2020 and 2019, there were no receivables outstanding versus Minoryx. As of December 31, 2020 and 2019 there were USD 7,915 and nil payable to Minoryx as reimbursement of a deposit. For the year ended December 31, 2020, 2019, and 2018, there were no expenditures and nil, nil and USD 11,655 income from Minoryx.
TiVenture is one of our current shareholders and owns 750,000 shares of common stock and 220,240 shares of Series A Preferred Stock. Lorenzo Leoni, a Managing Partner in TiVenture, is a former Board of Directors.
VitaTech is one of our current shareholders and owns 563,710 shares of Series A Preferred Stock. Lorenzo Leoni, a Managing Partner in VitaTech, is a former Board of Directors.
In connection with our Series B Private Placement, the Company entered into a non-exclusive strategic advisory agreement with Allele Capital Partners LLC (“Allele”), a strategic advisory and investment firm, at USD 10,000 per month. Certain individuals affiliated with Allele are also registered representatives (but non-controlling persons) of Placement Agent, and own 1,772,736 shares of the Company’s common stock and 269,360 warrants (see Note 14 Warrants). Mr. Eric Richman, our Chief Executive Officer, member of our board of director and owner of 223,743 shares of common stock and 16,386 shares of Series B Preferred Stock of the Company, is also affiliated with Allele. As of December 31, 2020 we recorded strategic advisory expenses for USD 50,000 and no outstanding liabilities exist with respect to Allele. The agreement with Allele will terminate upon the successful completion of this transaction.
	December 31,
	2020	2019
Accounts Receivable
From TiVenture	$6,556	$4,696
From VitaTech	1,992	2,417

Current liabilities
Deferred income
Due to TiVenture	$4,584	$3,006
Due to VitaTech	272	1,373

Other current liabilities
Deposit due to TiVenture	$3,294
Deposit due to VitaTech	1,504

Non Current Liabilities
Deposit due to TiVenture		$3,158
Deposit due to VitaTech		1,442

	For the Years Ended December 31
	2020	2019	2018
Other Income
TiVenture	$17,858	—	—
VitaTech	8,023	$13,734
Minoryx	—	—	11,655
Operating Expenses
Allele Capital Partners	50,000	—	—
19. Other Information
Own Shares
The Company does not hold, either directly or indirectly, its own shares and in these periods has not purchased or alienated its own shares
Commitments
The following table summarizes our obligations by contractual maturity as of December 31, 2020:
In thousand /USD	Total	2021	2022	2023	2024	2025	2026 and thereafter
Loans	738	23	90	90	91	107	337
Operating lease commitments	612	155	116	116	116	109	—
Collaborative agreements	509	411	84	14	—	—	—
Total	1,859	589	290	220	207	216	337
20. Significant events after the balance sheet date
Subsequent events have been evaluated through February 19, 2021, the date these consolidated financial statements were available for issuance. No significant events have occurred after December 31, 2020.

    Shares

Common Stock
PRELIMINARY PROSPECTUS

BTIG	Oppenheimer & Co.

National Securities Corporation
   , 2021
Through and including    , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to any unsold allotment or subscription.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Expenses of Issuance and Distribution
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee:
Expenses of Issuance and Distribution ($ thousands)	Amount to be Paid
SEC registration fee	$ *
FINRA filing fee	*
Exchange listing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky fees and expenses	*
Transfer agent and registrar fees and expenses
Miscellaneous	*
Total	$*
*	To be completed by amendment
Item 14.	Indemnification of Directors and Officers
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain such a provision.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our amended and restated certificate of incorporation and amended and restated bylaws will contain such a provision.
We have in effect a directors and officers liability insurance policy indemnifying our directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act and the Exchange Act. We pay the entire premium of this policy.
We intend to enter into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections.
These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities
Since three years before the date of the initial filing of this registration statement, the Registrant has sold the following securities without registration under the Securities Act:
In February 2019, GT Gain Therapeutics SA, our wholly-owned subsidiary, sold an aggregate of 58,119 shares of its Series A preferred stock at a purchase price of EUR 26.67 per share for an aggregate purchase price of EUR 1.55 million.
In February 2020, GT Gain Therapeutics SA, our wholly-owned subsidiary, sold an aggregate of 35,294 shares of its Series A Preferred Stock at a purchase price of EUR 26.67 per share for aggregate gross proceeds of EUR 0.9 million.
In July 2020, the Registrant sold an aggregate of 3,367,003 shares of its Series B preferred stock at a purchase price of $2.97 per share for an aggregate purchase price of $10 million.
In July 2020, the Registrant issued warrants to purchase 269,360 shares of our common stock, or 8% of the number of shares of common stock underlying the Series B Preferred Stock sold in the July 2020 offering at an exercise price equal to $4.46.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
For a complete description of the transactions described in this Item 15, see “Certain Relationships and Related Party Transactions” in the accompanying prospectus.
Item 16.	Exhibits and Financial Statement Schedules
(a)	Exhibits.
A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.
(b)	Financial Statement Schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17.	Undertakings
The undersigned Registrant hereby undertakes to provide to the underwriters at the completion specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:
(a)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit Number	Description
1.1	Form of Underwriting Agreement(a)
3.2	Form of Amended and Restated Certificate of Incorporation(a)
3.3	Form of Amended and Restated By-Laws(a)
4.1	Form of Specimen common stock certificate(a)
4.2	Investors’ Rights Agreement, dated as of July 20, 2020, by and among Gain Therapeutics, Inc. and certain holders of its capital stock
5.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP(a)
10.1	Form of Indemnification Agreement for Officers and Directors(a)(b)
10.2	2020 Omnibus Incentive Plan(a)(b)
10.3	Minoryx Agreement between Minoryx Therapeutics, S.L. and GT Gain Therapeutics SA
10.4	Executive Employment Agreement, effective as of July 20, 2020, between Gain Therapeutics, Inc. and Eric I. Richman(b)
10.5	Executive Employment Agreement, effective as of August 13, 2020, between Gain Therapeutics, Inc. and Manolo Bellotto(b)
10.6	Consulting Agreement effective as of September 1, 2019, between GT Gain Therapeutics S.A. and Sal Calabrese
10.7	Consulting Agreement effective as of September 1, 2019, between GT Gain Therapeutics S.A. and Sal Calabrese
10.8	Executive Employment Agreement, effective as of November 2, 2020, between Gain Therapeutics, Inc. and Salvatore Calabrese(b)
10.9	Form of Directorship Agreement(a)
10.10	Form of Exchange Agreement
10.11	Form of Placement Agent Warrant
21.1	List of Subsidiaries of the Registrant
23.1	Consent of Ernst & Young AG
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)(a)
24.1	Power of Attorney (included in signature page)
(a)	To be filed by amendment.
(b)	Management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on the 19th day of February, 2021.
GAIN THERAPEUTICS, INC.

By:	/s/ Eric Richman
Name: Eric Richman
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Eric Richman and Salvatore Calabrese, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this registration statement and (ii) any registration statement or post-effective amendment thereto to be filed with the United States Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Eric Richman	Chief Executive Officer and Director (Principal Executive Officer)	February 19, 2021
Eric Richman

/s/ Salvatore Calabrese	Chief Financial Officer (Principal Financial and Accounting Officer)	February 19, 2021
Salvatore Calabrese

/s/ Khalid Islam	Founder and Chairman	February 19, 2021
Khalid Islam

/s/ Dov Goldstein	Director	February 19, 2021
Dov Goldstein

/s/ Hans Peter Hasler	Director	February 19, 2021
Hans Peter Hasler

/s/ Gwen Melincoff	Director	February 19, 2021
Gwen Melincoff

/s/ Claude Nicaise	Director	February 19, 2021
Claude Nicause

/s/ Jeffrey Riley	Director	February 19, 2021
Jeffrey Riley